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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)

Preferred shares of Gerdau S.A., without par value(3)	148,313,110	US$12.31	US$1,825,734,384	US$211,967.77

(1)
Includes preferred shares (which may be represented by American Depositary Shares) that the underwriters may purchase upon exercise of options solely to cover over allotments, if any, and preferred shares (which may be represented by American Depositary Shares) that are to be initially offered in the United States and other countries outside Brazil.

(2)
Estimated solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices for the registrant's American Depositary Shares of the New York Stock Exchange on March 21, 2011, in accordance with Rule 457(r) and Rule 457(c), in each case, under the Securities Act.

(3)
The preferred shares may be represented by American Depositary Shares, each of which represents one preferred share, evidenced by American Depositary Receipts, issuable on deposit of preferred shares, which have been registered pursuant to a separate registration statement on Form F-6.

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 23, 2011

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-171483

Preliminary Prospectus Supplement
(To Prospectus dated December 29, 2010)

Gerdau S.A.

203,830,100 Preferred Shares

Including Preferred Shares in the Form of American Depositary Shares

         We and the selling shareholders described herein are selling our preferred shares in a global offering, which consists of an international offering in the United States and other countries outside Brazil and a concurrent offering in Brazil. We are offering 203,830,100 preferred shares in the global offering, of which 134,830,100 preferred shares will be offered by us and an aggregate of 69,000,000 preferred shares will be offered by the selling shareholders. These preferred shares may be offered directly or in the form of American Depositary Shares, or ADSs, each of which represents one preferred share. The closings of the international and Brazilian offerings are conditioned upon each other.

         Concurrent with this global offering, we are selling 68,026,910 common shares in a public offering registered in Brazil. This simultaneous offering of common shares has not been and will not be registered under the Securities Act of 1933, or the Securities Act, or under any U.S. state securities law and may not be offered or sold within the United States or to U.S. persons (as defined in Regulation S promulgated under the Securities Act, or Regulations S), absent registration or an applicable exemption from registration requirements. In this simultaneous offering of common shares, the selling shareholders intends to buy the number of common shares required to maintain its voting share ownership interest in us following our capital increase, using the proceeds of the sale of the preferred shares offered by the selling shareholders in this global offering to acquire these common shares. See "The Offering—Simultaneous Offerings" and "Principal Shareholders."

         Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol "GGB." The closing price of the ADSs on the NYSE on March 21, 2011 was US$12.49 per ADS, which is equivalent to approximately R$20.78 per preferred share based upon the selling rate reported by the Central Bank of Brazil of R$1.66 to US$1.00 on that date. Our preferred shares are listed on the Nivel 1 listing segment of the São Paulo Stock Exchange under the symbol "GGBR4."

	Per ADS	Per share	Total

Public offering price	US$	R$	US$

Underwriting discounts and commissions	US$	R$	US$

Proceeds to us	US$	R$	US$

Proceeds to the selling shareholders*	US$	R$	US$

*
Before reinvestment of the proceeds in our common shares

         Itau BBA USA Securities Inc., upon notice to Banco BTG Pactual S.A. and Banco Bradesco BBI S.A., has an option to purchase, on behalf of the international underwriters, up to 20,408,072 additional preferred shares in the form of ADSs from us, minus the number of preferred shares sold pursuant to the Brazilian underwriters' over-allotment option referred to below, to cover over-allotments of ADSs, if any. Banco Itaú BBA S.A. has, upon notice to Banco BTG Pactual S.A. and Banco Bradesco BBI S.A., an option to purchase up to 20,408,072 additional preferred shares from us, minus the number of preferred shares in the form of ADSs sold by us, pursuant to the over-allotment option granted to Itau BBA USA Securities Inc., to cover over-allotments of preferred shares, if any.

         Investing in our preferred shares and ADSs involves risks. See "Risk Factors" beginning on page S-15 of this prospectus supplement.

         Delivery of the ADSs will be made through the book-entry facilities of The Depository Trust Company, or DTC, on or about , 2011. Delivery of our preferred shares will be made in Brazil through the book-entry facilities of the BM&FBOVESPA on or about              , 2011.

         Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BTG Pactual	Itaú BBA	Bradesco BBI

Co-managers
BofA Merrill Lynch	Citi	HSBC	J.P. Morgan
Santander	BNP PARIBAS	Morgan Stanley	Credit Agricole CIB

The date of this Prospectus is              , 2011

PROSPECTUS SUPPLEMENT

        In this prospectus supplement, unless the context otherwise requires, references to "Company," "Gerdau," "we," "us" and "our" refer to Gerdau S.A. and its consolidated subsidiaries.

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither the international underwriters, Brazilian underwriters, selling shareholders nor we have authorized anyone to provide you with information that is different from, or additional to, that contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell our

S-i

preferred shares or the ADSs. The information in this prospectus supplement may only be accurate on the date of this prospectus supplement.

        This prospectus supplement and the accompanying prospectus are being used in connection with the offering of preferred shares, including preferred shares in the form of ADSs, in the United States and other countries outside Brazil. We are also offering preferred shares in Brazil by means of a prospectus in the Portuguese language. The Brazilian prospectus, which has been filed with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM, is in a format different from that of this prospectus supplement and the accompanying prospectus, and contains information not generally included in documents such as this prospectus supplement and the accompanying prospectus. This offering of preferred shares, including preferred shares in the form of ADSs, is made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus supplement and the accompanying prospectus.

        Any investors outside Brazil purchasing preferred shares directly (not in the form of ADSs) must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the Brazilian National Monetary Council (Conselho Monetário Nacional), or the CMN, the CVM and the Central Bank of Brazil, or the Central Bank, complying with the requirements set forth in Instruction No. 325, dated January 27, 2000, of the CVM, as amended, and Resolution No. 2,689, dated January 22, 2000, as amended, of the CMN. No offer or sale of ADSs may be made to the public in Brazil except in circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations. Any offer or sale of ADSs in Brazil to non-Brazilian residents may be made only under circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations.

        We further note that the representations, warranties and covenants made by us and the selling shareholders in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made.

        To the extent there is a conflict between the information contained in this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

        The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The U.S. Securities and Exchange Commission, or the SEC, allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus supplement. We incorporate by reference the following documents:

  •
  our annual report on Form 20-F/A for the year ended December 31, 2009, filed with the SEC on November 5, 2010 (File No. 001-14878), as modified by our Report on Form 6-K furnished to the SEC on March 22, 2011, which we refer to as "2009 Annual Report";

  •
  any future annual reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the preferred shares and ADSs offered by this prospectus supplement;

  •
  our report on Form 6-K furnished to the SEC on March 22, 2011 (File No. 001-14878) containing our audited consolidated financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board—IASB; and

  •
  any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference in this prospectus supplement.

        We will provide without charge to any person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Gerdau's Investor Relations Department located at Av. Farrapos, 1811, Porto Alegre, RS, Brazil (telephone: 55-51-3323-2000), email: inform@gerdau.com.br. Alternatively, BTG Pactual US Capital Corp. will arrange to send you a copy of any or all of these documents upon request to BTG Pactual US Capital Corp., Att: Robert A. Zweig, at robert.zweig@btgpactual.com.

        We file annual reports on Form 20-F and reports on Form 6-K with the SEC. Any materials we may file with the SEC may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the information we file.

S-iii

 PRESENTATION OF FINANCIAL AND OTHER INFORMATION

General

        The Company's audited consolidated financial statements as of December 31, 2010 and 2009, and for each of the three years ended December 31, 2010, which are incorporated by reference in this prospectus supplement from the Company's report on Form 6-K filed with the SEC on March 22, 2011, have been presented in Brazilian reais and prepared in accordance with International Financial Reporting Standards, which we refer to as "IFRS," as issued by the International Accounting Standards Board, which we refer to as the "IASB."

        The Company's operations are located in Argentina, Brazil, Canada, Chile, Colombia, Dominican Republic, Guatemala, India, Mexico, Peru, Spain, the United States, Uruguay and Venezuela. The local currency is the functional currency for those operations. The financial statements of the subsidiaries located outside Brazil are translated from the functional currency into Brazilian reais. Such financial statements have been translated into Brazilian reais following the criteria established in International Accounting Standard, which we refer to as "IAS," No. 21, "The Effects of Changes in Foreign Exchange Rates" from the financial statements expressed in the local currency of the countries where the Company and each of its subsidiaries operate. Under such criteria assets and liabilities are translated at the exchange rate in effect at the end of each year and average exchange rates are used for the translation of revenues, expenses, gains and losses in the statement of income. Capital contributions, treasury stock transactions and dividends are translated using the exchange rate as of the date of the transaction. Translation gains and losses resulting from the translation methodology described above are recorded directly in "Cumulative translation difference" within Equity. Gains and losses on foreign-currency denominated transactions are included in the consolidated statements of income.

        All references in this prospectus supplement to "real," "reais" or "R$" are to the currency of Brazil. All references in this prospectus supplement to "U.S. dollars," "dollars" or "US$" are to the currency of the United States of America.

Our Operating Segments

        The Company sells its products to a diversified list of customers for use in the construction, manufacturing and agricultural industries. Sales by our Brazilian operations include both domestic and export sales. Most of the sales by our business operations in North and Latin America (except Brazil) are aimed at their respective local markets.

        In 2009, our Board of Directors approved the proposal of the Gerdau Executive Committee (our chief operating decision making body) related to our new governance, which established a new business segmentation with separate business operation units, as follows:

  •
  Brazil (Brazil Business Operation)—includes Brazil's operations, except specialty steel;

  •
  North America (North America Business Operation)—includes all North American operations, except Mexico and specialty steel;

  •
  Latin America (Latin America Business Operation)—includes all Latin American operations, except for Brazil; and

  •
  Specialty Steel (Specialty Steel Business Operation)—includes the specialty steel operations in Brazil, Spain, the United States and India.

S-iv

Installed Capacity and Shipments

        As used in this prospectus supplement:

  •
  "installed capacity" means the annual projected capacity for a particular facility (excluding the portion that is not attributable to our participation in a facility owned by jointly controlled entities), calculated based upon operations for 24 hours each day of a year and deducting scheduled downtime for regular maintenance;

  •
  "tonne" means a metric tonne, which is equal to 1,000 kilograms or 2,204.62 pounds; and

  •
  "consolidated shipments" means the combined volumes shipped from all our operations in Brazil, Latin America, North America and Specialty Steel, excluding our jointly controlled entities and associate companies.

Presentation of 2009 and 2008 analysis of consolidated results

        In the "Summary Financial and Other Information" section of this prospectus supplement we present the analysis of consolidated results for the year ended December 31, 2009 compared with year ended December 31, 2008 updating and substituting information presented in our 2009 Annual Report.

Rounding

        We have made rounding adjustments to reach some of the figures included in this prospectus supplement. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Market Information

        We make statements in this prospectus supplement about our position and market share in, and the market size of, the steel industry. These statements are based on statistics and other information from third-party sources that we believe are reliable. We derived this third-party information principally from reports published by the International Iron and Steel Institute, which we refer to as "IISI," Brazilian Steel Institute—Instituto Aço Brasil, and the Commodities Research Unit, which we refer to as the "CRU," among others. Although we have no reason to believe that any of these information or these reports are inaccurate in any material respect, we have not independently verified the competitive position, market share and market size or market growth data provided by third parties or by industry or general publications.

S-v

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to our future prospects, developments and business strategies.

        Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

        It is possible that our future performance may differ materially from its current assessments due to a number of factors, including the following:

  •
  general economic, political and business conditions in our markets, both in Brazil and abroad, including demand and prices for steel products;

  •
  the effects of any global financial markets and economic crises;

  •
  interest rate fluctuations, inflation and exchange rate movements of the real in relation to the U.S. dollar and other currencies in which we sell a significant portion of its products or in which its assets and liabilities are denominated;

  •
  our ability to obtain financing on satisfactory terms;

  •
  increases in the cost of steel scrap, energy and other raw materials;

  •
  excess global steel industry capacity and the availability of competitive substitute materials;

  •
  changes in international trade;

  •
  the cost of compliance with environmental and occupational health and safety laws;

  •
  the enactment of laws intended to reduce greenhouse gases and other air emissions;

  •
  electric energy shortages and government responses to them;

  •
  the performance of the Brazilian and the global steel industries and markets;

  •
  global, national and regional competition in the steel market;

  •
  protectionist measures imposed by steel-importing countries; and

  •
  other factors identified or discussed under "Risk Factors."

        Our forward-looking statements are not guarantees of future performance, and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

        We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

Overview

        According to the Brazilian Steel Institute (IABr—Instituto Aço Brasil), Gerdau is Brazil's largest producer of long rolled steel. Gerdau holds significant market share in the steel industries of almost all countries where it operates and has been classified by World Steel Association as the world's 13th largest steel producer based on its consolidated crude steel production in 2009.

        Gerdau operates steel mills that produce steel by direct iron-ore reduction (DRI) in blast furnaces and in electric arc furnaces (EAF). In Brazil it operates three integrated steel mills, including its largest mill, Ouro Branco unit, an integrated steel mill located in the state of Minas Gerais. The Company currently has a total of 60 steel producing units globally, including jointly controlled entities and associate companies. The jointly controlled entities include units located in the United States, Canada, Mexico and India. The associate companies are located in Mexico, Guatemala and Dominican Republic.

        In the year ended December 31, 2010, 38.3% of all shipments were generated from Brazil Business Operation, 33.1% from North America Business Operation, 12.7% from Latin American Business Operation and 15.9% from Specialty Steel Business Operation.

        As of December 31, 2010, total consolidated installed capacity, excluding the Company's investments in jointly controlled entities and associate companies, unconsolidated companies, was approximately 26 million tonnes of crude steel and 21 million tonnes of rolled steel products. At the same date, the Company had total consolidated assets of R$42.9 billion, shareholders' equity (including non-controlling interests) of R$20.1 billion, and in 2010 it had consolidated net sales of R$31.4 billion and total consolidated net income (including non-controlling interests) of R$2.5 billion.

        Gerdau offers a wide array of steel products, which are manufactured according to an extensive variety of customer specifications. Its product mix includes crude steel (slabs, blooms and billets) sold to rolling mills, finished products for the construction industry such as rods and structural bars, finished products for industry such as commercial rolled steel bars and machine wire and products for farming and agriculture such as poles, smooth wire and barbed wire. Gerdau also produces specialty steel products utilizing advanced technology and normally with a certain degree of customization for the manufacture of tools and machinery, chains, locks and springs, mainly for the automotive and mechanical industries.

        A significant and increasing portion of Gerdau's steel production assets is located outside Brazil, particularly in the United States and Canada, as well as in Latin America and Europe. The Company commenced its expansion into North America in 1989, when consolidation in the global steel market effectively began. The Company currently operates 19 steel production units in the United States and Canada through its principal entity, Gerdau Ameristeel, and believes that it is one of the market leaders in North America in terms of production of some long steel products, such as rods, commercial rolled steel bars, extruded products and girders.

        The Company's operating strategy is based on the acquisition or construction of steel mills located close to its customers and sources of the raw materials required for steel production, such as scrap metal, pig iron and iron ore. For this reason, most of its production has historically been geared toward supplying the local markets in which it has production operations. However, the Company also exports a significant portion of its production mainly to Asia and elsewhere in South America.

        Through its subsidiaries and affiliates, the Company engages in other activities related to the production and sale of steel products, including reforestation; electric power generation projects; coking coal, iron ore and pig iron production; as well as fabrication shops and downstream operations.

Financial and Operating Indicators

        The following table shows our main financial and operating indicators for the periods indicated.

	For The Year Ended December 31,
	2010	%	2009	%	2008	%
Volume of Sales(1) (tonnes in 1000)
Brazil	6,646	38%	5,175	37%	6,578	34%
Domestic Market	4,717	27%	3,650	26%	4,840	25%
Exports	1,929	11%	1,525	11%	1,738	9%
North America	5,742	33%	4,935	35%	7,641	40%
Latin America	2,211	13%	2,015	14%	2,232	12%
Specialty Steel	2,764	16%	1,862	13%	2,667	14%
Total	17,363	100%	13,987	100%	19,118	100%
Net Sales (millions of reais)
Brazil	13,013	41%	10,596	40%	15,475	37%
North America	8,836	28%	8,294	31%	15,018	36%
Latin America	3,487	11%	3,137	12%	4,473	11%
Specialty Steel	6,611	21%	4,777	18%	7,984	19%
Intercompany Eliminations	(554)	-2%	(264)	-1%	(1,042)	-2%
Total	31,393	100%	26,540	100%	41,908	100%

(1)
The information above does not include data from jointly controlled entities and associate companies.

Business Strategy

        The Company's goal is to produce high quality steel and steel related products on a cost effective basis that satisfies both the needs of its customers and the goals of its security holders. The Company seeks to accomplish the foregoing through the following measures:

Increase Market Share for Value-Added Products

        The Company intends to focus on increasing its market share of value-added products that meet the specific needs of its customers through advanced customization and technology. The three main markets in which the Company operates are:

  •
  construction, to which it supplies rebars, merchant bars, nails and meshes,

  •
  manufacturing, to which it supplies bars for machinery and agricultural implements, tools and other industrial products, and

  •
  agriculture, to which it supplies wires and posts for agricultural facilities and reforestation projects.

        The Company also produces specialty steel products, normally with a certain degree of customization, utilizing advanced technology, for the manufacture of tools and machinery, chains, locks and springs, mainly for the automotive and mechanical industries. The Company intends to increase its market share of value-added products in such a way as to directly meet the specific needs of its customers.

        In addition, the Company intends to add value to its products through rebar fabricating facilities, and downstream operations, such as epoxy coating and production of products with specialty sections, wire and nails, cold-drawn products, elevator guide rails and super-light profiles. Finally, the Company intends to expand its portfolio of products manufactured by the Company in Brazil, so as to operate in all segments, including flat steel.

Increase Presence in Global Markets

        In the year ended December 31, 2010, 38.3% of all shipments were generated from Brazil Business Operation, 33.1% from North America Business Operation, 12.7% from Latin American Business Operation and 15.9% from Specialty Steel Business Operation. Outside of Brazil, the Company has been pursuing a long term globalization strategy of expanding through acquisitions of mills at which Gerdau believes it can increase the profitability through its management expertise rather than through significant capital investments. Over the years the Company has increased participation principally in the North American market and today the Company believes that it is the second largest producer of long rolled steel products in that market.

        The Company's main recent acquisitions included:

  •
  Gerdau entered into a binding agreement in November 2007 for the acquisition of the steel company MacSteel from Quanex Corporation. MacSteel is the second largest producer of Special Bar Quality (SBQ) in the United States and operates three mini-mills located in Jackson, Michigan; Monroe, Michigan; and Fort Smith, Arkansas. The purchase price for this acquisition was US$1.5 billion (R$2.4 billion) in addition to the assumption of debt and certain liabilities. Gerdau concluded the acquisition in April 2008.

  •
  In February 2008, the Company acquired an interest of 49% in the capital stock of the holding company Corsa Controladora, S.A. de C.V., headquartered in Mexico City, Mexico. The holding company owns 100% of the capital stock of Aceros Corsa, S.A. de C.V. and its distributors. Aceros Corsa, located in the city of Tlanelpantla in the Mexico City metropolitan area, is a mini-mill producing long steel (light commercial profiles) with installed capacity of 160,000 tonnes of crude steel and 250,000 tonnes of rolled products per year. The acquisition price was US$110.7 million (R$186.3 million).

  •
  In April 2008, the Company entered into a strategic partnership with Corporación Centroamericana del Acero S.A., assuming a 30.0% interest in the capital of this company, which has total installed capacity of 430,000 tonnes of crude steel and 570,000 tonnes of rolled steel. The company owns assets in Guatemala and Honduras as well as distribution centers in El Salvador, Nicaragua and Belize. The price of the acquisition was US$180 million (R$303.7 million).

  •
  In June 2008, our parent company Metalúrgica Gerdau S.A. acquired a 28.88% stake of voting and total capital in Aços Villares S.A. from BNDESPAR (BNDES Participações, a subsidiary of Banco Nacional de Desenvolvimento Econômico e Social—BNDES, the National Bank for Economic and Social Development) for R$1.3 billion. As payment, the Company issued debentures to be exchanged for Gerdau S.A.'s preferred shares. In December 2009 the Company's stake in Aços Villares S.A. owned through its subsidiary Corporación Sidenor S.A. was transferred to the direct control of Gerdau S.A., which now owns a total 58.5% stake in Aços Villares S.A.

  •
  Also in 2008, Gerdau invested in the verticalization of its businesses. In July, it acquired a 50.9% stake in the capital of Cleary Holdings Corp, which controls a metallurgical coke producer and coking coal reserves in Colombia for US$73.0 million (R$119.3 million).

  •
  In December 2008, Gerdau Hungria Holding Limited Liability Company acquired for $288.0 million (R$ 674.0 million) from LuxFin Participation S.L., its 20% interest in Corporación Sidenor. With this acquisition, Gerdau became the majority shareholder (60%) in Corporación Sidenor.

  •
  On August 12, 2010, Gerdau concluded the acquisition of the remaining interest of 49.1% in the total capital of Cleary Holdings Corp. for US$57 million. Cleary Holdings Corp. has annual metallurgical coke production capacity of 1.0 million tonnes and estimated coking coal reserves of 20 million tonnes. Its total production is currently allocated to the export market. This acquisition was consistent with the strategy of guaranteeing the supply of coking coal or metallurgical coke for steel production at Gerdau's integrated plants.

  •
  On August 30, 2010, Gerdau S.A. concluded the acquisition of all outstanding common shares issued by Gerdau Ameristeel that it did not yet hold either directly or indirectly, for US$ 11.00 per share in cash, corresponding to a total of US$ 1.6 billion (R$ 2.8 billion). With the acquisition, Gerdau Ameristeel was delisted from the New York and Toronto stock exchanges.

  •
  On October 21, 2010, Gerdau S.A. concluded, through its wholly-owned subsidiary Gerdau Ameristeel, the acquisition of Tamco, a company based in the state of California. TAMCO is a mini-mill that produces rebars and is one of the largest producers on the West Coast of the United States, with annual capacity of approximately 500,000 tonnes. The acquisition price was approximately US$ 166.4 million (R$ 283.1 million).

  •
  On December 30, 2010, the shareholders of Gerdau S.A. and Aços Villares S.A. approved the merger of Aços Villares S.A. with Gerdau S.A. The transaction was carried out through a share exchange, whereby the shareholders of Aços Villares S.A. received one share in Gerdau S.A. for each lot of twenty-four shares held. The new shares were credited on February 10, 2011. As a result of the transaction, Aços Villares S.A. was delisted from the stock exchange. Following the issue of new shares under the merger, the capital stock of Gerdau S.A. is now represented by 505,600,573 common shares and 1,011,201,145 preferred shares.

Respond to Customer Needs through Diversified and Decentralized Production

        The Company intends to continue its practice of diversifying production of long steel by using electric arc furnace mini-mills and integrated mills with blast furnaces, with continuous casting technology being used with both processes. All of the Company's plants are sized and located to meet primarily the needs of local markets and provide efficient access to customers and raw materials. This is a strategy that the Company has developed in response to the geographic size of Brazil and the United States and Canada and the resulting high transportation and freight costs in these countries. The Company is able to supply its customers and obtain raw materials locally, which reduces production and transportation costs and allows it to deliver quality products to its customers at cost-effective prices. The diversification of geographical location of the Company's mills has allowed it to better serve its clients' needs by ease of timely delivery of products. Proximity to its clients in the various geographic locations in which the Company operates also enables it to maintain a productive relationship with its customers, providing it with the ability to produce according to the customers' specifications, in particular with respect to merchant bars.

Maintain Multiple Sources of Raw Materials

        The Company purchases steel scrap from distributors worldwide and numerous suppliers for pig iron, iron ore and, to a lesser extent, coking coal. In Brazil, the majority of the scrap suppliers is captive and the Company works with a variety of collection units and scrap processing companies. The Company owns a coking coal mill and a coking coal reserve in Colombia. The Company also owns iron ore mines with resources of 2.9 billion tonnes, according to internal studies, comprised of 24%

measured resources, 9% indicated resources and 67% inferred resources. These resources provide around 60% self sufficiency to Gerdau's Ouro Branco unit. There is an investment plan to increase this production to reach 100% self sufficiency by 2012. The Company believes that this allows it to avoid any dependency on specific suppliers and reduces possible negative impacts in the event of raw material shortages. The Company believes that the diversification of productive processes mitigates its exposure to the scarcity of inputs.

Continued Focus on Technology and Efficient Operations

        The Company believes that continuous focus on technology will allow it to maintain its position as a world class steel producer. In the year ended December 31, 2010, investments in fixed assets, such as new fabrication shops units, investment in continuous casting of heavy plates and expansion of mining capacity and new arc furnaces, among others, totaled R$1.3 billion. Of this total, 72% was allocated to units in Brazil and 28% to the units abroad. The additions to fixed assets plan for the period from 2011 to 2015 is estimated at R$10.8 billion, and includes both strategic investments and maintenance investments.

        The Company believes that attention to its production processes and upgrading where appropriate will allow it to continue to maintain its efficiencies and deliver products that are responsive to the needs of its customers. In addition, the Company continues to seek ways in which it can improve the efficiency in its production process by, among other things:

  •
  using proven quality management control systems, including a proprietary management system that supports the Company's operations and integrates acquired mills, most of the internationally recognized techniques and processes and ISO 14,000 processes,

  •
  reducing production costs by implementing efficient control processes and using less expensive raw materials and fuels and adopting new process technologies,

  •
  reducing energy consumption, with an emphasis on using more energy-efficient processes such as reuse of in-plant generated energy in the Company's Ouro Branco mill,

  •
  reducing inventory levels which decreases its need for working capital, and

  •
  increasing revenues by adding value to its products through selected, focused investments in the Company's mills.

Competitive Strengths

Low-cost production of long steel products in Brazil

        We continuously invest in new technology and look for ways to increase the productivity of our installations so that we can compete more efficiently in the markets where we operate. Our mini-mills offer a flexible cost structure that enables us to mitigate reductions in our profit margins, as compared to steel mills operating with blast furnaces, with fixed costs significantly higher than those of mini-mills. In addition, our mini-mills are located near the principal consuming and raw material supply centers, resulting in lower freight costs. In relation to our integrated units, we believe that the costs of our steel mill in Ouro Branco are highly competitive compared to other integrated steel mills principally because it is located in a region in the state of Minas Gerais which is rich in iron ore reserves. Raw materials are delivered to this mill from distances of less than 50 km, which keeps our transportation costs at relatively low levels. Our suppliers are, in part, small mines that sell iron ore at lower average prices than those available in the international market. Other factors that contribute to the Ouro Branco steel mill's competitive production costs are our ability to produce our own coke from various types of coal acquired from the U.S., Canada, Australia and Colombia, and our ability to supply part of our iron ore needs from mines owned by us with proven, indicated and inferred reserves of 2.9 billion tonnes, as measured by us.

Diversified geographic location of production and distribution of steel

        Our installations are strategically located close to our customers and the main sources of our raw material. Through our network of 49 mini-mills located in Brazil and abroad we are able to efficiently serve our customers over a wide geographic area of the international steel market. We have 90 of our own sales units located in major centers of consumption in Latin America, principally in Brazil. Another important distribution channel in Brazil is our network of independent distributors to whom we sell our products, offering extensive domestic coverage. In the U.S. and Canada, our 19 steel production units are located mostly in the mid-west and in the eastern portions of the continent, regions with a higher concentration of industrial activity and greater availability of raw materials. Our 49 cutting and shaping units and 9 downstream operations are scattered throughout the U.S., enabling us to provide extensive territorial coverage and to be located close to our principal customers.

Ability to respond to lower domestic demand through exports

        We are able to react to any lower domestic demand by distributing our steel products to various overseas markets. In the past three years, we exported products from Brazil to customers in other continents with whom we have long-established commercial relations. In 2010, our exports of 1.9 million tonnes represented approximately 30% of all sales by our Brazilian units, the same percentage as in 2009.

        In 2010 our exports from the various countries in which we operated were shipped as follows: 25.3% to Latin America, 32.4% to Asia, 9.1% to Central America, 22.3% to North America, 2.7% to Africa, 4.5% to Europe and 3.7% to the Middle East.

Diversification of production processes and the wide variety of suppliers

        We have invested in a diversified platform of production processes, including electric arc furnaces, blast furnaces and the direct iron-ore reduction process. At the same time we have sought to minimize our dependence on certain raw material suppliers.

        In Brazil, we operate three steel mills operating with blast furnaces, including the Ouro Branco mill in the state of Minas Gerais, with an installed capacity of 4.5 million tonnes. We also operate a group of seven mini-mills in Brazil utilizing electric arc furnaces and an integrated mill that uses the direct iron-ore reduction process. Outside Brazil, we operate a blast furnace-equipped mill in Peru with an installed capacity of 450,000 tonnes and other mills that produce steel using electric arc furnaces.

        We operate with a vast network of suppliers of scrap metal throughout the world and have contracts with various suppliers of pig iron, iron ore and, to a lesser degree, coking coal. In addition, we have iron ore mines with resources of 2.9 billion tonnes comprised of 24% measured resources, 6% indicated resources and 67% inferred resources. We believe that this strategy reduces our dependency on a few suppliers and diminishes possible negative impacts on our business in periods of crisis in the supply of raw material. We also believe that diversification of production processes reduces the risks of shutdowns during periods when raw materials are scarce.

Vertical integration in the steel market

        We operate in the three segments of the steel production market, as follows:

  •
  production and supply of raw materials for utilization of its steel production process;

  •
  production of finished and semi-finished steel products; and

  •
  distribution of our steel products and those of other companies.

        We believe that we are one of the major buyers of scrap metal in Brazil and North America. In addition, we own four areas of iron ore reserves, two installations for the production of pig iron and two port terminals in Brazil. On a consolidated basis, excluding our investments in jointly controlled entities and associate companies (non-consolidated), our installed capacity was 26 million tonnes of finished and semi-finished steel products and 22 million tonnes of long rolled steel products, at December 31, 2010.

        On December 31, 2010, our products were distributed throughout our 53 steel production units in Latin America (including Brazil) and North America, as well as at a consolidated subsidiary in Spain, Corporación Sidenor, for the production of specialty steel.

        Through our subsidiary, Comercial Gerdau, we have what we believe is the largest distribution network for steel products in Brazil, with 69 retail facilities throughout the entire country. In addition to distributing our own steel products, we also distribute flat steel produced by our competitors' mills in order to meet our customers' needs, and offering a full line of steel products throughout Brazil. Via its four service centers, Comercial Gerdau also offers oxy-cut (a heat based large scale cutting process) and laser-cut (a laser-based procedure for accurately cutting complex outlines in sheet metal) services. Outside Brazil, we operate via direct distribution from our steel units, through downstream operations and distribution units, utilizing models that are the best fit for each region. We have as a goal reaching an index of zero accidents in all of our units. During 2010, we invested R$49.1 million in health and safety, ranging from the training of our employees in this area to the development of new technologies and equipment for the prevention of accidents.

Social profile and ecologically sustainable production

        For 110 years we have been constructing a history of overcoming challenges, based on solid values, efficiency in our business and transparency in our management. During these years, we have based our relationship with clients, employees, shareholders, suppliers and communities on integrity, respect, uniformity of discourse and practice and the search for mutual benefits. This principles, shared by more than 40,000 employees in 14 countries, guide us to service our clients in a special way, offering innovative and competitive steel solutions. In addition, we seek to generate value for our shareholders for the long run and promote the development of our suppliers and the communities in which we are based. The positive results of our organization gained in more than a century of performance are the fruit of the effort and dedication of our employees. We respect our teams, recognizing their distinguishing performances, and we give priority to total safety in the workplace. We spent R$57.4 million in 2010 for social projects. In addition, during 2010 we intensified measures related to the development of our business and undertook numerous initiatives in the areas of education and volunteering. For us, education is a wide reaching concept and has as its focus formal learning but also entrepreneurship, the environment and culture and sport. The protection of the environment is one of our daily practices. We possess a rigorous environmental management system that monitors the entire production cycle, from sourcing raw materials through the delivery of products to our clients and the final use of the by-products generated during manufacture. In 2010 we invested R$137.7 million in environmental protection practices and technologies. In addition, we are the largest recycler in Latin America and utilize annually millions of tonnes of scrap steel. Nearly 75% of our steel is produced from scrap, which reduces the use of energy and CO2 emissions. Our process for collection and processing of scrap also results in the generation of employment and income for hundreds of families.

High-quality management

        We have a growth-oriented senior management team with significant experience in the steel industry. Management has, on average, approximately 30 years of experience in this industry, in addition to a successful management and acquisition track record.

        We believe that our employees are our most valuable resource and are largely responsible for maintaining our competitive advantage. We have implemented a business system that identifies global industry benchmarks for the principal operational and safety measures. This system includes training and safety programs and performance-based incentives developed to increase employee performance and motivation. This vertical integration gives us an advantage compared to our competitors, insofar as we can offer our clients a complete range of steel products at competitive cost and on a national level in all of the countries where we operate.

THE OFFERING

Issuer	Gerdau S.A.
Selling shareholders	Gerdau BG Participações S.A. and Metalúrgica Gerdau S.A.
Brazilian underwriters	Banco BTG Pactual S.A., Banco Itaú BBA S.A. and Banco Bradesco BBI S.A.
International underwriters

Banco BTG Pactual S.A.(1), Itau BBA USA Securities Inc., Banco Bradesco BBI S.A.(2), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Santander Investment Securities Inc., BNP Paribas Securities Corp., Morgan Stanley & Co. Incorporated and Credit Agricole Securities (USA) Inc.

(1)
BTG Pactual US Capital Corp. is acting as a U.S. registered broker dealer on behalf of Banco BTG Pactual S.A. in connection with the offer and sale of ADSs and the placement of preferred shares in the United States.

(2)
Bradesco Securities Inc. is acting as a U.S. registered broker dealer on behalf of Banco Bradesco BBI S.A. in connection with the offer and sale of ADSs and the placement of preferred shares in the United States.

Global offering	The global offering consists of the international offering and the concurrent Brazilian offering.
International offering

203,830,100 preferred shares, including preferred shares in the form of ADSs, are being offered through the international underwriters (which, in the case of the preferred shares, are acting as placement agents on behalf of the Brazilian underwriters) in the United States and other countries outside Brazil, of which 134,830,100 preferred shares, including preferred shares in the form of ADSs, will be offered by us and 69,000,000 preferred shares, including preferred shares in the form of ADSs, will be offered by the selling shareholders. The preferred shares purchased by any investor outside Brazil will be settled in Brazil and paid for in reais. Any investor outside Brazil purchasing preferred shares must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the CMN, the CVM and the Central Bank, complying with the requirements set forth in Instruction No. 325, dated January 27, 2000, of the CVM, as amended, and Resolution No. 2,689, dated January 22, 2000, as amended, of the CMN.

Brazilian offering	Concurrently with the international offering, preferred shares are being offered by the Brazilian underwriters in a public offering in Brazil to Brazilian investors.

American Depositary Shares

Each ADS represents one preferred share. ADSs will be evidenced by American Depositary Receipts, or ADRs. The ADSs will be issued under a deposit agreement among us, The Bank of New York Mellon, as depositary, and the holders and beneficial owners from time to time of ADSs issued thereunder.

Pro rata subscription rights

Brazilian shareholders of our company will be given the opportunity to subscribe for preferred shares in the Brazilian offering on a priority basis at the price to the public to the extent necessary to preserve their ownership interest in us as of a record date to be determined. The priority subscription procedure will not be made available to U.S. Persons, as defined in Regulation S under the Securities Act, that are holders of our ADSs. An ADS holder that wishes to be eligible for priority subscription must make the necessary arrangements to cancel such holder's ADSs and take delivery of the underlying shares in a Brazilian account. A holder of our shares located outside Brazil must make certain representations concerning compliance with local law in the holder's jurisdiction in order to participate in the priority subscription. The priority subscription is not available to a shareholder if the subscription would violate local laws of the shareholder's jurisdiction. It is each shareholder's responsibility to determine its eligibility under local laws of its jurisdiction.

The number of preferred shares available for sale in the global offering to investors who are not Brazilian existing shareholders will be reduced to the extent that existing holders of our preferred shares subscribe on the priority basis for preferred shares in the Brazilian offering.

Offering price

The public offering price for the international offering for the ADSs is set forth on the cover page of this prospectus supplement. The offering price for the preferred shares, which is also set forth on the cover page, is the approximate per preferred share real equivalent of the offering price per ADS in the international offering, based upon the selling rate reported by the Central Bank of R$            to US$1.00 on                , 2011.

Over-allotment option

Itau BBA USA Securities, upon notice to Banco BTG Pactual S.A. and Banco Bradesco BBI S.A., has an option to purchase, on behalf of the international underwriters, up to 20,408,072 additional preferred shares in the form of ADSs from us, minus the number of preferred shares sold pursuant to the Brazilian underwriters over-allotment option referred to below, to cover over-allotments of ADSs, if any. Banco Itaú BBA S.A., upon notice to Banco BTG Pactual S.A. and Banco Bradesco BBI S.A., has an option to purchase up to 20,408,072 additional preferred shares from us, minus the number of preferred shares in the form of ADSs sold by us, pursuant to the over-allotment option granted to Itau BBA USA Securities Inc. to cover over-allotments of preferred shares, if any.

Use of proceeds

We intend to use the net proceeds from this offering to reduce our indebtedness, including prepaying existing indebtedness of our subsidiary, Gerdau Ameristeel, and to fund upgrades and capacity expansion in our mills, principally in Brazil. Allocation of the net proceeds will be made as described under "Use of Proceeds."

Simultaneous Offerings

Simultaneously with this offering we are offering 68,026,910 of our common shares in an offering registered in Brazil and exempt from registration under the Securities Act. The offering of the common shares has not been and will not be registered under the Securities Act and may not be offered or sold in the United States or to U.S. Persons absent registration or an applicable exemption from registration requirements. This offering and the offering of common shares are conditioned upon each other.

In this simultaneous offering of common shares, the selling shareholders intend to buy the number of common shares required to maintain its voting shares ownership interest in us following our capital increase, using the proceeds of the sale of the preferred shares offered by the selling shareholders in this global offering to acquire these common shares.

Dividends

Our common and preferred shares bear a right to mandatory dividends, equivalent to 30% of our annual net profits, if any, as calculated under Brazilian GAAP (Accounting practices adopted in Brazil, which are based on Brazilian Law No. 6,404 of December 15, 1976, as amended, which is referred to hereinafter as the Brazilian corporate law, and rules and regulations issued by the CVM and the Accounting Pronouncements Committee (Comitê de Pronunciamentos Contábeis), or CPC, collectively referred to as Brazilian GAAP, to calculate dividends and for tax and other statutory purposes.) and adjusted pursuant to Article 19, §4 of our bylaws, and subject to the limitations set forth under "Description of the Securities We May Offer—Dividend and Dividend Policy" in the prospectus to which this prospectus supplement is a supplement.

Capital Stock

As of March 11, 2011, we had 505,600,573 common shares and 1,011,201,145 preferred shares outstanding (including treasury stock). After the offering, we will have 573,627,483 common and 1,146,031,245 preferred shares outstanding.

Listings	Our preferred shares are listed on the Nível 1 segment of the São Paulo Stock Exchange under the symbol "GGBR4." The ADSs are listed on the NYSE under the symbol "GGB."
Lock-up agreements

In connection with the global offering, we, our controlling shareholders, and our directors and executive officers entered into lock-up agreements with the international underwriters of this offering under which neither we nor they may, subject to certain exceptions described in "Underwriting," for a period from the date of each lock-up agreement through 90 days from the date of the execution of the International Underwriting Agreement supplement, directly or indirectly sell, dispose of or hedge any preferred shares or ADSs or any securities convertible into or exchangeable for preferred shares or ADSs without the prior written consent of the international underwriters.

ADS depositary	The Bank of New York Mellon.
Risk factors	See "Risk Factors" and the other information in this prospectus supplement and accompanying prospectus before investing in our preferred shares or the ADSs.

        Expected timetable for the global offering (subject to change):

Commencement of marketing of the global offering	March 23, 2011
Announcement of offer price	April 12, 2011
Allocation of preferred shares and ADSs	April 12, 2011
Settlement and delivery of preferred shares and ADSs	April 18, 2011

        Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the over-allotment options of Itau BBA USA Securities Inc. or Banco Itaú BBA S.A.

SUMMARY FINANCIAL AND OTHER INFORMATION

        The following table sets forth our summary financial information. Such summary financial data as of December 31, 2010 and 2009 and each of the three years in the period ended December 31, 2010 have been derived from our audited consolidated financial statements presented in Brazilian reais and prepared in accordance with IFRS, as issued by the IASB, appearing in the Form 6-K as filed on March 22, 2011, incorporated by reference in this prospectus supplement. The balance sheet financial selected information as of December 31, 2008 has been derived from our audited consolidated financial statements not incorporated by reference into this prospectus supplement.

        The summary financial information below should be read in conjunction with "Recent Business Developments and Financial Results" and "Presentation of Financial and Other Information" and our consolidated financial statements incorporated by reference from our Form 6-K filed on March 22, 2011.

	For the year ended December 31,
	2010	2009	2008
	(Expressed in thousands of Brazilian Reais—R$)
Income Statement Selected Information
Net sales	31,393,209	26,540,050	41,907,845
Cost of sales	(25,873,476)	(22,305,550)	(31,228,035)

Gross profit	5,519,733	4,234,500	10,679,810
Selling expenses	(551,547)	(429,612)	(479,551)
General and administrative expenses	(1,805,914)	(1,714,494)	(2,284,857)
Reversal (Impairment) of assets	336,346	(1,072,190)	—
Restructuring costs	—	(150,707)	—
Other operating income	207,320	190,157	205,676
Other operating expenses	(100,840)	(101,810)	(116,064)
Equity in earnings (losses) of unconsolidated companies	39,454	(108,957)	122,808

Net income before financial income (expenses) and taxes	3,644,552	846,887	8,127,822
Financial income	295,563	436,236	484,046
Financial expenses	(1,097,633)	(1,286,368)	(1,620,782)
Exchange variations, net	104,364	1,060,883	(1,035,576)
Gain and losses on derivatives, net	12,392	(26,178)	(62,396)

Income before taxes	2,959,238	1,031,460	5,893,114
Income and social contribution taxes
Current	(642,306)	(303,272)	(1,423,660)
Deferred	140,447	276,320	475,444

Net income	2,457,379	1,004,508	4,944,898

Attributed to:
Owners of the parent	2,142,488	1,121,966	3,940,505
Non-controlling interests	314,891	(117,458)	1,004,393

	2,457,379	1,004,508	4,944,898

	On December 31,
	2010	2009	2008
	(Expressed in thousands of Brazilian Reais—R$)
Balance sheet selected information
Cash and cash equivalents	1,061,034	2,091,944	2,026,609
Short-term investments(1)	1,115,461	2,677,714	3,386,637
Current assets	12,945,944	14,164,686	20,775,540
Current liabilities	5,021,900	4,818,521	8,475,437
Net working capital(2)	7,924,044	9,346,165	12,300,103
Property, plant and equipment, net	16,171,560	16,731,101	20,054,747
Total assets	42,891,260	44,583,316	59,050,514
Short-term debt (including "Current Portion of Long-Term Debt")	1,577,968	1,356,781	3,788,085
Long-term debt, less current portion	12,360,056	12,563,155	18,595,002
Debentures—short term	115,069	—	145,034
Debentures—long term	616,902	600,979	705,715
Equity	20,147,615	22,004,793	25,043,578
Capital	15,651,352	14,184,805	14,184,805

(1)
Include trading and available for sale.

(2)
Total current assets less total current liabilities.

	As of and for the year ended December 31,
	2010	2009	2008
	(Expressed in thousands of Brazilian Reais—R$)
Other Selected Financial and Operating Information
Cash Flow Data:
Cash flows from operating activities	4,139,120	6,350,592	3,635,344
Cash flows from investing activities	(1,603,062)	(1,048,334)	(6,560,645)
Cash flows from financing activities	(3,498,601)	(4,933,632)	2,599,958
Other Financial Information:
Additions to fixed assets	1,288,769	1,377,776	2,745,207
Depreciation and amortization	1,893,074	1,745,319	1,896,076
Total Debt(1)	14,669,995	14,520,915	23,233,836
Interest Expenses	(1,133,394)	(1,391,081)	(1,803,188)
Current liquidity ratio(2)	2.6	3.0	2.4
Operating Data (in thousand tons):
Consolidated shipments	17,363	13,987	19,118
Total production of long rolled steel(3)	14,782	11,742	16,440
Total production of slabs, billets and blooms(3)	17,852	13,509	19,599

(1)
Includes short-term and long-term debt and debentures.

(2)
Current liquidity ratio consists of current assets divided by current liabilities derived from the Company's consolidated financial statements prepared in accordance with IFRS.

(3)
The rolling process relies on raw materials produced at the melt shops such as slabs, blooms and billets. Part of these products is sold directly to external customers and the remainder used in the rolling process.

RISK FACTORS

        This offering involves risks. You should carefully consider the risks described below and the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in our preferred shares or ADSs representing our preferred shares. Our business, operating results and financial condition could be adversely affected by any of the following risks. The risks and uncertainties described below are not the only ones facing our company. There may be additional risks that we presently do not know of or that we currently believe are immaterial which could also impair our business, financial condition, operating results or prospects. Any of the following risks, either alone or taken together, could materially and adversely, affect our business, financial condition, operating results or prospects. As a result, the market price of our securities could decline, and you could lose part or all of your investment.

Global Risks

Global crises and subsequent economic slowdowns like during 2008 and 2009 may adversely affect global steel demand. As a result, the Company's financial condition and results of operations may be adversely affected.

        Historically, the steel industry has been highly cyclical and deeply impacted by economic conditions in general, such as world production capacity and fluctuations in steel imports/exports and the respective import duties. After a steady period of growth between 2004 and 2008, the marked drop in demand resulting from the global economic crisis of 2008-2009 once again demonstrated the vulnerability of the steel market to volatility of international steel mines and raw materials. That crisis was caused by the dramatic increase high risk real estate financing defaults and foreclosures in the United States, with serious consequences for bank and financial markets throughout the world. Developed markets, such as North America and Europe, experienced a strong recession due to the collapse of real estate financings and the shortage of global credit. As a result, the demand for steel products suffered a decline in 2009, but since 2010 has been showing gradual recovery, principally in the developing economies. The economic downturn and the unprecedented turbulence seen in the global economy had a negative impact on consuming markets, affecting the business environment with respect to the following:

  •
  Decrease in international steel prices;

  •
  Slump in international steel trading volumes;

  •
  Crisis in automotive industry and infrastructure sectors; and

  •
  Lack of liquidity, mainly in the U.S. economy.

        If the Company is not able to remain competitive in these shifting markets, our profitability, margins and income may be negatively affected. Although the demand for steel products in 2010 and 2011 has been showing gradual improvements on a monthly basis, no assurance can be given that these improvements will continue through 2011. A decline in this trend could result in a decrease in Gerdau shipments and revenues.

Risks Relating to Brazil

Brazil's political and economic conditions and the Brazilian government's economic and other policies may negatively affect demand for the Company's products as well as its net sales and overall financial performance.

        The Brazilian economy has been characterized by frequent and occasionally extensive intervention by the Brazilian government. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of the country's economy. The Brazilian government's actions to control inflation and implement other policies have involved hikes in interest rates, wage and price controls, devaluation of the currency, freezing of bank accounts, capital controls and restrictions on imports.

        The Company's operating results and financial condition may be adversely affected by the following factors and the government responses to them:

  •
  exchange rate controls and fluctuations;

  •
  interest rates;

  •
  inflation;

  •
  tax policies;

  •
  energy shortages;

  •
  liquidity of domestic and foreign capital and lending markets; and

  •
  other political, diplomatic, social and economic developments in or affecting Brazil.

        Uncertainty over whether the Brazilian government will change policies or regulations affecting these or other factors may contribute to economic uncertainty in Brazil and to heightened volatility in Brazilian securities markets and securities issued abroad by Brazilian issuers. These and other developments in Brazil's economy and government policies may adversely affect the Company and its business.

Inflation and government actions to combat inflation may contribute significantly to economic uncertainty in Brazil and could adversely affect the Company's business.

        Brazil has experienced high inflation in the past. Since the implementation of the Real Plan in 1994, the annual rate of inflation has decreased significantly, as measured by the National Broad Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo, or IPCA). Inflation measured by the IPCA index was 3.1% in 2006, 4.5% in 2007, 5.9% in 2008, 4.3% in 2009 and 5.9% in 2010. If Brazil were to experience high levels of inflation once again, the country's rate of economic growth could slow, which would lead to lower demand for the Company's products in Brazil. Inflation is also likely to increase some costs and expenses which the Company may not be able to pass on to its customers and, as a result, may reduce its profit margins and net income. In addition, high inflation generally leads to higher domestic interest rates, which could lead the cost of servicing the Company's debt denominated in Brazilian reais to increase. Inflation may also hinder its access to capital markets, which could adversely affect its ability to refinance debt. Inflationary pressures may also lead to the imposition of additional government policies to combat inflation that could adversely affect its business.

Variations in the foreign exchange rates between the U.S. dollar and the currencies of countries in which the Company operates may increase the cost of servicing its debt denominated in foreign currency and adversely affect its overall financial performance.

        The Company's operating results are affected by fluctuations in the foreign exchange rates between the Brazilian real, the currency in which the Company prepares its financial statements, and the currencies of the countries in which it operates.

        For example, the North America Business Operation reports its results in U.S. dollars. Therefore, fluctuations in the exchange rate between the U.S. dollar and the Brazilian real could affect its operating results. The same occurs with all other businesses located outside Brazil with respect to the exchange rate between the local currency of the respective subsidiary and the Brazilian real.

        The Brazilian real depreciated against the U.S. dollar by 31.9% in 2008. On December 31, 2009, the U.S. dollar/Brazilian real exchange rate was $1.00 per R$ 1.74, resulting in appreciation of 25.5%

when compared to December 31, 2008. At the end of 2010 the Brazilian real had appreciated 4.3% against the U.S. dollar.

        Depreciation in the Brazilian real in relation to the U.S. dollar could also result in additional inflationary pressures in Brazil, by generally increasing the price of imported products and services and requiring recessionary government policies to curb demand. In addition, depreciation in the Brazilian real could weaken investor confidence in Brazil.

        The Company held debt denominated in foreign currency, mainly U.S. dollars, in an aggregate amount of R$ 11.3 billion at December 31, 2010, representing 77.3% of its gross indebtedness on a consolidated basis. On December 31, 2010, the Company held R$ 868 million in cash equivalents and short-term investments denominated in currencies different from Brazilian real. Significant depreciation in the Brazilian real in relation to the U.S. dollar or other currencies could reduce the Company's ability to service its obligations denominated in foreign currencies, particularly since a significant part of its net sales revenue is denominated in Brazilian reais.

        Export revenue and margins are also affected by fluctuations in the exchange rate of the U.S. dollar and other local currencies of the countries where the Company produces in relation to the Brazilian real. The Company's production costs are denominated in local currency but its export sales are generally denominated in U.S. dollars. Revenues generated by exports denominated in U.S. dollars are reduced when they are translated into Brazilian real in periods during which the Brazilian currency appreciates in relation to the U.S. dollar.

Risks Relating to Gerdau and the Steel Industry

An increase in China's steelmaking capacity or a slowdown in China's steel consumption could have a material adverse effect on domestic and global steel pricing and could result in increased steel imports into the markets in which we operate.

        A significant factor in the worldwide strengthening of steel pricing over the past several years has been the significant growth in steel consumption in China, which at times has outpaced that country's manufacturing capacity to produce enough steel to satisfy its own needs. At times this has resulted in China being a net importer of steel products, as well as a net importer of raw materials and supplies required in the steel manufacturing process. A reduction in China's economic growth rate with a resulting reduction of steel consumption, coupled with China's expansion of steel-making capacity, could have the effect of a substantial weakening of both domestic and global steel demand and steel pricing. Moreover, many Asian and European steel producers that had previously shipped their output to China may ship their steel products to other markets in the world, which could cause a material erosion of margins through a reduction in pricing.

Demand for steel is cyclical and a reduction in prevailing world prices for steel could adversely affect the Company's operating results.

        The steel industry is highly cyclical. Consequently, the Company is exposed to substantial swings in the demand for steel products, which in turn causes volatility in the prices of most of its products and eventually causing write downs on its inventories. In addition, the demand for steel products, and hence the financial condition and operating results of companies in the steel industry, including the Company itself, are generally affected by macroeconomic changes in the world economy and in the domestic economies of steel-producing countries, including general trends in the steel, construction and automotive industries. Since 2003, demand for steel products from developing countries (particularly China), the strong euro compared to U.S. dollar and world economic growth have contributed to a historically high level of prices for the Company's steel products. However, these relatively high prices may not last, especially due to expansion in world installed capacity or a new level of demand. In the second half of 2008, and especially in the beginning of 2009, the U.S. and European economies showed strong signs of slow down, in turn affecting many other countries. Since the end of 2009 and throughout 2010 the world steel demand and prices have been improving if compared to the situation mentioned above and the Company believes that this trend will continue throughout 2011. A material decrease in demand for steel or exports by countries not able to consume their production, as happened in 2008, could have a significant adverse effect on the Company's operations and prospects.

Higher steel scrap prices or a reduction in supply could adversely affect production costs and operating margins.

        The main metal input for the Company's mini-mills, which mills accounted for 74.6% of total crude steel output in 2010 (in volume), is steel scrap. Although international steel scrap prices are determined essentially by scrap prices in the U.S. local market, because the United States is the main scrap exporter, scrap prices in the Brazilian market are set by domestic supply and demand. The price of steel scrap in Brazil varies from region to region and reflects demand and transportation costs. Should scrap prices increase significantly without a commensurate increase in finished steel sale prices, the Company's profits and margins could be adversely affected. An increase in steel scrap prices or a shortage in the supply of scrap to its units would affect production costs and potentially reduce operating margins and revenues.

Increases in iron ore and coal prices or reductions in market supply could adversely affect the Company's operations.

        When the prices of the raw materials, particularly iron ore and coking coal, increase, and the Company needs to produce steel in its integrated facilities, the production costs in its integrated facilities also increase. The Company uses iron ore to produce liquid pig iron at its Ouro Branco unit, and at its Gerdau Barão de Cocais and Gerdau Divinópolis units in the state of Minas Gerais, as well as Sider-Peru, in Peru. Iron ore is also used to produce sponge iron at the Gerdau Usiba unit in the state of Bahia.

        The Ouro Branco unit is the Company's biggest mill in Brazil, and its main metal input for the production of steel is iron ore. In 2010, this unit represented 49.4% of the total crude steel output (in volume) of Gerdau's Brazilian operations. A shortage of iron ore in the domestic market may adversely affect the steel producing capacity of its Brazilian units, and an increase in iron ore prices could reduce profit margins.

        The Company has iron ore mines with total resources of 2.9 billion tons in Brazil. To reduce the exposure to iron ore price volatility, we are investing in the expansion of the productive capacity of these mines, which we expect to meet 100% of the iron ore requirements of the Ouro Branco unit by 2012.

        All of the Company's coking coal requirements for its Brazilian units are imported due to the low quality of Brazilian coal. Coking coal is the main energy input at the Ouro Branco unit and is used at the coking facility. Although this mill is not dependent on coke supplies, a contraction in the supply of coking coal could adversely affect the integrated operations at this site, since the Ouro Branco unit requires coking coal to produce coke in its coking facility. The coking coal used in Ouro Branco is imported from Canada, the United States, Australia and from Colombia. A shortage of coking coal in the international market would adversely affect the steel producing capacity of the Ouro Branco unit, and an increase in prices could reduce profit margins. The Company does not have long-term supply contracts for certain raw materials it uses.

The Company may not successfully integrate its businesses, management, operations or products, or achieve any of the benefits anticipated from future acquisitions.

        Over the years, the Company has expanded its presence mainly through acquisitions in the North American and Latin American markets. The integration of the business and opportunities stemming from entities recently acquired and those that may be acquired by the Company in the future may involve risks. The Company may not successfully integrate acquired businesses, managements, operations, products and services with its current operations. The diversion of management's attention from its existing businesses, as well as problems that can arise in connection with the integration of the new operations may have an impact on revenue and operating results. The integration of acquisitions may result in additional expenses that could reduce profitability. The Company may not succeed in addressing these risks or any other problems encountered in connection with past and future acquisitions.

        All these acquisitions generated a large amount of goodwill, which is stated in the Company's balance sheet. The Company evaluates the recoverability of this goodwill on investments annually and uses accepted market practices, including discounted cash flow for business segments which have goodwill. A downturn in the steel market could negatively impact expectations for futures earnings, leading to the need to recognize an expense in its statement of income regarding the impairment in goodwill.

The Company's operations are energy-intensive, and energy shortages or higher energy prices could have an adverse affect.

        Steel production is an energy-intensive process, especially in melt shops with electric arc furnaces. Electricity represents a significant cost component at these units, as also does natural gas, although to a lesser extent. Electricity cannot be replaced at the Company's mills and power rationing or shortages, like those that occurred in Brazil in 2001, could adversely affect production at those units.

        Natural gas is used in the reheating furnaces at the Company's rolling mills. In the case of shortages in the supply of natural gas, the Company could in some instances change to fuel oil or LPG as an energy sources. However, these measures could increase its production costs and consequently reduce its operating margins.

Restrictive measures on trade in steel products may affect the Company's business by increasing the price of its products or reducing its ability to export.

        The Company is a steel producer that supplies both the domestic market in Brazil and a number of international markets. The Company's exports face competition from other steel producers, as well as restrictions imposed by importing countries in the form of quotas, ad valorem taxes, tariffs or increases in import duties, any of which could increase the costs of products and make them less competitive or prevent the Company from selling in these markets. There are no assurances that importing countries will not impose quotas, ad valorem taxes, tariffs or increase import duties.

Less expensive imports from other countries into Brazil may adversely affect the Company's operating results.

        Steel imports in Brazil caused downward pressure on steel prices in 2010, adversely affecting sales and profit margins, specially in the fourth quarter. Competition from foreign steel producers is a threat and may grow due to an increase in foreign installed steel capacity, depreciation in the U.S. dollar and a reduction in domestic steel demand in other markets, with these factors leading to higher levels of steel imports to Brazil at lower prices. Any change in the factors mentioned above, as well as in duties or protectionist measures could result in a higher level of imports into Brazil, resulting in pressures on the domestic prices that could adversely impact our business. In the beginning of 2011, as a result of higher international prices, the domestic price premium compared to the international price was reduced, avoiding thereby the importation of long steel products and permitting a recovery in the domestic market prices which had been pressured by increased raw material costs. If the level of less expensive imports to Brazil increases, resulting pricing pressures may adversely affect the Company's results.

Less expensive imports from other countries into North America and Latin America may adversely affect the Company's operating results.

        Steel imports in North America and Latin America have forced a reduction in steel prices in the last several years, adversely affecting sales and profit margins. The competition of foreign steel producers is strong and may increase due to the increase in their installed capacity, the depreciation of the U.S. dollar and the reduced domestic demand for steel in other markets, with those factors leading to higher levels of steel imports in North and Latin America at lower prices. In the past, the United States government adopted temporary protectionist measures to control the import of steel by means of quotas and tariffs. Some Latin American countries have adopted similar measures. These protectionist measures may not be adopted and, despite efforts to regulate trade, imports at unfair prices may be able to enter into the North American and Latin American markets, resulting in pricing pressures that may adversely affect the Company's results.

New Entrants into the Brazilian market can affect the Company's competitiveness.

        Since 2009, the intention to install new steel production capacity in Brazil has been announced by a number of players in the industry. If realized, these installations could result in a possible loss of market share, reduction of prices and shortage of raw materials with the resulting increase in their prices.

Costs related to complying with environmental regulations may increase if requirements become more stringent, which may adversely affect the Company's operating results.

        The Company's industrial plants are required to comply with a number of federal, state and municipal environmental laws and regulations with respect to the environment and the operation of mills in every country in which the Company operates. These regulations include environmental licensing procedures, the control of air emissions, waste water discharges and solid and hazardous waste handling and disposal. Failure to comply with these laws and regulations may result in civil and administrative penalties, criminal sanctions or closure orders, and in various circumstances requires the cleanup of the contamination. If existing laws or future legislation become more stringent, expenditure on fixed assets and the costs of compliance may rise, adversely affecting the Company's financial condition. Furthermore, the Company may be subject to additional expenditures and costs associated with environmental compliance as a result of future acquisitions.

Laws and regulations intended to reduce greenhouse gases and other air emissions may be enacted in the future and could have a material adverse effect on the Company's results of operations, cash flows and financial condition.

        One of the feasible effects of the growing requirements regarding reduction of CO2 emissions is likely to be an increase in costs, mainly due to demand of renewable energy and implementation of new technologies in the productive chain. On the other hand, there is an expectation of an increase in demand for goods that result in lower emissions and the upward trend in the steel industry is for products that are produced by processes with reduced greenhouse and air emissions. In this scenario, Brazil Business Operation has been granted the Falcão Bauer Ecological Seal for its civil construction products. This certification ensures that the Company follows sustainable environmental practices in the fabrication of its products. Moreover, Gerdau has also invested in increasing the consumption of solid biofuels as a source of energy for pig iron production. At the same time, the Company has increased its efforts to improve CO2 inventory control and management, including the use of differing technologies.

        Decree No. 7,390/2010, published in December 2010, regulates the National Policy on Climate Change, contemplating the development of sectoral plans of mitigation and adaptation to the climactic changes for the steel sector, with a view to the consolidation of an economy with a lower consumption of CO2. These plans are to be adopted by December 15, 2011 by steel companies, together with the government, and will contain emission reduction goals for 2020, including gradual milestones with a maximum grace period of three years, which may require material investments by the Company.

        The Company anticipates that in some countries where it operates it will, in the future, be affected by federal, provincial, and state level climate change initiatives intended to address greenhouse gases and other air emissions. Canadian provincial governments, for example, are implementing a number of legislative measures, some that have recently taken effect and others planned for the relatively near term. One of the effects of this growing body of legal requirements is likely to be an increase in the cost of energy. Another example is that certain state governments in the United States, including California, and growing coalitions of Western and Northeastern/mid-Atlantic states, are taking active steps to achieve greenhouse gas emission reductions, and the federal government is moving in a similar direction. In particular, various pieces of federal legislation that would limit greenhouse gas emissions have been introduced in the U.S. Congress, some form of which could be enacted in the future. In addition, the U.S. Environmental Protection Agency (EPA) issued its finding that current and projected atmospheric concentrations of certain greenhouse gases thereafter the public health and welfare, which could form the basis for further EPA action. The Canadian federal government is monitoring these U.S. developments closely, and has indicated that it will consider partnering with the U.S. in future greenhouse gas reduction and renewable energy initiatives. While the details of this emerging legislative regime are still in a state of flux, the outcome could have a material adverse effect on the Company's results of operations, cash flows and financial condition.

Layoffs in our labor force have generated severance costs, and such layoffs could reoccur.

        A substantial number of our employees are represented by labor unions and are covered by collective bargaining or other labor agreements, which are subject to periodic negotiation. Strikes or work stoppages have occurred in the past and could reoccur in connection with negotiations of new labor agreements or during other periods for other reasons, including the risk of layoffs during a downcycle that could generate severance costs. Moreover, we could be adversely affected by labor disruptions involving unrelated parties that may provide us with goods or services. Strikes and other labor disruptions at any of our operations could adversely affect the operation of facilities and the timing of completion and the cost of our capital projects.

Unexpected equipment failures may lead to production curtailments or shutdowns.

        The Company operates several steel plants in different sites. Nevertheless, interruptions in the production capabilities at the Company's principal sites would increase production costs and reduce sales and earnings for the affected period. In addition to periodic equipment failures, the Company's facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. The Company's manufacturing processes are dependent upon critical pieces of steelmaking equipment, such as its electric arc furnaces, continuous casters, gas-fired reheat furnaces, rolling mills and electrical equipment, including high-output transformers, and this equipment may, on occasion, incur downtime as a result of unanticipated failures. The Company has experienced and may in the future experience material plant shutdowns or periods of reduced production as a result of such equipment failures. Unexpected interruptions in production capabilities would adversely affect the Company's productivity and results of operations. Moreover, any interruption in production capability may require the Company to make additions to fixed assets to remedy the problem, which would reduce the amount of cash available for operations. The Company's insurance may not cover the losses. In addition, long-term business disruption could harm the Company's reputation and result in a loss of customers, which could materially adversely affect the business, results of operations, cash flows and financial condition.

The Company may be unable to reduce its financial leverage, which could increase its cost of capital, in turn adversely affecting its financial condition or operating results.

        In 2007, the international rating agencies Fitch Ratings and Standard & Poor's classified the Company's credit risk as "investment grade", which gave the Company access to financing at lower borrowing rates. Due to its acquisitions in recent years, its total debt/EBITDA ratio reached the maximum normally accepted by the agencies for an "investment grade" rating. In the first half of 2009, Standard & Poor's put Gerdau on a CreditWatch Negative listing reflecting its views of the Company's weakening cash flow and credit metrics in the currently challenging market environment. Considering that the market conditions have been improving since the low point of December 2008 and January 2009, Standard & Poor's believed that the Company would have the ability to strengthen its credit metrics in the second half of 2009 reiterating its "investment grade". The gradual recovery in the Company's operational cash generation and the efforts to reduce its levels of indebtedness in 2010, helped the Company to maintain its credit rating. If the Company is unable to maintain its operating and financial results, it may loses its "investment grade" rating, which could increase its cost of capital and consequently adversely affect its financial condition and operating results.

The Company's level of indebtedness could adversely affect its ability to raise additional capital to fund operations, limit the ability to react to changes in the economy or the industry and prevent it from meeting its obligations under its debt agreements.

        The Company's degree of leverage could have important consequences, including the following:

  •
  it may limit the ability to obtain additional financing for working capital, additions to fixed assets, product development, debt service requirements, acquisitions and general corporate or other purposes;

  •
  it may limit the ability to declare dividends on its shares and ADSs;

  •
  a portion of the cash flows from operations must be dedicated to the payment of interest on existing indebtedness and is not available for other purposes, including operations, additions to fixed assets and future business opportunities;

  •
  increase in the interest rates on certain of the Company's borrowings, including borrowings under its term loan facility and senior secured credit facility, are at variable rates of interest and are subject to increases in interest rates;

  •
  it may limit the ability to adjust to changing market conditions and place the Company at a competitive disadvantage compared to its competitors that have less debt;

  •
  the Company may be vulnerable in a downturn in general economic conditions; and

  •
  the Company may be required to adjust the level of funds available for additions to fixed assets.

        Pursuant to the financial agreements, the penalty for non-compliance with such financial covenants can be a declaration of default by the creditors of the relevant loans.

        Furthermore, there were R$10.6 billion of the Company's total indebtedness as of December 31, 2010 that are subject to cross-default provisions, with threshold amounts varying from US$10 million to US$100 million, depending on the agreement. Thus, there is a risk that an event of default in one single debt agreement can potentially trigger events of default in other debt agreements.

        Under the terms of its existing indebtedness, the Company is permitted to incur additional debt in certain circumstances; doing so could increase the risks described above.

Our mineral resource estimates are based on internal studies only and may materially differ from mineral quantities that we may be able to actually recover.

        Our mining resources are estimated quantities of ore and minerals based on internal studies and have not been certified by any outside consultant. There are numerous uncertainties inherent in estimating quantities of resources, including many factors beyond our control. Reserve engineering involves estimating deposits of minerals that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. In addition, estimates of different engineers may vary. As a result, no assurance can be given that the indicated amount of measured, indicated and inferred mining resources will be recovered or that that they can be recovered at commercially viable rates.

Risks Relating to our preferred shares and the ADSs

The relative volatility and limited liquidity of the Brazilian securities markets may negatively affect the liquidity and market prices of our preferred shares and ADSs.

        The Brazilian securities market is substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States. There is also significantly greater concentration in the Brazilian securities market than in major securities markets in the United States. These features may substantially limit the ability to sell the preferred shares underlying the ADSs at a price and time at which holders wish to do so. The BM&FBOVESPA had a market capitalization of U.S.$1.546 trillion as of December 31, 2010, and an average monthly trading volume of approximately U.S.$3.693 billion in 2010. In comparison, the NYSE had a domestic market capitalization of U.S.$13.394 trillion (excluding funds and non-U.S. companies) as of December 31, 2010. These market characteristics may substantially limit the ability of holders of the ADSs to sell preferred shares underlying ADSs at a price and at a time when they wish to do so and, as a result, could negatively impact the market prices of these securities.

Substantial sales of our preferred shares or ADSs after the offering may lead to a decrease in the price of preferred shares or ADSs.

        We, our controlling shareholders and the members of our board of directors and our executive board who hold any shares issued by us, including in the form of ADSs, are obligated, during a period from the date of each lock-up agreement through 90 days from the date of the international underwriting agreement, except in the event of the international underwriters' prior written consent, and according to certain exceptions, not to issue, offer, sell, contract for sale, give in guarantee, loan or grant a call option on any share issued by us, or other securities convertible into or exchangeable for shares issued by us, and to refrain from entering into any swap, hedge, selling-short or other transaction, which may transfer, fully or in part, any of the economic benefits derived from holding such securities.

        Once the lock-up period ends, all securities subject to such period will be available for sale in the market. The occurrence of sales, or the perception of a possible occurrence of sales, of a substantial number of our securities may adversely affect the market value of our preferred shares or ADSs.

The holders of our preferred shares might not receive dividends.

        In accordance with the Corporations Law and our By-Laws, we need to pay dividends to our preferred shareholders in an amount at least equivalent to 30% of our annual net income, as determined and adjusted pursuant to the provisions of the Corporations Law (Accounting practices adopted in Brazil, which are based on Brazilian Law No. 6,404 of December 15, 1976, as amended, which is referred to hereinafter as the Brazilian corporate law, and rules and regulations issued by the CVM and the Accounting Pronouncements Committee (Comitê de Pronunciamentos Contábeis), or CPC, collectively referred to as Brazilian GAAP, to calculate dividends and for tax and other statutory purposes.). Such adjustments of net income for the purposes of calculating the dividend base include contributions to various reserves that effectively decrease the amount available for payment of dividends. Despite the requirement of a mandatory dividend, we may opt not to pay dividends to our shareholders in any fiscal year, should our board of directors determine that such distributions would not be advisable in view of our financial condition.

The interests of our controlling shareholder may conflict with the interests of our minority shareholders.

        Subject to the provisions of our By-Laws, our controlling shareholder has powers to:

  •
  elect a majority of our directors and nominate executive officers, establish our administrative policy and exercise full control of our management;

  •
  sell or otherwise transfer their shares in our Company; and

  •
  approve any action requiring the approval of shareholders representing a majority of our outstanding capital stock, including corporate reorganization, acquisition and sale of assets, and payment of any future dividends.

        There is the risk of our controlling shareholder deciding to perform transactions which, in their judgment, will increase the value of their investments in us, even if such transactions come into conflict with the interests of our minority shareholders.

If we do not maintain a registration statement and no exemption from the Securities Act registration is available, U.S. Holders of ADSs may be unable to exercise preemptive rights with respect to our preferred shares.

        We may not be able to offer our preferred shares to U.S. holders of ADSs residing in the U.S. (U.S. holders) pursuant to preemptive rights granted to holders of our preferred shares in connection with any future issuance of our preferred shares unless a registration statement under the Securities Act is effective with respect to such preferred shares and preemptive rights, or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file or maintain a registration statement relating to any preemptive rights offerings with respect to our preferred shares, and we cannot assure you that we will file or maintain any such registration statement. If such a registration statement is not filed and maintained and an exemption from registration does not exist, our depositary, will attempt to sell the preemptive rights, and you will be entitled to receive the proceeds of such sale. However, these preemptive rights will expire if the depositary does not sell them, and U.S. holders of ADSs will not realize any value from the granting of such preemptive rights. Even if a registration statement is effective, as in the case of this offering, we may decide and are allowed to not extend any preemptive or subscription rights to U.S. Persons (as defined in Regulation S under the Securities Act) that are holders of our preferred shares and ADSs.

Judgments of Brazilian courts with respect to our preferred shares will be payable only in reais.

        If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of the preferred shares, we will not be required to discharge its obligations in a currency other than reais. Under Brazilian exchange control limitations, an obligation in Brazil to pay amounts denominated in a currency other than reais may only be satisfied in Brazilian currency at the exchange rate, as determined by the Central Bank, in effect on the date the judgment is obtained, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then prevailing exchange rate may not afford non-Brazilian investors with full compensation for any claim arising out of, or related to, our obligations under the preferred shares or the ADSs.

If an ADS holder surrenders its ADSs and withdraws preferred shares, it risks losing the ability to remit foreign currency abroad and certain Brazilian tax advantages.

        An ADS holder benefits from the electronic certificate of foreign capital registration obtained by the custodian for our preferred shares underlying the ADSs in Brazil, which permits the custodian to convert dividends and other distributions with respect to the preferred shares into non-Brazilian currency and remit the proceeds abroad. If an ADS holder surrenders its ADSs and withdraws preferred shares, it will be entitled to continue to rely on the custodian's electronic certificate of foreign capital registration for only five business days from the date of withdrawal. Thereafter, upon the disposition of or distributions relating to the preferred shares unless it obtain its own electronic certificate of foreign capital registration or qualifies under Brazilian foreign investment regulations that entitle some foreign investors to buy and sell shares on Brazilian stock exchanges without obtaining separate electronic certificates of foreign capital registration, such former holder of ADSs would not be able to remit abroad non-Brazilian currency. In addition, if an ADS holder does not qualify under the foreign investment regulations, it will generally be subject to less favorable tax treatment of dividends and distributions on, and the proceeds from any sale of, our preferred shares.

        If an ADS holder attempts to obtain its own electronic certificate of foreign capital registration, it may incur expenses or suffer delays in the application process, which could delay its ability to receive dividends or distributions relating to our preferred shares or the return of its capital in a timely manner. The depositary's electronic certificate of foreign capital registration may also be adversely affected by future legislative changes.

Developments and the perception of risks in other countries, especially in the United States and emerging market countries, may adversely affect the market prices of our preferred shares and ADSs.

        The market for securities issued by Brazilian companies is influenced, to varying degrees, by economic and market conditions in the United States and emerging market countries, especially other Latin American countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or adverse economic conditions in other emerging market countries have at times resulted in significant outflows of funds from, and declines in the amount of foreign currency invested in, Brazil.

        The Brazilian economy is also affected by international economic and market conditions generally, especially economic and market conditions in the United States. Share prices on the BM&FBOVESPA, for example, have historically been sensitive to fluctuations in United States interest rates as well as movements of the major United States stocks indexes.

        Developments in other countries and securities markets could adversely affect the market prices of our preferred shares or the ADSs, could make it more difficult for us to access the capital markets and finance our operations in the future on acceptable terms or at all, and could also have a material adverse effect on our operations and prospects.

RECENT BUSINESS DEVELOPMENTS AND FINANCIAL RESULTS

Overview

        In fiscal year 2010, Gerdau's results reflected the measures implemented over the course of 2009 to optimize the company's operational and financial performance and were achieved despite the many challenges that emerged in the period, especially those related to raw material costs and the slow economic growth in developed markets. Gerdau's key operating indicators improved in the period, which included the shipments growth of 24% to 17.4 million tonnes, which were supported principally by the robust operational performance in the Specialty Steel Business Operation and by the strong domestic market in the Brazil Business Operation.

        The Company continues to make investments that will allow it to fully meet the future growth in Brazil's steel demand, which should be increased by the World Cup, the Olympics, the government's economic stimulus package, the oil discoveries in the pre-salt layer and the government's My Home, My Life program to stimulate homebuilding.

        In North America, the Company experienced a gradual recovery in the common long-steel market. In 2010, preliminary data suggests that GDP grew by approximately 3%. Countries in Latin America presented varying levels of economic growth in 2010. The highlights were Peru (+8.8%), Argentina (+8.5%) and Chile (+5.3%). In the Specialty Steel the U.S. registered strong growth in the production of passenger vehicles and light commercial vehicles. A total of 11.9 million units were produced in 2010, a growth of 39% compared to 2009. As a result, our plants producing specialty steel in the United States operated at full capacity in order to meet the demand from this market. In 2010, Brazil once again registered positive growth in vehicle production. During the year, the country produced 3.6 million vehicles, a growth of 14% compared to 2009, based on data from the Vehicle Manufacturers' Association (Anfavea). In Spain, registrations of commercial vehicles, which consume more steel in their production, recorded growth of 9% in both Spain and the European Union in 2010, based on data from the European Automobile Manufacturer's Association (ACEA). In the same period, registrations of passenger vehicles grew by 3% in Spain and fell by 5% in the European Union.

        The table below presents GDP growth, inflation, interest rates and the foreign exchange rate between the U.S. dollar and the Brazilian real for the periods shown.

	2010		2009		2008
Actual GDP growth		7.5%		(0.6)%		5.1%
Inflation (IGP-M)(1)		11.3%		(1.7)%		9.8%
Inflation (IPCA)(2)		5.9%		4.3%		5.9%
CDI rate(3)		9.7%		9.9%		12.4%
6-month LIBOR		6.4%		0.4%		1.8%
Depreciation (appreciation) in the Brazilian real against the U.S. dollar		(4.3)%		(25.5)%		31.9%
Foreign exchange rate at end of period—$1.00	R$	1.6662	R$	1.7412	R$	2.3370
Average foreign exchange rate—$1.00(4)	R$	1.7593	R$	1.9935	R$	1.8375

Sources: Getúlio Vargas Foundation, Central Bank of Brazil and Bloomberg

(1)
Inflation as measured by the General Market Price index (IGP-M) published by the Getúlio Vargas Foundation (FGV).

(2)
Inflation as measured by the Broad Consumer Price Index (IPCA) measured by Brazilian Institute of Geography and Statistics (IBGE).

(3)
The CDI rate is equivalent to the average fixed rate of interbank deposits recorded during the day in Brazil (annualized monthly cumulative figure at end of period).

(4)
Average of the foreign exchange rates, according to the Brazilian Central Bank, on the last day of each month in the period indicated.

  Business Cyclicality and Seasonality

        The steel industry is highly cyclical worldwide. Consequently, the Company is exposed to substantial swings in the demand for steel products which in turn causes volatility in the prices of most of its products. In addition, since the Brazilian steel industry produces substantially more steel than the domestic economy is able to consume, the sector is dependent on export markets. The demand for steel products and hence the financial condition and operating results of companies in the steel industry, including the Company itself, are generally affected by macroeconomic fluctuations in the world economy and the domestic economies of steel-producing countries, including general trends in the manufacturing, construction and automotive sectors. Since 2003, demand for steel products from developing countries (particularly China) and overall world economic growth have contributed to historically high levels in the prices of the Company's steel products. However, these relatively high prices may not persist, especially in view of the expansion in installed capacity worldwide or the recent lower level of demand. In 2008 and in the beginning of 2009, the United States economy had shown strong signs of lower economic activity, affecting many other countries and consequently international steel prices. Since June 2009, the world economy has been showing gradual recovery, positively impacting steel demand and prices and the Company believes that this trend will be maintained during 2011.

        In the Company's Brazilian and Latin American operations, shipments in the second and third quarters of the year tend to be stronger than in the first and fourth quarters, given the reduction in construction activity. In the Company's North American operations, demand is influenced by winter conditions, when consumption of electricity and other energy sources (i.e., natural gas) for heating increases and may be exacerbated by adverse weather conditions, contributing to increased costs and decreased construction activity, and in turn leading to lower sales. For the Company's Specialty Steel Business Operation, particularly in Spain, the third quarter is traditionally marked by collective vacations that reduce operations in the quarter to only two months.

Recent Production and Shipments Trends (Year Ended December 31, 2010 Compared to Year Ended December 31, 2009)

Crude and Rolled Steel

Production (1,000 tonnes)	Year ended December 31, 2010	Year ended December 31, 2009	Variation Year ended December 31, 2010/ Year ended December 31, 2009
Crude Steel (slabs, blooms and billets)
Brazil	6,953	5,334	30.4%
North America	6,209	4,910	26.5%
Latin America	1,488	1,347	10.5%
Specialty Steel	3,202	1,918	66.9%
Total	17,852	13,509	32.1%
Rolled steel
Brazil	4,166	3,571	16.7%
North America	5,760	4,635	24.3%
Latin America	1,879	1,668	12.6%
Specialty Steel	2,977	1,868	59.4%
Total	14,782	11,742	25.9%

Note: the information above does not include data from associate companies and jointly controlled entities.

        In 2010, Gerdau's crude steel production was higher than in 2009 (see table above), supported by the recovery in demand in all markets where it operates.

        The Brazil Business Operation posted the strongest absolute growth in gross steel production, mainly due to a recovery from the low activity levels in 2009, principally in the Ouro Branco unit in the state of Minas Gerais. The North America Business Operation also benefited from the gradual recovery in the region's domestic market. At the Specialty Steel Business Operation, production registered a robust recovery in all regions, mainly driven by the solid performance of the automotive industry. At the Latin America Business Operation, production growth was slightly lower, since the region's sales were impacted to a lesser degree by the crisis in 2009.

        Rolled steel production accompanied the growth in crude steel production observed in the period, except at the Brazil Business Operation, where the blast furnace at the Ouro Branco unit resumed operations, with production focused on semi-finished products.

Shipments

Consolidated Shipments(1) (1,000 tonnes)	Year ended December 31, 2010	Year ended December 31, 2009	Variation Year ended December 31, 2010/ Year ended December 31, 2009
Brazil	6,646	5,175	28.4%
Domestic Market	4,717	3,650	29.2%
Exports	1,929	1,525	26.5%
North America	5,742	4,935	16.4%
Latin America	2,211	2,015	9.7%
Specialty steel	2,764	1,862	48.4%
Total	17,363	13,987	24.1%

(1)
Excludes shipments to subsidiaries

Note: the information above does not include data from associate companies and jointly controlled entities.

        In 2010, consolidated shipments grew in all business operations (see table above), especially in those operations with greater exposure to the Brazilian market and to the auto industry.

        At the Brazil Business Operation, the manufacturing industry played an important role in the recovery in demand, fueled by the 21% growth in capital goods production in 2010, according to the Brazilian Institute of Geography and Statistics (IBGE). In the Brazilian market, demand remains robust in the construction industry, as confirmed by the growth of 11.6% in Construction GDP forecast for 2010, according to Sinduscon, an industry trade union.

        At the North America Business Operation, the manufacturing industry was also the main driver of the recovery in shipments. The Institute for Supply Management (ISM), the main indicator of industrial production in North America, reached 58.5 in December 2010, with a reading above 50 indicating growth. The infrastructure and non-residential segments continued to present weak and stable demand.

        On a smaller scale, the Latin America Business Operation posted shipments growth, especially in its operations in Argentina and Mexico, countries in which GDP growth was estimated at 9% and 5%, respectively.

        In the Specialty Steel Business Operation, the highlights were the operations in Brazil and the United States, which benefitted from the strong recovery in the auto industry, with vehicle production growing 14% in Brazil and 36% in the United States.

Results of Operations of the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

        The following table sets forth Gerdau's summary financial information, presented in Brazilian reais and have been derived from our audited consolidated financial statements presented in Brazilian reais and prepared in accordance with IFRS, as issued by the IASB.

	For the year ended
	December 31, 2010		December 31, 2009
Income Statement Selected Information	In thousands of Brazilian reais (R$)	% Net Sales	In thousands of Brazilian reais (R$)	% Net Sales
NET SALES	31,393,209	100.0%	26,540,050	100.0%
Cost of sales	(25,873,476)	-82.4%	(22,305,550)	-84.0%

GROSS PROFIT	5,519,733	17.6%	4,234,500	16.0%
Selling expenses	(551,547)	-1.8%	(429,612)	-1.6%
General and administrative expenses	(1,805,914)	-5.8%	(1,714,494)	-6.5%
Reversal (Impairment) of assets	336,346	1.1%	(1,072,190)	-4.0%
Restructuring costs	—	—	(150,707)	-0.6%
Other operating income	207,320	0.7%	190,157	0.7%
Other operating expenses	(100,840)	-0.3%	(101,810)	-0.4%
Equity in earnings of unconsolidated companies	39,454	0.1%	(108,957)	-0.4%

INCOME BEFORE FINANCIAL INCOME (EXPENSES) AND TAXES	3,644,552	11.6%	846,887	3.2%
Financial income	295,563	0.9%	436,236	1.6%
Financial expenses	(1,097,633)	-3.5%	(1,286,368)	-4.8%
Exchange variations, net	104,364	0.3%	1,060,883	4.0%
Gain and losses on derivatives, net	12,392	—	(26,178)	-0.1%

INCOME BEFORE TAXES	2,959,238	9.4%	1,031,460	3.9%
Income and social contribution taxes
Current	(642,306)	-2.0%	(303,272)	-1.1%
Deferred	140,447	0.4%	276,320	1.0%

NET INCOME	2,457,379	7.8%	1,004,508	3.8%

ATTRIBUTED TO:
Owners of the parent	2,142,488	6.8%	1,121,966	4.2%
Non-controlling interests	314,891	1.0%	(117,458)	-0.4%

	2,457,379	7.8%	1,004,508	3.8%

        The following analysis refers to the consolidated results of Gerdau.

Net Sales

Net Sales by Business Operations(*) (R$ million)	Year ended December 31, 2010	Year ended December 31, 2009	Variaton Year ended December 31, 2010/ Year ended December 31, 2009
Brazil	13,013	10,596	22.8%
North America	8,836	8,294	6.5%
Latin America(1)	3,487	3,137	11.2%
Specialty Steel	6,611	4,777	38.4%
Intercompany Eliminations	(554)	(264)	109.8%
Total	31,393	26,540	18.3%

(*)
The information above does not include data from jointly controlled entities and associate companies.

        In 2010, consolidated net sales increased in relation to 2009 (see table above), driven by the increased shipments (+24%), despite the lower net sales per tonne sold (-4.7%).

        In absolute figures, the Brazil Business Operation was the highlight of net sales growth in 2010, supported by the increased shipments (+28.4%), especially in the Brazilian market (+29.2%). This growth in shipments compensated the reduction of 6. 1% in net sales per tonne, from R$ 1,997 in 2009 to R$ 1,875, driven by price discounts granted to customers in the domestic market during the fourth quarter of 2010.

        The Specialty Steel Business Operation also posted significant growth in net sales, led by the shipments growth (+ 48.4%) at its operations in Brazil (+ 45.2%) and the United States (+64.0%). This growth in shipments compensated the reduction of 6.8% in net sales per tonne, from R$ 2,566 in 2009 to R$ 2,392 in 2010, mainly in Brazil and Spain.

        The North America Business Operation posted growth in net sales, led by the shipments growth of 16.4% partially offset by the reduction of 8.4% in the net sales per tonne, from R$ 1,681 in 2009 to R$ 1,539 in 2010 due to the devaluation of the US dollar against the real in the period.

        The Latin America Business Operation posted similar performance, with growth in net sales, led mainly by the shipments growth of 9.7%. Net sales per tonne slightly increased from R$ 1,557 in 2009 to R$ 1,577 in 2010.

Cost of Sales and Gross Profit

		Year ended December 31,
				Variaton Year ended December 31, 2010/ Year ended December 31, 2009
Net sales, Cost of Sales and Gross Profit(*)		2010	2009
Brazil	Net sales (R$ million)	13,013	10,596	22.8%
	Cost of Sales (R$ million)	(10,179)	(7,516)	35.4%
	Gross Profit (R$ million)	2,834	3,080	-8.0%
	Gross margin (%)	21.8%	29.1%
North America	Net sales (R$ million)	8,836	8,294	6.5%
	Cost of Sales (R$ million)	(7,998)	(7,703)	3.8%
	Gross Profit (R$ million)	838	591	41.8%
	Gross margin (%)	9.5%	7.1%
Latin America	Net sales (R$ million)	3,487	3,137	11.2%
	Cost of Sales (R$ million)	(3,021)	(3,070)	-1.6%
	Gross Profit (R$ million)	466	67	595.5%
	Gross margin (%)	13.4%	2.1%
Specialty Steel	Net sales (R$ million)	6,611	4,777	38.4%
	Cost of Sales (R$ million)	(5,312)	(4,384)	21.2%
	Gross Profit (R$ million)	1,299	393	230.5%
	Gross margin (%)	19.6%	8.2%
Intercompany Eliminations	Net sales (R$ million)	(554)	(264)	109.8%
	Cost of Sales (R$ million)	637	367	73.6%
	Gross Profit (R$ million)	83	103	-19.4%
Total	Net sales (R$ million)	31,393	26,540	18.3%
	Cost of Sales (R$ million)	(25,873)	(22,306)	16.0%
	Gross Profit (R$ million)	5,520	4,234	30.4%
	Gross margin (%)	17.6%	16.0%

(*)
The information above does not include data from jointly controlled entities and associate companies.

        On a consolidated basis, the increase in cost of sales in 2010 from 2009 (see table above) is explained by the increase in shipments in the period and the higher raw material prices. However, the increase in cost of sales was lower than the increase in net sales due to the higher dilution of fixed costs, which led to gross margin expansion, especially in the Specialty Steel and Latin America Business Operation.

        At the Specialty Steel Business Operation, as mentioned above, the increase in cost of sales was lower than the increase in net sales due to the higher dilution of fixed costs, a consequence of increased shipments (+48.4%). This can be evidenced by the reduction of 18.4% in cost of sales per tones compared to a decrease of 6.8% in net sales per tonne during the compared period. This performance led to a significant increase in gross profit and margin.

        The North America Business Operation presented the same performance, but in a lesser extent. The increase in cost of sales was lower than the increase in net sales due to the higher dilution of fixed costs, a consequence of increased shipments (+16.4%), which can be evidenced by the reduction of 10.8% in cost of sales per tones compared to a decrease of 8.4% in net sales per tonne during the compared period. This performance led to an increase in gross profit and margin.

        At the Latin America Business Operation, the reduction in cost of sales compared to an increase in net sales due to the higher dilution of fixed costs allowed the growth in gross profit and margin.

        At the Brazil Business Operation, despite the dilution of fixed costs due to the increased shipments in 2010, the mismatch between the increases in raw material prices and the pass-through to steel prices led to a reduction in gross profit and gross margin compression in relation to 2009.

Selling, General and Administrative Expenses

Operating Expenses(*) (R$ million)	2010	2009	Variation Year ended December 31, 2010/ Year ended December 31, 2009
Selling expenses	552	430	28.4%
General and administrative expenses	1,806	1,714	5.4%

Total	2,358	2,144	10.0%

Net sales	31,393	26,540	18.3%

% of net sales	7.5%	8.1%

(*)
The information above does not include data from jointly controlled entities and associate companies.

        Despite the increase in selling, general and administrative expenses in 2010 compared to 2009, due to better operational activity level in the period, these expenses represented 7.5% and 8.1% of net revenues, respectively.

Reversal (Impairment) of Assets and Restructuring Costs

	2010		2009
Reversal (impairment) of assets and restructuring costs by Business Operation (R$ million)	Specialty Steel	Total	North America	Latin America	Specialty Steel	Total
Fixed assets	120	120	(166)	(136)	(218)	(520)
Goodwill	—	—	—	—	(202)	(202)
Intangible	216	216	—	—	(304)	(304)
Investments valued by equity income	—	—	—	—	(46)	(46)

Reversal impairment of assets	336	336	(166)	(136)	(770)	(1,072)

Restructuring Costs	—	—	(49)	—	(102)	(151)

Total	336	336	(215)	(136)	(872)	(1,223)

        In accordance with the International Financial Reporting Standards (IFRS) established by the International Accounting Standard Board (IASB), Gerdau's assets undergo impairment testing based on revisions of the prospects for cash generation and the future earnings from the Company's operations.

        In 2009, the Company recognized an impairment of assets in the amount of R$1.1 billion and restructuring costs of R$151 million which was mainly generated by downward revisions in expectations for operating results in the North America and Specialty Steel business operations.

        In 2010, due to the more favorable market conditions observed at the Specialty Steel Business Operations, especially in the United States, the impairment testing of assets identified net gains of R$ 336 million in the period (R$ 289 million net of income tax), composed of the following effects: in the United States, there was a reversal of losses due to the impairment of intangible assets in the amount of R$ 216 million, and of fixed assets in the amount of R$ 188 million; in Spain, the lack of prospects for a recovery in these operations led to loss due to impairment of fixed assets at one of its units in the amount of R$ 68 million.

Equity in Earnings of Unconsolidated Companies

        Associate companies and jointly controlled entities, which results are calculated using the equity method, recorded shipments of 1.1 million tonnes of steel in 2010 (based on their respective equity interests), which was 20% more than in 2009, resulting in net sales of R$ 1.4 billion. Based on these companies' results, equity income was a gain of R$ 39 million in 2010, versus a loss of R$ 109 million in 2009.

Income before Financial Income (Expenses) and Taxes

        Income before Financial Income (Expenses) and Taxes increased from R$ 846.9 million in the year ended December 31, 2009 to R$3,644.6 million in 2010. This difference is due to an improvement in the Company's shipments, better results of Equity in earnings of unconsolidated companies in the year ended December 31, 2010 and negative impact of the impairment test recognized in 2009.

Financial Income, Financial Expenses, Exchange Variations, net and Gains and Losses in Derivatives, net

Financial Income, Financial Expenses, Exchange Variations, net and Gain and Losses on derivatives, net(*) (R$ million)	2010	2009	Variaton Year ended December 31, 2010/ Year ended December 31, 2009
Financial income	296	436	-32.1%
Financial expenses	(1,098)	(1,286)	-14.6%
Exchange variation, net	104	1,061	-90.2%
Gains and Losses on derivatives, net	13	(26)	—

Total	(685)	185

(*)
The information above does not include data from jointly controlled entities and associate companies.

        The lower foreign exchange variation between the US dollar and the real in the period (an appreciation of the real against US dollar of 4.3% in 2010, versus 25.5% in 2009) was the main factor responsible for the negative financial result in the period, which compares with the positive financial result recorded last year. This effect results from the translation into Brazilian real of the asset balances (export receivables) and liability balances (especially dollar-denominated debt contracted by Brazilian companies) at the end of each fiscal year.

        Of the total foreign-currency debt of US$ 3.5 billion contracted by companies in Brazil as of December 31, 2010, US$ 2.7 billion was related to the acquisitions of companies abroad, for which foreign exchange variation was recorded directly on the equity (net investment hedge in relation to some investments). For the remaining US$ 0.8 billion, the foreign exchange gains or losses are recorded on the income statement.

Income and Social Contribution Taxes

        Income and Social Contribution Taxes increased from a negative amount of R$27.0 million in the year ended December 31, 2009 to a positive amount of R$501.9 million in the corresponding period of 2010, mainly due to more favorable results in 2010.

Net Income

Net income (R$ million)	2010	2009	Variation Year ended December 31, 2010/ Year ended December 31, 2009
Consolidated net income	2,457	1,005	144.5%

        In fiscal year 2010, consolidated net income increased by 144.5% when compared to 2009, mainly due to the better operating results and the partial reversal of the negative impact of the asset impairment recorded in 2009, as explained above.

Results of Operations of the Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

        The Company is presenting below the analysis of consolidated results for the year ended December 31, 2009 compared with year ended December 31, 2008 updating and substituting information presented in our 2009 Annual Report.

	For the year ended
	December 31, 2009		December 31, 2008
Income Statement Selected Information	In thousands of Brazilian reais (R$)	% Net Sales	In thousands of Brazilian reais (R$)	% Net Sales
NET SALES	26,540,050	100.0%	41,907,845	100.0%
Cost of sales	(22,305,550)	-84.0%	(31,228,035)	-74.5%

GROSS PROFIT	4,234,500	16.0%	10,679,810	25.5%
Selling expenses	(429,612)	-1.6%	(479,551)	-1.1%
General and administrative expenses	(1,714,494)	-6.5%	(2,284,857)	-5.5%
Impairment of assets	(1,072,190)	-4.0%	—	—
Restructuring costs	(150,707)	-0.6%	—	—
Other operating income	190,157	0.7%	205,676	0.5%
Other operating expenses	(101,810)	-0.4%	(116,064)	-0.3%
Equity in earnings of unconsolidated companies	(108,957)	-0.4%	122,808	0.3%

INCOME BEFORE FINANCIAL INCOME (EXPENSES) AND TAXES	846,887	3.2%	8,127,822	19.4%
Financial income	436,236	1.6%	484,046	1.2%
Financial expenses	(1,286,368)	-4.8%	(1,620,782)	-3.9%
Exchange variations, net	1,060,883	4.0%	(1,035,576)	-2.5%
Gain and losses on derivatives, net	(26,178)	-0.1%	(62,396)	-0.1%

INCOME BEFORE TAXES	1,031,460	3.9%	5,893,114	14.1%
Income and social contribution taxes
Current	(303,272)	-1.1%	(1,423,660)	-3.4%
Deferred	276,320	1.0%	475,444	1.1%

NET INCOME	1,004,508	3.8%	4,944,898	11.8%

ATTRIBUTABLE TO:
Owners of the parent	1,121,966	4.2%	3,940,505	9.4%
Non-controlling interests	(117,458)	-0.4%	1,004,393	2.4%

	1,004,508	3.8%	4,944,898	11.8%

Net Sales

        In 2009, consolidated net sales was R$ 26,540.1 million, down 36.7% from 2008. This reduction was primarily due to the 26.8% decrease in sales volume and the appreciation in the Brazilian real against the U.S. dollar in the period (8.9%), which impacted mainly by the business operations, which have units abroad, when translated into this currency. In the same period net sales per tonne dropped 13.4%, from R$ 2,192.1/tonne to R$ 1,897.5/tonne mainly because the steel shipments and average steel selling price were lower in all segments, reflecting the reduction in demand due to the global economic crisis.

        Sales volume in 2009 was 14.0 million tonnes, down 26.8% from the previous year. Over the course of 2009, the Company observed recovery in its main markets, especially in the Brazil and Specialty Steel Business Operations. Consolidated sales volume were 19.9% higher in the fourth quarter than in the first quarter of the same year. In the same comparison period, the Specialty Steel Business Operation recorded a 42.4% increase in sales volume and the Brazil Business Operation registered a 28.9% increase.

Cost of Sales and Gross Profit

        Cost of sales was R$ 22,305.6 million in 2009, down R$ 8,922.5 million from 2008, reflecting the lower sales volume in the period, the lower raw material prices, the inventory write downs and the Company's efforts made over the course of 2009 to cut costs. This effort can be observed in fixed costs as a percentage of total production costs, which decreased from 25.6% in the first quarter of 2009 to 21.6% in the fourth quarter. Gross profit in 2009 was R$ 4,234.5 million, down 60.4% from 2008. Given the sharper drop in net revenue than in cost of sales, consolidated gross margin decreased from 25.5% in 2008 to 17.2% in 2009.

        Considering the recovery that steel demand has being presenting in most of the regions where Gerdau operates, the Company believes the price of raw materials such as scrap, iron ore and coal will increase in 2010, followed by a gradual recovery in steel prices. Higher steel production in Gerdau's operations will result in a better dilution of fixed costs, possibly leading to higher gross margin in 2010 if compared to 2009.

        The decrease in year end inventory as a percentage of cost of sales in 2009 in comparison to 2008 is a result of the Company effort to reduce working capital to align with the new economic scenario. During 2009 the needs to make additional write-downs were minimum compared to 2008 due to a better world steel price environment.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased by 22.4% or R$ 620.3 million, in 2009 from 2008 mainly due to the Company's effort to reduce costs and expenses during the year. These expenses in the period corresponded to 8.1% of net revenue, up from 6.6% in 2008. This increase was primarily due to the lower dilution of the fixed costs embedded in these accounts, given the sharp reduction in net revenue in 2009.

Impairment of Assets and Restructuring Costs

        Gerdau reports its consolidated financial statements in accordance with the International Financial Reporting Standards (IFRS) established by the International Accounting Standard Board (IASB). These accounting standards determine that the Company's assets must undergo impairment tests based on revisions of the prospects for cash generation and the future earnings from the Company's operations.

        During 2009, the Company monitored indicators of asset deterioration and whenever necessary applied impairment tests, which are based on projections for the global economic scenario, which indicated deterioration in steel assets worldwide.

        The tests adopt the discounted cash flow methodology, for which important assumptions are made for discount rates, growth rates, perpetuity, working capital, investment plans and projected cash flow that could substantially influence the Company results.

        In 2009, the Company recognized an impairment of assets in the amount of R$1.1 billion and restructuring costs of R$151 million which was mainly generated by downward revisions in expectations for operating results in the North America and Specialty Steel business operations. These losses were classified as follows:

	2009
Impairment of assets and restructuring costs by Business Operation (R$ million)	North America	Latin America	Specialty Steel	Total
Fixed assets	(166)	(136)	(218)	(520)
Goodwill	—	—	(202)	(202)
Intangible	—	—	(304)	(304)
Investments valued by equity income	—	—	(46)	(46)

Impairment of assets	(166)	(136)	(770)	(1,072)

Restructuring Costs	(49)	—	(102)	(151)

Total	(215)	(136)	(872)	(1,223)

Note: for further details on this impairment, see item 5 of our 2009 Annual Report incorporated by reference herein.

Other Operating Income

        Other operating income did not suffer material changes in 2009 (R$ 190.2 million) when compared to 2008 (R$ 205.7 million). The main variation was related to tax effects of R$ 16.6 million (reversion of fine and interest) by the adoption of REFIS (Brazilian Tax Debt Refinancing Program in Brazil) granted by the Brazilian Federal Government.

Other Operating Expenses

        Other operating expenses did not suffer material changes in 2009 (R$ 101.8 million) when compared to 2008 (R$ 116.1 million). The main variation was due to expenses generated by the losses in the write-off/selling of property, plant and equipment.

Equity in Earnings of Unconsolidated Companies

        Equity in Earnings of Unconsolidated Companies in the period was a loss of R$ 109.0 million, lower than the gain of R$ 122.8 million in the previous year, a result of the impacts from the global financial crisis on the results of these companies.

Income Before Financial Income (Expenses) and Taxes

        Operating income was R$ 846.9 million in 2009, lower than the R$ 8,127.8 million in 2008. This reduction was driven by the lower shipments and prices in 2009 and the identification of impairment losses of R$ 1,222.9 million.

Financial Income, Financial Expenses, Exchange Variations, Gains and Losses in Derivatives

        Financial income decreased by R$ 47.8 million in 2009, from R$ 484.0 million in 2008 to R$ 436.2 million, mainly because of the lower cash generation and consequently, lower average cash and investment balances, as well as lower interest rates during the year.

        Financial expenses decreased by R$ 334.4 million in 2009, from R$ 1,620.8 million in 2008 to R$ 1,286.4 million in 2009, mainly due to a lower average outstanding debt as a result of debt amortizations, including prepayments, during the period.

        The 2009 financial result includes a gain from the appreciation in the Brazilian real against the U.S. dollar in the period (+25.5%) on the translation of foreign-denominated assets (export receivables) and liabilities (primarily dollar-denominated debt contracted by Brazilian companies) in the amount of R$ 1,060.9 million. In 2008, the effects of foreign currency variation was a loss of R$ 1,035.6 million.

        Net gain and losses on derivatives decreased by R$ 36.2 million in 2009 due to the decrease in the results reached with those derivatives.

Provision for Income Taxes

        Provision for Income Taxes was R$ 27.0 million in 2009, compared to R$ 948.2 million in 2008. This variation is due to weaker result achieved in 2009 compared to last year. The effective tax rate was 16.1% in 2008, compared to an effective tax rate almost null in 2009, mainly because of tax incentives which resulted in a higher impact over the effective tax rate in 2009. For further information regarding tax incentives, see NOTE 9—Income and Social Contribution Taxes.

Net Income

        Consolidated net income was R$ 1,004.5 million in 2009, down 79.7% from the previous year which was R$ 4,944.9 million. This decrease was mainly due to the worse operational performance in 2009 compared to 2008. Net margin (defined as net income divided by net sales) decreased from 11.8% in 2008 to 3.8% in 2009.

Gerdau Business Operations

        Brazil Business Operation recorded net sales 31.5% lower in 2009 than in 2008, from R$ 15,474.6 million to R$ 10,596.3 million, resulting from a decreases of 21.3% in sales volume and 13.0% in net revenue per tonne sold. Domestic sales volume recorded a sharper decline in the same period of 24.6%, influenced by the poor performance in the first half of the year. Domestic demand recovered gradually over the course of the year, as demonstrated by the increase of 51.3% in sales volume in the fourth quarter from the first quarter. The recovery basically reflects the demand from the construction sector, which was driven by the resumption of construction for projects launched before the onset of the crisis and the accelerated construction of new projects launched in 2009. The manufacturing industry also showed signs of recovery in 2009, fueled by recovery in demand for heavy vehicles and agricultural machinery, which benefited from the government stimulus measures. Domestic prices in 2009 maintained at the same levels of 2008 and export prices reduced by 48.6% (due to lower international steel prices, reflecting the reduction in demand due to the global economic crisis). The decrease in the net sales per tonne was not accompanied to the same extent by costs, mainly during the first half of 2009, when the steel mills were operating at low levels of capacity utilization. Considering this, gross margin in Brazil contracted from 37.0% in 2008 to 29.1% in 2009.

        In the North America Business Operation, which was the operation most impacted by the crisis, net sales in 2009 decreased by 44.8% to R$ 8,293.4 million, from R$ 15,017.5 million in 2008, driven by the reduction of 35.4% in sales volume and of 14.5% in net revenue per tonne. Shipments reduced primarily due to the global liquidity crisis, which led to rapid deterioration in world economic conditions, significantly depressing demand for the Company's products. Despite the sharp drop-off in sales in 2009 from 2008, a slow and gradual recovery in demand was observed, as indicated by the 11.7% increase in sales volume in the fourth quarter from the first quarter of 2009. Even with the government incentives announced, the associated impacts were not reflected in steel demand in 2009. Total net sales per tonne decreased 14.5% in 2009 compared to 2008 as a result of reductions in scrap and other raw material costs. Considering that, North America Business Operation recorded a gross margin of 7.1%, lower than 16.0% recorded in 2008.

        Latin America Business Operation net sales decreased 29.9% to R$ 3,137.1 million in 2009, from R$ 4,473.4 million in 2008, mainly due to a 22.3% reduction in net sales per tonne. At the Latin America Business Operation, which was the business operation least affected by the crisis in terms of sales volume, sales volume fell by only 9.7% from the previous year. At Mexico and Peru operations, sales volume remained virtually stable in 2009 in relation to 2008, while the Colombia and Chile operations registered lower sales in the same comparison period. This operation is composed of countries that are net steel importers with high correlation to the international market. The credit crisis affected steel prices during 2009, which lead to a reduction of 22.3% in net sales per tonne comparing to 2008. Gross margin fell from 21.2% in 2008 to 2.1% in 2009, essentially due to the lower prices in the period, which reflected the high exposure to imported products.

        In the Specialty Steel Business Operation, net sales decreased by 40.2% to R$ 4,777.1 million in 2009, from R$ 7,983.9 million in 2008. This Business Operation recorded a decline of 30.2% in sales volume in 2009 from the prior year, with various different impacts felt in each country. Spain was the country most affected (where the automotive sector was significantly impacted by the credit crisis), followed by Brazil. In the United States, specialty steel sales remained stable, but since the operations were acquired in May 2008, the comparison base is different. Total net sales per tonne in this business operation fell 14.3% in 2009 comparing to 2008. Gross margin decreased from 18.6% in 2008 to 8.2% in 2009, explained primarily by the reduction in sales volume, with lower dilution of fixed costs per tonne sold.

Critical Accounting Policies

        Critical accounting policies are those that are both (a) important to present the financial position and results of operations and (b) require Management's most difficult, subjective or complex judgments, often as a result of the need to make estimates that impact matters that are inherently uncertain. As the number of variables and assumptions affecting the possible future resolution of the uncertainties increases, those judgments become even more subjective and complex. In the preparation of the Consolidated Financial Statements, the Company has relied on variables and assumptions derived from historical experience and various other factors that it deems reasonable and relevant. Although these estimates and assumptions are reviewed by the Company in the normal course of business, the presentation of its financial position and results of operations often requires making judgments regarding the effects of inherently uncertain matters on the carrying value of its assets and liabilities. Actual results may differ from estimates based on different variables, assumptions or conditions. In order to provide an understanding of how the Company forms its judgments about future events, including the variables and assumptions underlying the estimates, comments have been included that relate to each critical accounting policy described below:

  •
  deferred income and social contribution tax;

  •
  pension and post-employment benefits;

  •
  environmental liabilities;

  •
  derivative financial instruments;

  •
  useful lives of long-lived assets;

  •
  fair value of unquoted derivative financial instruments,

  •
  valuation of assets acquired and liabilities assumed in business combinations, and

  •
  impairment test of assets with definite and indefinite useful life.

a)    Deferred Income and Social Contribution Tax

        The liability method of accounting (according to the concept described in IAS 12) for income taxes is used for deferred income and social contribution taxes arising from temporary differences between the book value of assets and liabilities and their tax bases. The amount of the deferred income and social contribution tax asset is revised at each Consolidated Financial Statement date and reduced by the amount that is no longer probable of being realized based on future taxable income. Deferred income and social contribution tax assets and liabilities are calculated using tax rates applicable to taxable income in the years in which those temporary differences are expected to be realized. Future taxable income may be higher or lower than estimates made when determining whether it is necessary to record a tax asset and the amount to be recorded.

        The realization of deferred tax assets for tax loss carryforwards are supported by projections of taxable income based on technical feasibility studies submitted annually to the Company's Board of Directors. These studies consider historical profitability of the Company and its subsidiaries and expectation of continuous profitability and estimated the recovery of deferred tax assets over future years. The other tax credits arising from temporary differences, mainly tax contingencies, and provision for losses, were recognized according to their estimate of realization.

b)    Pension and Post-Employment Benefits

        Actuarial gains and losses are recorded in the period in which they are originated and are recorded in the statement of comprehensive income.

        The Company recognizes its obligations related to employee benefit plans and related costs, net of plan assets, in accordance with the following practices:

  i)
  The cost of pension and other post-employment benefits provided to employees is actuarially determined using the projected unit credit method and management's best estimate of expected investment performance for funded plans, salary increase, retirement age of employees and expected health care costs. The discount rate used for determining future benefit obligations is an estimate of the interest rate in effect at the balance sheet date on high-quality fixed-income investments with maturities that match the expected maturity of obligations.

  ii)
  Pension plan assets are stated at fair value.

  iii)
  Gain and losses related to the curtailment and settlement of the defined benefit plans are recognized when the curtailment or settlement occurs and they are based in actuarial evaluation done by independent actuaries.

        In accounting for pension and post-retirement benefits, several statistical and other factors that attempt to anticipate future events are used to calculate plan expenses and liabilities. These factors include discount rate assumptions, expected return on plan assets, future increases in health care costs, and rate of future compensation increases. In addition, actuarial computation other factors whose measurement involves judgment are used such as withdrawal, turnover, and mortality rates. The actuarial assumptions used by the Company may differ materially from actual results in future periods due to changing market and economic conditions, regulatory events, judicial rulings, higher or lower withdrawal rates, or longer or shorter participant life spans.

c)     Environmental Liabilities

        The Company records provisions for environmental liabilities based on best estimates of potential clean-up and remediation costs for known environmental sites. The Company has a team of professionals to manage all phases of its environmental programs. These professionals develop estimates of liabilities at these sites based on projected and known remediation costs. This analysis requires the Company to make significant estimates and changes in facts and circumstances may result in material changes in environmental provisions.

        The steel industry uses and generates substances that may damage the environment. The Company's management performs frequent surveys with the purpose of identifying potentially impacted areas and records as 'current liabilities' and in noncurrent liabilities in the account 'Environmental liabilities', based on best cost estimate, the amounts estimated for investigation, treatment and cleaning of potentially affected sites. The Company used assumptions and estimates for determining the estimated amount, which may vary in the future depending on the final investigations and determination of the actual environmental impact.

        The Company believes they are compliant with all the applicable environmental regulations in the countries where they operate (note 21 of the consolidated financial statements as of and for the year ended December 31, 2010 incorporated by reference herein).

d)    Derivative Financial Instruments

        The Company values the derivative financial instruments considering quotations obtained from market participants, which are the fair value of the financial instruments on the date of the Consolidated Financial Statements. Intense volatility in the foreign exchange and interest rate markets in Brazil has caused, in certain periods, significant changes in forward rates and interest rates over very short periods of time, generating significant changes in the fair value of swaps and other financial instruments over a short period of time. The fair value recognized in its Consolidated Financial Statements may not necessarily represent the amount of cash that the Company would receive or pay, as applicable, if the Company would settle the transactions on the Consolidated Financial Statements date.

e)     Useful Lives of Long-Lived Assets

        The Company recognizes depreciation of its long-lived assets based on estimated useful lives, which are based on industry practices and prior experience and reflect economic lives of long-lived assets. However, actual useful lives can vary based on technological update of each unit. Useful lives of long-lived assets also affect impairment tests of those long-lived assets, when required.

        The Company does not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions used to calculate long-lived asset impairment losses. However, if actual results are not consistent with estimates and assumptions used in estimating future cash flows and asset fair values, the Company may be exposed to losses that could be material.

f)     Fair Value of Unquoted Derivative Financial Instruments

        The Company has entered into financial instruments in connection with some of its acquisitions, which involve commitments to acquire shares from non-controlling interests of the acquired companies, or grant of put options to some non-controlling interests to sell to the Company their shares. Such derivatives are recorded on the Company's balance sheet in the account 'Put options on non-controlling interest' (note 16.f of the consolidated financial statements as of and for the year ended December 31, 2010 incorporated by reference herein), and the determination of this value involves a series of estimates that can materially impact its final result. The Company estimates the fair value of the companies whose shares the Company is committed to acquire using criteria established in each contract, which are in line with practices observed in the market for estimating fair value of unquoted instruments.

g)     Valuation of Assets Acquired and Liabilities Assumed in Business Combinations

        During the last several years, as described at note 3 of the Consolidated Financial Statements, the Company has made certain business combinations. According to IFRS 3, with effect for business combinations occurred after the IFRS transition date, the Company should allocate the cost of the acquired entity to the assets acquired and liabilities assumed based on their fair value estimated on the date of acquisition. Any difference between the cost of the acquired entity and the fair value of the assets acquired, liabilities assumed is recorded as goodwill. The Company exercises significant judgment in the process of identifying tangible and intangible assets and liabilities, valuing these assets and liabilities, and estimating their remaining useful life. The valuation of these assets and liabilities is based on assumptions and criteria that, in some cases, include estimates of future cash flow discounted at the appropriate rates. The use of valuation assumptions includes discounted cash flows estimates or discount rates and may result in estimated values that are different from the assets acquired and liabilities assumed.

        The Company does not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions used to complete the purchase price allocation and estimate the fair value of acquired assets and liabilities. However, if actual results are not consistent with estimates and assumptions considered, the Company may be exposed to losses that could be material.

h)    Impairment Test of Assets with definite and indefinite useful life

        There are specific rules to assess the impairment of long-lived assets, especially property, plant and equipment, goodwill and other intangible assets. On the date of each Financial Statement, the Company performs an analysis to determine if there is evidence that the carrying amount of long-lived assets is impaired. If such evidence is identified, the recoverable amount of the assets is estimated by the Company.

        The recoverable amount of an asset is determined as the higher of: (a) its fair value less estimated costs of sale and (b) its value in use. The value in use is measured based on discounted cash flows (before taxes) derived from the continuous use of the asset until the end of its useful life.

        Regardless of whether or not there is any indication that the carrying amount of the asset may not be recovered, the balances of goodwill arising from business combination and assets with indefinite useful life are tested for impairment at least once a year, in December.

        When the residual carrying value of the asset exceeds its recoverable amount, the Company recognizes a reduction in this asset's book balance.

        For assets recorded at cost, the reduction in recoverable amount must be recorded in income for the year. If the recoverable amount of an asset is not determined individually, the recoverable amount of the business segment to which the asset belongs is analyzed.

        Except for the impairment of goodwill, a reversal of previously recorded impairment losses is allowed. Reversal in these circumstances is limited up to the amount of depreciated balance of the asset at the date of the reversal, determined considering as if the impairment had not been recorded.

        The Company evaluates the recoverability of goodwill on investments annually and uses accepted market practices, including discounted cash flow for units with goodwill allocated and comparing the book value with the recoverable amount of the assets.

        Recoverability of goodwill is evaluated based on the analysis and identification of facts and circumstances that can indicate the necessity to anticipate the test that is performed annually. If some fact or circumstance indicates that the recoverability of goodwill is affected on an interim period, then the test is anticipated. In December 2010, the Company carried out goodwill impairment tests for all of its operating segments, which represent the lowest level at which goodwill is monitored by management based on projections for expected discounted cash flows and that take into consideration the following assumptions: cost of capital, growth rate and adjustments used for perpetual cash flows, methodology for determining working capital, investment plans, and long-term economic-financial forecasts.

        The tests carried out did not identify any new impairment to the Company's goodwill as well as other assets with indefinite useful life.

        Goodwill that forms part of the carrying amount of an investment in an associate or in a jointly-controlled entity is not separately recognized and it is not tested for impairment separately. Instead, the entire carrying amount of the investment in an associate or in a jointly-controlled entity is tested for impairment as a single asset, by comparing its recoverable amount (higher of value in use and fair value less costs to sell) with its carrying amount. An impairment loss recognized in those circumstances is not allocated to any asset, including goodwill that forms part of the carrying amount of the investment in the associate or jointly-controlled entity. Accordingly, any reversal of that impairment loss is recognized to the extent that the recoverable amount of the investment subsequently increases.

        Goodwill originated in a business combination has the recoverability evaluated in a annual basis, and it's anticipate if events or circumstances indicate the necessity. Uses accepted market practices, including cash flow and compare the book value with fair value. The reversal of impairment losses previously accounted on goodwill from business combination it is not allowed. In December of each year, the Company performs impairment tests for all operating segments, which represent the lowest level where goodwill is monitored by management.

        The recoverability review process is subjective and requires significant judgments through analysis performed. The determination of fair value for Company's operating segments, based on projected cash flows may be negatively impacted if the economy global recovery happens slowly than expected during the preparation of financial statements in December 2010.

Liquidity and Capital Resources

        The following table sets forth in part the statement of financial position and cash flow information of Gerdau.

	As of December 31,
	2010	2009
	(in thousands of Brazilian reais—R$)
Balance sheet selected information
Cash and cash equivalents	1,061,034	2,091,944
Short-term investments(1)	1,142,258	2,727,404
Current assets	12,945,944	14,164,686
Current liabilities	5,021,900	4,818,521
Net working capital(2)	7,924,044	9,346,165
Property, plant and equipment, net	16,171,560	16,731,101
Net assets(3)	20,147,615	22,004,793
Total assets	42,891,260	44,583,316
Short-term debt (including "Current Portion of Long-Term Debt")	1,577,968	1,356,781
Long-term debt, less current portion	12,360,056	12,563,155
Debentures—short term	115,069	—
Debentures—long term	616,902	600,979
Equity	20,147,615	22,004,793
Capital	15,651,352	14,184,805

(1)
Include trading and available for sale.

(2)
Total current assets less total current liabilities.

(3)
Total assets less total current liabilities and less total non current liabilities.

	As of and for the Year ended December 31,
	2010	2009
	(in thousands of Brazilian reais—R$, unless otherwise stated)
Cash Flow Data:
Cash flows from operating activities	4,139,120	6,350,592
Cash flows from investing activities	(1,603,062)	(1,048,334)
Cash flows from financing activities	(3,498,601)	(4,933,632)
Other Information:
Additions to fixed assets	(1,288,769)	(1,377,776)
Depreciation and amortization	1,893,074	1,745,319
Total Debt(1)	14,669,995	14,520,915
Interest Expenses (12-month period)	1,133,394	1,391,081
Current liquidity ratio(2)	2.6	2.9
Operating Data (in thousand tons):
Consolidated shipments	17,363	13,987
Total production of long rolled steel(3)	14,782	11,742
Total production of slabs, billets and blooms(3)	17,852	13,509

(1)
Includes short-term and long-term debt and debentures.

(2)
Current liquidity ratio consists of current assets divided by current liabilities derived from the Company's consolidated financial statements prepared in accordance with IFRS.

(3)
The rolling process relies on raw materials produced at the melt shops such as slabs, blooms and billets. Part of these products is sold directly to external customers and the remainder used in the rolling process.

        Gerdau's main source of liquidity is the cash generated by its operating activities. In 2010, given the increase in operating activity, there was an increase in working capital needs, leading to a reduction in cash and cash equivalents compared to 2009.

Cash Flows

        Net cash provided by operating activities decreased 34.8%, from R$6.4 billion in the year ended December 31, 2009 to R$4.1 billion in 2010, due to new levels in market demand and consequent increase in production volumes, which impacted the Company's working capital needs. From December 31, 2009 to December 31, 2010 working capital (represented by accounts receivable from clients, plus inventories, less suppliers) increased 23.1%, from R$6.6 billion in the year ended December 31, 2009 to R$8.2 billion in 2010.

        Net cash used in investing activities increased 52.9% from R$1.0 billion in the year ended December 31, 2009 to R$1.6 billion in 2010, mainly due to the payment of Tamco acquisition and additions to other intangibles.

        Net cash used in financing activities decreased 29.1% from R$4.9 billion in the year ended December 31, 2009 to R$3.5 billion in 2010, mainly reflecting a reduction of amortization of loans and financing, despite the payment of minority control acquisitions (mainly Gerdau Ameristeel) and the increase in dividends distribution.

        Cash and cash equivalents totaled R$1.1 billion on December 31, 2010, a reduction of 49.3% comparing to the previous year.

Indebtedness

        The Company's debt is used to finance investments in fixed assets, including the modernization and technological upgrade of its plants and the expansion of installed capacity, as well as for working capital, acquisitions and, depending on market conditions, short-term financial investments.

        The following table profiles the Company's debt at December 31, 2010, 2009 and 2008:

	At December 31
	2010	2009	2008
	(in thousands of Brazilian reais—R$)
SHORT TERM:	1,693,037	1,356,781	3,933,119
Total short-term debt	951,905	735,197	1,929,812
Debt denominated in Brazilian reais	157,108	390,552	50,643
Debt denominated in foreign currency	794,797	344,645	1,879,169
Current portion of long-term debt	626,063	621,584	1,858,273
Debentures	115,069	—	145,034
LONG TERM:	12,976,958	13,164,134	19,300,717
Total long-term debt	12,986,119	13,184,739	20,453,275
Debt denominated in Brazilian reais	2,436,795	1,852,905	2,614,764
Debt denominated in foreign currency	10,549,324	11,331,834	17,838,511
Current portion of long-term debt	(626,063)	(621,584)	(1,858,273)
Debentures	616,902	600,979	705,715
TOTAL DEBT:	14,669,995	14,520,915	23,233,836
Short-term and long-term investments, cash and cash equivalents	2,203,292	4,819,348	5,490,809
NET DEBT(1)	12,466,703	9,701,567	17,743,027

(1)
The calculation of net debt is made by subtracting short-term investments, cash and cash equivalents from total debt. Net debt is not a GAAP measure recognized under IFRS and should not be considered in isolation from other financial measures. Other companies may calculate net debt differently and therefore this presentation of net debt may not be comparable to other similarly titled measures used by other companies.

        Net debt (loans and financings, plus debentures and less cash, cash equivalents and investments) was R$ 12.5 billion in December 31, 2010.

        Cash (cash, cash equivalents and investments) totaled R$ 2.2 billion on December 31, 2010 of which 39% was held by Gerdau's subsidiaries abroad, mainly in U.S. dollars.

        Total debt (loans and financings, plus debentures) totaled R$ 14.7 billion on December 31, 2010 of which 12% was short-term (R$ 1.7 billion) and 88% was long-term (R$ 13.0 billion), with average maturity of 5 years and 3 months.

        On December 31, 2010, the composition of total debt was 23% in Brazilian reais, 40% in foreign currency owed by subsidiaries in Brazil and 37% owed in a variety of currencies contracted by Gerdau's subsidiaries abroad.

        On December 31, 2010, the weighted average nominal cost of gross debt was 8.0% for the amount denominated in Brazilian reais, 5.7% plus foreign-exchange variation for the amount denominated in U.S. dollars contracted by companies in Brazil and 4.2% for the amount owed by the subsidiaries abroad.

        On December 31, 2010, the maturity profile of the Company's long and short-term debt, including debentures, was as follows:

Short-term	R$ million
1st quarter 2011	777
2nd quarter 2011	463
3rd quarter 2011	166
4th quarter 2011	287
Total	1,693

Long-term	R$ million
2012	1,619
2013	3,051
2014	800
2015	328
2016 and after	7,179
Total	12,977

        Since December 31, 2010, the Company incurred additional indebtedness in a US$ 40.5 million Commercial Facility from Deutsche Bank AG, London Branch to Gerdau Açominas S.A. to finance purchase of equipments, with total tenor of five years.

Financial Agreements

        For a description of the Company's financial agreements until year end 2009, see the description of financial agreements contained in the Company's 2009 Annual Report, which is incorporated by reference herein. In 2010, we highlight the following transactions:

  Bond 2021

        On October 1, 2010, the subsidiary Gerdau Trade Inc. concluded the issue of bonds in the amount of US$ 1.25 billion and final maturity on January 31, 2021. The following companies guaranteed this transaction: Gerdau S.A., Gerdau Açominas S.A., Gerdau Aços Longos S.A., Gerdau Aços Especiais S.A.. and Gerdau Comercial de Aços S.A..

  Perpetual Bonds

        On September 22, 2010 the Company redeemed all of the 8.875% Guaranteed Perpetual Bonds (the "Redemption Date"), in the aggregate totaling US$600 million, plus accrued and unpaid interest to the Redemption Date and any additional amounts payable with respect thereto.

  IFC Loan Agreement

        In February 2010, Kalyani Gerdau Steels Limited entered into a US$25 million loan agreement with International Finance Corporation guaranteed by the Company, with a tenor of ten years.

  SACE Facility Agreement

        In April 2010, Industrias Nacionales C. por A. entered into a US$35 million facility agreement with BNP Paribas guaranteed by the Company, with a total tenor of eight years. The facility has the benefit of export credit insurance provided by the Italian export credit agency known as SACE (Sace—Servizi Assicurativi del Commercio Estero, S.p.A.).

  Banco Bradesco and Banco do Brasil Agreements

        In June 2010, Gerdau Açominas voluntarily prepaid its US$150 million loan with Banco Bradesco S.A. and its US$200 million loan with Banco do Brasil S.A. Both facilities were guaranteed by the Company.

  Banco do Brasil Agreement

        In June 2010, Gerdau Açominas entered into a US$350 million loan agreement with Banco do Brasil S.A. Tokyo Branch-Japan. The facility is guaranteed by a stand-by letter of credit issued by Banco do Brasil S.A. and has a tenor of five years.

  NCE Agreements

        In June and July 2010, Gerdau Açominas entered into two NCE agreements (Nota de Crédito a Exportação, a type of pre-export credit agreement used in Brazil) of R$200 million and R$150 million, respectively, with Banco do Brasil S.A., having a tenor of four years for both agreements.

  BNDES Agreements

        In July 2010, Aços Villares S.A. entered into three loan agreements with Banco Santander (Brasil) S.A., HSBC Bank Brasil S.A.—Banco Múltiplo and Banco Alfa de Investimento S.A. by means of which these banks will on-lend, to Aços Villares S.A., funds provided by the BNDES in the total amount of R$250 million. The agreements have a tenor of three years.

        In October 2010, Gerdau Açominas entered into a loan agreement with Itaú Unibanco S.A., by means of which this bank will on-lend, to Gerdau Açominas, funds provided by the BNDES in the total amount of R$60 million. The agreements have a total tenor of one year and two months.

        The table below sets forth the Company's contractual obligations at December 31, 2010.

	Payments due by period
Contractual obligations (R$ thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Short-term debt obligations	951,905	951,905	—	—	—
Long-term debt obligations	12,986,119	626,063	4,924,396	3,335	7,432,325
Debentures	731,972	115,069	518,826	—	98,077
Interest payments	3,469,367	528,335	1,390,490	700,701	849,841
Interest rate swap	92,476	—	86,412	6,064	—
Operating lease obligations	144,440	34,400	59,610	39,305	11,125
Capital expenditures	2,395,883	1,226,035	1,169,848	—	—
Unconditional purchase obligations	3,164,650	725,008	2,300,578	45,948	93,116
Pension funding obligations	744,117	153,927	143,255	106,122	340,813
Put option the remaining stake in PCS acquisition	40,341	40,341	—	—	—
Put option granted to Santander Group on Corporación Sidenor acquisition	464,868	—	—	464,868	—
Put option the remaining stake in Sipar Gerdau Inversiones S.A. acquisition	11,497	—	—	11,497	—
Total	25,197,635	4,401,083	10,593,415	1,377,840	8,825,297

  Additions to Fixed Assets Program

        In 2010, additions to fixed assets totaled R$ 1.3 billion. Of this total, 72% was allocated to units in Brazil and the remaining 28% to units located abroad.

        The investments in fixed assets planned for the period from 2011 to 2015 are estimated at R$ 10.8 billion, and include both strategic and maintenance investments (see table below).

Investment Plan—Main Projects	Location	Additional rolling capacity (1,000 tonnes)	Start-up
Brazil Business Operation
Expansion of the structural profile rolling mill at Ouro Branco-MG	Brazil	160	2011
Flat steel rolling mill (heavy plates and coiled hot-rolled strips) at Ouro Branco-MG	Brazil	1,900	2012
Expansion of mining capacity to 7 million tonnes	Brazil	—	2012
Wire rod and rebar rolling mill in Santa Cruz-RJ(1)	Brazil	600	2012
Fabrication units and ready-to-use steel product units	Brazil	—	2012
North America Business Operation
Reheating furnace at Calvert City	USA	—	2012
Latin America Business Operation
Port facilities (for coal and coke shipments)	Colombia	—	2012
Specialty Steel Business Operation
New continuous slab casting with capacity expansion at the melt shop	USA	200	2012
Specialty steel and rebar rolling mill, sintering and energy generation(2)	India	300	2012
Specialty steel rolling mill	Brazil	500	2012

(1)
In order to supply this rolling mill Gerdau will resume its melt shop with 600,000 tonnes crude steel capacity located in Santa Cruz—Rio de Janeiro.

(2)
Capacity is not included in consolidated figures, since it is a shared controlled company.

        Additionally the Company has the following planned investments:

  •
  Brazil:  In the phase 2 will have an additional 500,000 tonnes rolling capacity in Santa Cruz-RJ

  •
  Peru:  Melt shop modernization and improvement of port logistic, as well the technological improvement on environmental protection at this unit

  •
  United States:  dedusting system at Tamco melt shop.

  Trend Information

        Studies from the World Steel Association indicate that world steel consumption should grow by 5% in 2011, to reach 1.3 billion tonnes.

        According to data from the Brazilian Steel Institute, Brazil is expected to produce 28 million tonnes of steel in 2011, a growth of 6% from 2010, supported by solid GDP growth in the period. Brazilian Central Bank estimates call for GDP growth of 4.6% in the year, which comes after the growth of 7.5% registered in 2010, based on the Central Bank's Economic Activity Index (IBC-Br). In the construction industry growth is expected to remain robust, with estimates from Sinduscon pointing to growth in Brazil's construction GDP of 6% in 2011. In the manufacturing industry the Brazilian Central Bank is projecting GDP growth in Brazil's manufacturing sector of 4.9% in 2011.

        The IMF projects GDP growth in North America for 2011 at 3%. This positive outlook is also supported by data from the World Steel Association, which points to steel consumption growing by 9% in 2011 to reach 86 million tonnes. The highlight in this scenario is the expected continued recovery in industrial construction, especially for energy projects, and the expected need for investments in infrastructure projects over the coming years.

        In Latin America (excluding Brazil), for 2011, the estimates are optimistic, with GDP in the region projected to grow by 4.3% in 2011. According to the World Steel Association, steel consumption in Latin America, excluding Brazil, should reach 29 million tonnes in 2011, a growth of 14% on 2010, which should support a gradual increase in per-capita steel consumption in the region, which remains at low levels.

        The outlook for the specialty steel market in 2011 is also positive. In the United States, vehicle production is forecasted to grow 10% in 2011 to 13.4 million units. In Brazil, the ANFAVEA (Vehicle Manufacturers' Association) forecasts vehicle production for 2011 to reach 3.7 million units from 3.6 million units in 2009. In Europe, the vehicle production is estimated to grow 2%, reaching 19.5 million units, according to European Automobile Manufacturer's Association (ACEA).

  Corporate Developments

        On August 12, 2010, Gerdau S.A. acquired an additional interest of 49.1% in the total capital of Cleary Holdings Corp., which holds controlling interests in metallurgical coke production units and coking coal reserves in Colombia. This additional interest was acquired for US$ 57 million (R$ 100 million), and Gerdau now holds 100% of the company's capital.

        On August 30, 2010, Gerdau S.A. concluded the acquisition of all outstanding common shares issued by Gerdau Ameristeel that it did not yet hold either directly or indirectly, for US$ 11.00 per share in cash, corresponding to a total of US$ 1.6 billion (R$ 2.8 billion). With the acquisition, Gerdau Ameristeel was delisted from the New York and Toronto stock exchanges.

        On October 21, 2010, Gerdau S.A. concluded, through its wholly-owned subsidiary Gerdau Ameristeel, the acquisition of Tamco, a company based in the state of California. TAMCO is a mini-mill that produces rebars and is one of the largest producers on the West Coast of the United

States, with annual capacity of approximately 500,000 tonnes. The acquisition price was approximately US$ 165 million (R$ 280 million).

        On December 30, 2010, the shareholders of Gerdau S.A. and Aços Villares S.A. approved the merger of Aços Villares S.A. with Gerdau S.A. The transaction was carried out through a share exchange, whereby the shareholders of Aços Villares S.A. received one share in Gerdau S.A. for each lot of twenty-four shares held. The new shares were credited on February 10, 2011. As a result of the transaction, Aços Villares S.A. was delisted from the Brazilian stock exchange. Following the issue of new shares under the merger, the capital stock of Gerdau S.A. is now represented by 505,600,573 common shares and 1,011,201,145 preferred shares.

  Recent Developments

  Dividends

        Our shareholders have a right to receive a minimum annual mandatory dividend equal to 30% of adjusted net income as recorded in our corporate records prepared in accordance with Brazilian GAAP. The Company calculated interest on shareholders? capital for the year in accordance with the terms established by Law 9249/95.

        The table below shows the dividends details for the years ended December 31, 2010, 2009 and 2008.

	For the year ended December 31,
Dividends	2010	2009	2008
A—Adjusted net income for dividends—(in R$ million)(1)	1,921	973	2,558
B—Dividends distributed—(in R$ million)	630	362	1,115
Dividend	289	—	824
Interest on capital	341	362	291
C—Payout	32.8%	37.2%	43.6%
D—Dividends distributed (in R$ per share)
Dividends—Common / Preferred	0.20	—	0.58
Interest on capital—Common / Preferred	0.24	0.25	0.21
E—Date of payment
1st quarter	05/27/2010	—	06/03/2008
2nd quarter	08/26/2010	—	08/27/2008
3rd quarter	11/26/2010	11/26/2009	11/26/2008
4th quarter	03/24/2011	03/12/2010	03/12/2009

(1)
Composition of adjusted net income for dividends (R$ million):

Net income	2,142	1,122	2,881
Constitution of legal reserve	(107)	(56)	(144)
Constitution of the reserve tax incentives	(114)	(93)	(179)

Adjusted net income	1,921	973	2,558

  Changes in Directors and Senior Management

        Since April 28, 2010, Márcio Pinto Ramos is no longer an executive officer of the Company.

  Competitive Environment

        The Brazilian steel market is very competitive. In the nine months ended September 30, 2010, the Company was the largest Brazilian long steel producer and the second largest crude steel producer, according to the Brazilian Steel Institute (IABr—Instituto Aço Brasil). During the same period, ArcelorMittal Brasil was the second largest long steel producer and the largest crude steel producer in Brazil.

        The table below presents the Company's main competitors and market share in Brazil's crude steel market:

	Fiscal year ending December 31,
Brazilian crude steel producers (%)	2010(*)	2009	2008
ArcelorMittal Brasil	31.0	34.4	31.0
Gerdau	25.1	23.0	25.8
Usiminas	22.5	21.3	23.8
CSN	14.5	16.5	14.8
Others	6.9	4.8	4.6
Total	100.0	100.0	100.0

Source: IABr—Instituto Aço Brasil

(*)
Figures from January to November

  Cosigua Investments

        On March, 2011, the Company announced investment of R$ 2.5 billion to expand the steel and rolled production at the Company's Cosigua mill located in the Industrial District of Santa Cruz in the state of Rio de Janeiro. The unit's steel production capacity will be expanded by 50% to reach 1.8 million tonnes per year. A new wire rod and rebar rolling mill with annual installed capacity of 1.1 million tonnes will also be installed, in two stages. The investments, which comply with the most stringent environmental standards, also include the installation of all infrastructure required for expanding the industrial unit.

  Mining Studies

        In March, 2011, the Company announced that its current measured, indicated and inferred mineral resources total 2.9 billion tonnes of iron ore, up from the 1.8 billion tonnes announced previously. This increase is due to (i) the new assessments recently conducted of the volumes and iron content of the mineral resources; and (ii) the acquisition of additional areas of land. In this context, and in view of the outlook for commodities in the international market, especially iron ore, the Board of Directors, in a meeting held on March 1, 2011, determined that the Management should conduct further studies to explore alternatives for monetizing part of these resources by evaluating various strategic options.

  2009 Annual Report Update

        For information updating our 2009 Annual Report, which is incorporated by reference herein, with regard to contingencies, related party transactions, employee benefits, management compensation, environmental liabilities, long term incentive plan and asset impairment, see notes 18 through 21, 25 and 28 to our consolidated financial statements as of and for the year ended December 31, 2010.

EXCHANGE RATES

        The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures. On March 24, 2010, the CMN approved Resolution No. 3,844, adopting a series of measures to consolidate and simplify the Brazilian foreign exchange regulations. These changes are expected to reduce the effective cost of foreign exchange transactions and the related administrative expenses for both the public and private sectors as well as to provide more legal certainty to the parties to such transactions.

        As of the date of this prospectus supplement, all financial transfers from Brazil to other countries and from abroad to Brazil, either in Brazilian currency or in any foreign currency, related to foreign capital flows governed by CMN Resolution No. 3,844, will have to follow the general rules applicable to the Brazilian foreign exchange market, such as complying with all laws, be supported by proper documentation and have a reasonable economic justification.

        In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through the return of a currency band system or otherwise. The real may depreciate or appreciate against the U.S. dollar substantially.

        The following table sets forth the commercial selling rate, expressed in reais per U.S. dollar, for the periods indicated.

Year ended	Low	High	Average(1)	Period- end
2006	2.059	2.371	2.177	2.138
2007	1.733	2.156	1.948	1.771
2008	1.559	2.500	1.837	2.337
2009	1.702	2.422	1.994	1.741
2010	1.655	1.881	1.760	1.666

Month ended	Low	High	Average	Period- end
October 2010	1.6554	1.7112	1.6835	1.7014
November 2010	1.6801	1.7336	1.7133	1.7161
December 2010	1.6662	1.7117	1.6934	1.6662
January 2011	1.6510	1.6912	1.6749	1.6734
February 2011	1.6612	1.6776	1.6680	1.6612
March 2011 (through March 21)	1.6462	1.6757	1.6630	1.6652

(1)
Represents the daily average of the close exchange rates during the period.

Source: Brazilian Central Bank.

 USE OF PROCEEDS

        We expect to receive approximately US$2,480.3 million in net proceeds from this global offering, after deducting the estimated expenses, and underwriting discounts and commissions in relation to the offering, assuming no exercise of the over-allotment option. We also expect to receive approximately R$1,064.4 million, equivalent to US$639.2 million based upon the average of the selling and purchase exchange rates on March 21, 2011 reported by the Central Bank of Brazil, of R$1.66 to US$ 1.00, in net proceeds from the simultaneous offering of our common shares exempt from registration under the Securities Act, after deducting the estimated expenses, and underwriting discounts and commissions in relation to that offering.

        The amount described above is based on a price of R$20.80 per preferred share and a price of US$12.49 per ADS, which, merely for calculation purposes in this prospectus supplement, corresponds to the price for each share of preferred stock at the end of the BM&FBOVESPA trading session held on March 21, 2011, without taking into account the exercise of the over-allotment option. An increase (reduction) of US$1.00 in the price per ADSs would increase (reduce) the net amount of funds we are able to raise through the offering by US$198.0 million.

        We intend to use the aggregate net proceeds raised by us through this offering to reduce our indebtedness, including prepaying existing indebtedness of our subsidiary, Gerdau Ameristeel, and to fund upgrades and capacity expansion in our mills, principally in Brazil.

        We will not directly receive any proceeds from sale of preferred shares (including preferred shares in the form of ADSs) by the selling shareholders. The selling shareholders will, however, reinvest the entirety of its proceeds from this offering in the sale of 68,026,910 of our newly issued common shares at a subscription price per share equal to the public offering price per share of the common shares in that offering, see "The Global Offering—Brazilian offering."

        The impact of the net proceeds derived from this offering on our net worth situation is shown in the table in the section of this prospectus supplement entitled "Capitalization."

 CAPITALIZATION

        The following table sets forth our consolidated debt and capitalization at December 31, 2010:

  •
  on an actual historical basis; and

  •
  as adjusted for (i) the sale of preferred shares, including preferred shares in the form of ADSs, in this global offering at the public offering prices of US$12.49 per ADS and R$20.80 per preferred share assuming that the international and Brazilian underwriters' overallotment options are not exercised, (ii) the sale of common shares, in the simultaneous offering exempt from registration under the Securities Act, at the offering price of R$16.02 per common share, in each case after deduction of the underwriting discounts and commissions and estimated transaction expenses payable by us in connection with the global offering, and (iii) the prepayment of certain of our indebtedness, including the prepayment of existing indebtedness of our subsidiary, Gerdau Ameristeel.

        Actual amounts in this table should be read in conjunction with, and is qualified in its entirety by reference to, the Company's audited consolidated financial statements for the year ended December 31, 2010 and the notes thereto, incorporated in this prospectus supplement by reference from our Form 6-K, filed with the Securities and Exchange Commission on March 22, 2011.

	Actual	As adjusted for this offering(1)
	(in thousands of Brazilian reais)
Debt:
Current debt:
Short-term debt and current portion of long-term debt	1,577,968	1,577,968
Debentures	115,069	115,069
Dividends payable	90,289	90,289
Long-term debt:
Long-term debt, less current portion	12,360,056	10,256,478
Debentures	616,902	616,902

Total debt	14,760,284	12,656,706
Equity:
Capital	15,651,352	19,454,497
Treasury stocks	(161,405)	(161,405)
Legal reserve	307,329	307,329
Stock options	22,707	22,707
Other reserves	(1,884,002)	(1,884,002)
Retained earnings	5,534,468	5,534,468

Equity attributable to the equity holders of the parent	19,470,442	23,273,587
Non-controlling interests	677,173	677,173

Equity	20,147,615	23,950,760

Total debt and equity(2)	34,907,899	36,607,466

(1)
Adjusted to show the effect of the net proceeds (after deduction of underwriting discounts, commissions and estimated expenses) of this offering.

(2)
Defined as short-term and long-term debt and debentures, including total equity.

 DILUTION

        At December 31, 2010, we had a net tangible book value of US$8.05 per ADS. Net tangible book value represents the amount of our total consolidated assets (after deducting goodwill and intangible assets) less total consolidated liabilities, divided by the total number of shares outstanding at December 31, 2010.

        After giving effect to the sale of 134,830,100 preferred shares offered by us in this global offering and the sale of 68,026,910 common shares in a simultaneous offering exempt from registration under the Securities Act, at the public offering prices of US$12.49 per ADS, R$20.80 per preferred share and R$16.02 per common share (based upon the public offering price for the preferred shares), and assuming the international and Brazilian underwriters' over-allotment options for the preferred shares, including preferred shares in the form of ADSs, are not exercised, and after deducting the estimated underwriting discounts and commissions and estimated transaction expenses payable by us, our net tangible book value estimated at December 31, 2010 would have been approximately US$14,383 million, representing US$8.43 per ADS. At the offering prices mentioned above, this represents an immediate increase in net tangible book value of US$0.38 per ADS to existing shareholders and an immediate dilution in net tangible book value of US$4.06 per ADS and US$1.29 per common share to new investors purchasing preferred shares or ADSs in this offering. Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and the net tangible book value per ADS immediately after the completion of the offering.

        The following table illustrates this dilution for new investors purchasing ADSs in this global offering:

ADSs (in US$)
Offering price per preferred share or ADSs	12.49
Net tangible book value at December 31, 2010 per ADS	8.05
Increase in net tangible book value per ADS to existing shareholders	0.38
Pro forma net tangible book value per ADS to new investors
Dilution per ADS of new investors	4.06

        An increase (reduction) of U.S.$1.00 in the price of each ADS and in the price of each common share, would increase (reduce), after the conclusion of the offering: (i) our consolidated book value by U.S.$198.6 million; (ii) the consolidated net worth per ADS by U.S.$8.55; and (iii) the dilution of new investors of the net worth of each per ADS by U.S.$1.78, assuming that the number of preferred shares, including the form of ADSs, offered in this offering is not changed, and after deducting any commission payments and expenses we estimate will be owed by us in relation to this offering. Our consolidated net worth after the conclusion of the offering is also subject to adjustments resulting from a change in the price per ADS and any other changes in the terms and conditions of the offering.

PRINCIPAL SHAREHOLDERS

        As of March 11, 2011, Gerdau S.A. had 505,600,573 common shares and 1,011,201,145 non-voting preferred shares outstanding (excluding treasury stock). Of the two classes of stock traded in the market, only the common stock carries voting rights. Under the terms of the Company's bylaws, however, specific rights are assured to the non-voting preferred stock.

        The table below presents certain information as of March 11, 2011, regarding (i) any person known to the Company as the owner of more than 5% of the Gerdau S.A.'s outstanding common stock, (ii) any person known to the Company as the owner of more than 5% of the Gerdau S.A.'s outstanding preferred stock, and (iii) the total amount of the common and preferred stock owned by the members of the board of directors and executive officers of the Gerdau S.A. as a group.

	Before this offering				After this offering**
Shareholder	Common Shares	%	Preferred Shares	%	Common Shares	%	Preferred Shares	%
Metalúrgica Gerdau S.A.(1)	378,218,185	74.8	261,355,769	25.8	429,277,640	74.8	252,841,484	22.1
Gerdau BG Participações S.A.(2)	9,014,079	1.8	60,485,715	6.0	10,230,979	1.8	0	—
BNDES Participações S.A.—BNDESPAR*	35,917,222	7.1	14,162,154	1.4	35,917,222	6.3	14,162,154	1.2
Members of the board of directors and executive officers as a group (15 members)	103,606	0.0	830,886	0.1	103,606	0.0	830,896	0.1

*
BNDES Participações S.A.—BNDESPAR has a conversion option of 131,280 debentures issued by Metalúrgica Gerdau convertible into 1 to 200 preferred shares of Gerdau S.A. with maturity of 5 years from June, 2008 with the possibility to be converted any time during this period. Additionally BNDES Participação S.A.—BNDESPAR has a put option of 34,309,522 common shares of Gerdau S.A.

**
As adjusted for the issuance of 134,830,100 preferred shares in this offering and 68,026,910 common shares in a private placement occurring simultaneously to this offering and the exercise by Metalúrgica Gerdau S.A. and Gerdau BG Participações of their preferential rights in respect of the common shares offering.

(1)
Metalúrgica Gerdau S.A. has the following shareholders with holdings in excess of 5% of its total capital stock: Indac—Industria, Administração e Comércio S.A. (13.20%) and Grupo Gerdau Empreendimentos Ltda. (8.91%).

(2)
Gerdau BG Participações S.A. has the following shareholder with holdings in excess of 5% of its total capital stock: Metalúrgica Gerdau S.A. (100.00%)

        Metalúrgica Gerdau S.A. is a holding company that directly and indirectly controls all Gerdau companies in Brazil and abroad. Metalúrgica Gerdau and its subsidiaries hold 76.85% of the voting capital stock of Gerdau S.A. and thus have the ability to control the Company's Board of Directors as well as its management and operations. Metalúrgica Gerdau S.A. is ultimately controlled by the Johannpeter family: Germano Hugo Gerdau Johannpeter, Klaus Gerdau Johannpeter, Jorge Gerdau Johannpeter and Frederico Carlos Gerdau Johannpeter, all of which are members of our board of directors and senior management.

 DESCRIPTION OF THE PREFERRED SHARES AND ADSs

Description of Preferred Shares

        According to our by-laws, our preferred shares are non-voting. However, under certain limited circumstances provided for in the Corporations Act, holders of our preferred shares may be entitled to vote. See "—Voting Rights."

        Upon liquidation, holders of preferred shares are entitled to receive distributions prior to the holders of our common shares.

        Holders of our preferred shares are entitled to receive dividends in the same amount of the dividends paid to holders of our common shares, calculated in accordance with paragraph 4 of article 19 of our by-laws, corresponding to not less than 30% of our net income, if any as calculated under IFRS and adjusted under the Corporations Act (which differs significantly from net income as calculated under U.S. GAAP). Brazilian GAAP is convergent to IFRS as issued by the IASB, as from 2010 due to the adoption of international accounting standards for the entities based in Brazil.

        According to our by-laws, holders of our preferred shares are entitled to be included in a public tender offer in case our controlling shareholder sells its controlling stake in us, and the minimum price to be offered for each preferred share is 100% of the price paid per share of the controlling stake.

American Depositary Shares

        The Bank of New York Mellon, as depositary, will execute and deliver the American Depositary Receipts or ADRs. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent one preferred share (or a right to receive one preferred shares) deposited with the principal São Paulo office of Itaú Unibanco S.A., as custodian for the depositary in Brazil. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary's office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

        You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the preferred shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See "Where You Can Find More Information" in the accompanying prospectus for directions on how to obtain copies of those documents.

Dividends and Other Distributions

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on preferred shares or other deposited securities, after deducting its fees and expenses described below. You will receive these distributions in proportion to the number of preferred shares your ADSs represent.

  •
  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the preferred shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.  The depositary may distribute additional ADSs representing any preferred shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell preferred shares, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new preferred shares.

  •
  Rights to purchase additional preferred shares.  If we offer holders of our securities any rights to subscribe for additional preferred shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If the depositary makes rights to purchase preferred shares available to you, it will exercise the rights and purchase the preferred shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs representing preferred shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

  •
  Other Distributions.  The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, preferred shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, preferred shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our preferred shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

        The depositary will deliver ADSs if you or your broker deposits preferred shares or evidence of rights to receive preferred shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

        If you surrender ADSs to the depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the preferred shares and any other deposited securities underlying the surrendered ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

        Our preferred shares generally do not have voting rights. If the deposited shares have voting rights, you may instruct the depositary to vote the shares underlying your ADRs. If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADRs as you direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Brazilian law and the provisions of our by-laws, to vote or to have its agents vote the shares or other deposited securities as you instruct. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting far enough in advance to withdraw the shares. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions.

        If the depositary has asked for your voting instructions but has not received them by the specified date, it will give a discretionary proxy to vote the corresponding number of deposited shares to a person designated by us.

Fees and Expenses

Persons depositing preferred shares or ADR holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of preferred shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.02 (or less) per ADS	• Any cash distribution to you
A fee equivalent to the fee that would be payable if securities distributed to you had been preferred shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders
Registration or transfer fees	• Transfer and registration of preferred shares on our preferred share register to or from the name of the depositary or its agent when you deposit or withdraw preferred shares.
Expenses of the depositary in converting foreign currency to U.S. dollars
Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or preferred share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes

Payment of Taxes

        The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our preferred shares	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
• Reclassify, split up or consolidate any of the deposited securities
• Distribute securities on the preferred shares that are not distributed to you

The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

        The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (a) advise you that the deposit agreement is terminated, (b) collect distributions on the deposited securities, (c) sell rights and other property, and (d) deliver preferred shares and other deposited securities upon surrender of ADRs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  •
  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

  •
  are not liable if either of us exercises discretion permitted under the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

  •
  may rely upon any documents believed in good faith to be genuine and to have been signed or presented by the proper party.

        In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary's own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of preferred shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any preferred shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Preferred Shares Underlying your ADRs

        You have the right to surrender your ADSs and withdraw the underlying preferred shares at any time except:

  •
  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of preferred shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our preferred shares.

  •
  When you owe money to pay fees, taxes and similar charges.

  •
  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of preferred shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying preferred shares, unless we have requested the depositary to cease doing so. This is called a pre-release of the ADSs. The depositary may also deliver preferred shares upon cancellation of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying preferred shares are delivered to the depositary. The depositary may receive ADRs instead of preferred shares to close out a pre- release. The depositary may pre-release ADSs only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the preferred shares or ADSs to be deposited; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (c) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Certain reimbursements

        The Bank of New York Mellon, as depositary, has agreed to reimburse the Company for expenses it incurs that are related to the establishment and maintenance of the ADS program. The depositary has agreed to reimburse the Company for its continuing and annual stock exchange listing fees. It has also agreed to pay the standard out-of-pocket maintenance costs for the ADRs, and to reimburse the Company annually for certain investor relations programs or special promotional activities. In certain instances, the depositary has agreed to provide additional payments to the Company based on any applicable performance indicators relating to the ADR facility. There are limits on the amount of expenses for which the depositary will reimburse the Company, but the amount of reimbursement available to the Company is not necessarily tied to the amount of fees the depositary collects from investors. During calendar year 2010, the depositary reimbursed the Company in the amount of U.S. $1.2 million.

SHARE PRICE HISTORY

        The following table presents high and low market prices in Brazilian reais for our preferred shares (GGBR4) on the São Paulo Stock Exchange (BM&FBOVESPA) for the indicated periods, as well as the high and low market prices in U.S. dollars for the same period.

A.    Closing Prices Preferred Shares—Annual Basis (Adjusted for stock dividends)

	Brazilian reais per Share		US Dollars per Share
Year	High	Low	High	Low
2006	16.56	11.47	7.99	4.91
2007	25.62	14.81	14.74	6.92
2008	40.02	10.21	24.55	4.51
2009	29.46	10.96	17.15	4.65
2010	31.24	19.50	17.57	11.35

Source: Bloomberg

B.    Closing Prices Preferred Shares—Quarterly Basis (Adjusted for stock dividends)

	Brazilian reais per Share		US Dollars per Share
Year	High	Low	High	Low
2009
1Q	18.32	10.96	8.08	4.65
2Q	21.91	13.13	11.24	5.73
3Q	24.16	18.10	13.38	9.18
4Q	29.46	22.61	17.15	12.70
2010
1Q	29.86	23.95	17.23	12.79
2Q	31.24	22.50	17.57	12.05
3Q	26.66	22.50	15.20	12.82
4Q	23.50	19.50	13.80	11.35

Source: Bloomberg

C.    Closing Prices Preferred Shares—Monthly Basis (Adjusted for stock dividends)

	Brazilian reais per Share		US Dollars per Share
Year	High	Low	High	Low
2010
January	29.78	24.91	17.19	13.21
February	26.14	23.88	14.41	12.77
March	28.41	25.95	15.97	14.37
April	31.16	27.96	17.52	15.95
May	27.47	22.44	15.86	11.84
June	25.43	22.99	14.28	12.36
July	25.65	22.70	14.54	12.75
August	26.59	22.80	15.16	12.95
September	24.71	22.44	14.39	13.12
October	22.61	20.35	13.43	12.00
November	22.92	19.45	13.50	11.34
December	23.44	20.44	13.78	11.98
2011
January	24.66	20.94	14.71	12.43
February	23.96	21.79	14.40	13.12
March (through March 21, 2011)	22.69	20.25	13.71	12.17

Source: Bloomberg

        In the above tables, share prices have been retroactively adjusted for all periods to reflect: (a) a stock bonus of one share for two shares approved in March 2006. (b) a stock bonus of one share for one share held approved in May 2008.

        The following table presents high and low market prices for our ADSs as traded on the New York Stock Exchange (NYSE) for the indicated periods.

D.    Closing Prices ADSs—Annual Basis (Adjusted for stock dividends)

	US Dollars per ADS
Year	High	Low
2006	8.06	5.12
2007	14.67	6.95
2008	24.50	4.10
2009	17.08	4.62
2010	17.70	11.62

Source: Bloomberg

E.    Closing Prices ADSs—Quarterly Basis Adjusted for stock dividends

	US Dollars per ADS
Year	High	Low
2009
1Q	8.02	4.62
2Q	11.40	5.77
3Q	13.62	9.22
4Q	17.08	12.55
2010
1Q	17.53	12.81
2Q	17.70	12.11
3Q	15.39	12.93
4Q	14.00	11.62

Source: Bloomberg

F.     Closing Prices ADSs—Monthly Basis Adjusted for dividends

	US Dollars per ADS
Year	High	Low
2010
January	17.48	13.22
February	14.50	12.77
March	16.03	14.40
April	17.65	16.04
May	15.94	12.08
June	14.25	12.32
July	14.71	12.89
August	15.35	13.06
September	14.62	13.30
October	13.57	12.25
November	13.78	11.59
December	13.96	12.06
2011
January	14.92	12.79
February	14.71	13.41
March (through March 21, 2011)	13.97	12.49

Source: Bloomberg

        On March 21, 2011, the closing sales price in U.S. Dollars of the preferred ADSs as reported on the New York Stock Exchange was US$12.49 and of the preferred shares on the BM&FBOVESPA was R$20.25, respectively.

TAXATION

        The following discussion contains a description of material Brazilian and U.S. federal income tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs. The discussion is based upon the tax laws of Brazil and regulations thereunder and upon the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change and to different interpretations.

        Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect holders of preferred shares or ADSs.

        Each prospective holder of preferred shares or ADSs is urged to consult its own tax advisors as to the tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs in their particular circumstances.

U.S. Federal Income Tax Considerations

        The following discussion summarizes the principal U.S. federal income tax considerations relating to the purchase, ownership and disposition of Preferred Shares or Preferred ADRs by a U.S. holder (as defined below) holding such shares or ADRs as capital assets (generally, property held for investment). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (the "IRS") and judicial decisions, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This summary does not describe any state, local or non-U.S. tax law considerations, or any aspect of U.S. federal tax law other than income taxation. U.S. holders are urged to consult their own tax advisers regarding such matters.

        This summary does not purport to address all material U.S. federal income tax consequences that may be relevant to a U.S. holder of a Preferred Share or Preferred ADR, and does not take into account the specific circumstances of any particular investors, some of which (such as tax-exempt entities, banks or other financial institutions, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, U.S. expatriates, investors liable for the alternative minimum tax, partnerships and other pass-through entities, investors that own or are treated as owning 10% or more of the Company's voting stock, investors that hold the Preferred Shares or Preferred ADRs as part of a straddle, hedge, conversion or constructive sale transaction or other integrated transaction, and U.S. holders whose functional currency is not the U.S. dollar) may be subject to special tax rules.

        As used herein, a "U.S. holder" is a beneficial owner of a Preferred Share or Preferred ADR that is, for U.S. federal income tax purposes, (i) a citizen or resident alien individual of the United States, (ii) a corporation (or an entity taxable as a corporation) created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of a Preferred Share or Preferred ADR that is not a U.S. holder or a partnership.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Preferred Share or Preferred ADR, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of a Preferred Share or Preferred ADR that is a partnership and partners in that partnership are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of Preferred Shares or Preferred ADRs.

Nature of Preferred ADRs for U.S. Federal Income Tax Purposes

        The following summary assumes that the representations contained in the deposit agreement among us, The Bank of New York Mellon, as depositary, and the holders and beneficial owners from time to time of ADSs issued thereunder are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. In general, for U.S. federal income tax purposes, a holder of a Preferred ADR will be treated as the owner of the underlying Preferred Shares. Accordingly, except as specifically noted below, the tax consequences discussed below with respect to Preferred ADRs will be the same for Preferred Shares in the Company, and exchanges of Preferred Shares for Preferred ADRs, and Preferred ADRs for Preferred Shares, generally will not be subject to U.S. federal income tax.

        For purposes of the following summary, any reference to Preferred Shares shall be understood to also include reference to the Preferred ADRs, unless otherwise noted.

Taxation of Distributions

  U.S. holders

        In general, subject to the passive foreign investment company ("PFIC") rules discussed below, a distribution on a Preferred Share will constitute a dividend for U.S. federal income tax purposes to the extent that it is made from the Company's current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds the amount of the Company's current and accumulated earnings and profits, it will be treated as a non-taxable reduction of basis to the extent of the U.S. holder's tax basis in the Preferred Share on which it is paid, and to the extent it exceeds that basis it will be treated as capital gain. The Company does not intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, a U.S. holder should expect that a distribution on a Preferred Share generally will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. For purposes of this discussion, the term "dividend" means a distribution that constitutes a dividend for U.S. federal income tax purposes.

        The gross amount of any dividend on a Preferred Share (which will include the amount of any Brazilian taxes withheld) generally will be subject to U.S. federal income tax as foreign source dividend income and will not be eligible for the corporate dividends received deduction. In the case of a Preferred Share, but not a Preferred ADR, the amount of a dividend paid in Brazilian currency will be its value in U.S. dollars based on the prevailing spot market exchange rate in effect on the day that the U.S. holder receives the dividend. In the case of a dividend received in respect of a Preferred ADR, the amount of a dividend paid in Brazilian currency will be its value in U.S. dollars based on the prevailing spot market exchange rate in effect on the date the Depositary receives it, whether or not the dividend is converted into U.S. dollars. A U.S. holder will have a tax basis in any distributed Brazilian currency equal to its U.S. dollar amount on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian currency generally will be treated as U.S. source ordinary income or loss. If dividends paid in Brazilian currency are converted into U.S. dollars on the date they are received by a U.S. holder or the Depositary or its agent, as the case may be, the U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. U.S. holders are urged to consult their own tax advisers regarding the treatment of any foreign currency gain or loss if any Brazilian currency received by the U.S. holder or the Depositary or its agent is not converted into U.S. dollars on the date of receipt.

        Subject to certain exceptions for hedged positions, any dividend that a non-corporate U.S. holder receives on a Preferred Share in a taxable year beginning before January 1, 2013 will be subject to a maximum tax rate of 15% if the dividend is a "qualified dividend." A dividend on a Preferred Share will be a qualified dividend if (i) the Preferred Shares are readily tradable on an established securities market in the United States, (ii) the U.S. holder meets the holding period requirement for the Preferred Share (generally more than 60 days during the 121-day period that begins 60 days before the ex-dividend date), and (iii) the Company was not, in the year prior to the year the dividend was paid, and is not, in the year the dividend is paid, a passive foreign investment company ("PFIC").

        The Preferred ADRs are listed on the New York Stock Exchange and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on existing guidance, it is not entirely clear whether a dividend on a preferred share will be treated as a qualified dividend, because the preferred shares themselves are not listed on a U.S. exchange. As discussed below under "PFIC Rules," the Company does not believe that it was a PFIC for U.S. federal income tax purposes for its 2010 taxable year, nor does it anticipate being classified as a PFIC in its current taxable year or future taxable years. Given that the determination of PFIC status involves the application of complex tax rules, and that it is based on the nature of the Company's income and assets from time to time, no assurances can be provided that the Company will not be considered a PFIC for the current (or any past or future) taxable year.

        The U.S. Treasury Department has announced its intention to promulgate detailed rules pursuant to which holders of stock of non-U.S. corporations, and intermediaries through whom the stock is held, will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because those detailed procedures have not yet been issued, it is not clear whether the Company will be able to comply with them. Special limitations on foreign tax credits apply to dividends subject to the reduced rate of tax for qualified dividends. U.S. holders of Preferred Shares are urged to consult their own tax advisers regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

        Any Brazilian withholding tax will be treated as a foreign income tax eligible for credit against a U.S. holder's U.S. federal income tax liability, subject to generally applicable limitations under U.S. federal income tax law. For purposes of computing those limitations separately for specific categories of income, a dividend generally will constitute foreign source "passive category income" or, in the case of certain holders, "general category income". A U.S. holder will be denied a foreign tax credit with respect to Brazilian income tax withheld from dividends received with respect to the underlying Preferred Shares to the extent the U.S. holder has not held the Preferred Shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent the U.S. holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. holder has substantially diminished its risk of loss on the Preferred Shares are not counted toward meeting the 16-day holding period required by the statute. Alternatively, any Brazilian withholding tax may be taken as a deduction against taxable income, provided the U.S. holder takes a deduction and not a credit for all foreign income taxes paid or accrued in the same taxable year. The rules relating to the determination of the foreign tax credit are complex, and U.S. holders are urged to consult with their own tax advisers to determine whether and to what extent they will be entitled to foreign tax credits as well as with respect to the determination of the foreign tax credit limitation.

        U.S. holders should be aware that the IRS has expressed concern that parties to whom ADRs are transferred may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S.

holders of ADRs. Accordingly, the discussion above regarding the credibility of Brazilian withholding taxes could be affected by future actions that may be taken by the IRS.

  Non-U.S. holders

        A dividend paid to a non-U.S. holder on a Preferred Share will not be subject to U.S. federal income tax unless the dividend is effectively connected with the conduct of trade or business by the non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base the non-U.S. holder maintains in the United States). A non-U.S. holder generally will be subject to tax on an effectively connected dividend in the same manner as a U.S. holder. A corporate non-U.S. holder may also be subject under certain circumstances to an additional "branch profits tax," the rate of which may be reduced pursuant to an applicable income tax treaty.

Taxation of Capital Gains

  U.S. holders

        Subject to the PFIC rules discussed below, on a sale or other taxable disposition of a Preferred Share, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the U.S. holder's adjusted basis in the Preferred Share and the amount realized on the sale or other taxable disposition, each determined in U.S. dollars. Such capital gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition the Preferred Share has been held for more than one year. In general, any adjusted net capital gain of a non-corporate U.S. holder in a taxable year beginning before January 1, 2013 is subject to a maximum tax rate of 15%. In subsequent years, the maximum tax rate on the net capital gain of a non-corporate U.S. holder may be higher. The deductibility of capital losses is subject to limitations.

        Any gain a U.S. holder recognizes generally will be U.S. source income for U.S. foreign tax credit purposes, and, subject to certain exceptions, any loss will generally be a U.S. source loss. If a Brazilian tax is withheld on a sale or other disposition of a Preferred Share, the amount realized will include the gross amount of the proceeds of that sale or other disposition before deduction of the Brazilian tax. The generally applicable limitations under U.S. federal income tax law on crediting foreign income taxes may preclude a U.S. holder from obtaining a foreign tax credit for any Brazilian income tax withheld on a sale of a Preferred Share. Alternatively, any Brazilian withholding tax may be taken as a deduction against taxable income, provided the U.S. holder takes a deduction and not a credit for all foreign income taxes paid or accrued in the same taxable year. The rules relating to the determination of the foreign tax credit are complex, and U.S. holders are urged to consult with their own tax advisers regarding the application of such rules.

  Non-U.S. holders

        A non-U.S. holder will not be subject to U.S. federal income tax on a gain recognized on a sale or other disposition of a Preferred Share unless (i) the gain is effectively connected with the conduct of trade or business by the non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base the non-U.S. holder maintains in the United States), or (ii) in the case of a non-U.S. holder who is an individual, the holder is present in the United States for 183 or more days in the taxable year of the sale or other taxable disposition and certain other conditions apply. Any effectively connected gain of a corporate non-U.S. holder may also be subject under certain circumstances to an additional "branch profits tax," the rate of which may be reduced pursuant to an applicable income tax treaty.

PFIC Rules

        A special set of U.S. federal income tax rules applies to a foreign corporation that is a PFIC for U.S. federal income tax purposes. Based on the Company's audited financial statements and relevant market and shareholder data, as well as the Company's current and projected income, assets and activities, the Company believes it was not a PFIC for U.S. federal income tax purposes for its 2010 taxable year, nor does it anticipate being classified as a PFIC in its current taxable year or future taxable years. However, because the determination of whether the Company is a PFIC is based upon the composition of its income and assets from time to time, and because there are uncertainties in the application of the relevant rules, it is possible that the Company will become a PFIC in a future taxable year (and no assurance can be provided that the Company will not be considered a PFIC for its current (or any past) taxable year).

        If the Preferred Shares were shares of a PFIC for any taxable year, U.S. holders (including certain indirect U.S. holders) may be subject to adverse tax consequences, including the possible imposition of ordinary income treatment for gains or "excess distributions" (generally a distribution in excess of 125% of the average distributions received during the past three years or, if shorter, the U.S. holder's holding period) that would otherwise be taxed as capital gains or dividends, along with an interest charge on gains or "excess distributions" allocable to prior years in the U.S. holder's holding period during which the Company was determined to be a PFIC. If the Company is deemed to be a PFIC for a taxable year, dividends on a Preferred Share would not constitute "qualified dividends" subject to preferential rates of U.S. federal income taxation. In addition, if the Company is deemed to be a PFIC for a taxable year, U.S. holders would be subject to increased reporting requirements. U.S. holders are urged to consult their own tax advisers regarding the application of the PFIC rules.

Information Reporting and Backup Withholding

        Under U.S. federal income tax law and the Treasury regulations, certain categories of U.S. holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on U.S. holders that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U. S. holders may be subject to these reporting requirements unless their Preferred Shares are held in an account at a domestic financial institution. Penalties for failure to file certain of these information returns are substantial. U.S. holders should consult with their own tax advisers regarding the requirements of filing information returns, and, if applicable, filing obligations relating to the PFIC rules.

        Dividends paid on, and proceeds from the sale or other taxable disposition of, a Preferred Share to a U.S. holder generally may be subject to information reporting requirements and may be subject to backup withholding (currently at the rate of 28%) unless the U.S. holder provides an accurate taxpayer identification number or otherwise demonstrates that it is exempt. The amount of any backup withholding collected from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that certain required information is timely submitted to the IRS. A non-U.S. holder generally will be exempt from these information reporting requirements and backup withholding tax but may be required to comply with certain certification and identification procedures in order to establish its eligibility for exemption.

Brazilian Tax Considerations

        The following discussion summarizes the principal Brazilian tax consequences of the acquisition, ownership and disposition of our preferred shares or ADSs by a holder that is not resident or domiciled in Brazil for purposes of Brazilian taxation, which we refer to as "non-Brazilian holder".

        The following is a general discussion only. It does not specifically address all of the Brazilian tax considerations applicable to any particular non-Brazilian holder. The discussion does not address the effects of any tax treaties or reciprocity of tax treatment entered into by Brazil and other countries. The discussion does not address either any tax consequences under the laws of any state or municipality of Brazil.

  Income tax

  Dividends

        Dividends paid by a Brazilian corporation, such as our company, including stock dividends and other dividends paid to a non-Brazilian holder of preferred shares or ADSs, are currently not subject to withholding income tax in Brazil to the extent that such dividends are related to profits generated on or after January 1, 1996. Dividends paid from profits generated before January 1, 1996 may be subject to Brazilian withholding income tax at varying rates, according to the tax legislation applicable to each corresponding year.

  Interest on Shareholders' Equity

        Law No. 9,249, dated December 26, 1995, as amended, permits a Brazilian corporation, such as our company, to make distributions to shareholders of interest on shareholders' equity and to treat such payments as a deductible expense for purposes of calculating Brazilian corporate income tax and social contribution on net profits, as far as the limits described below are observed. For tax purposes, this interest is limited to the daily pro rata variation of the Brazilian long-term interest rate ("TJLP"), as determined by the Central Bank from time to time, and the amount of the deduction may not exceed the greater of:

  •
  50% of net income (after the deduction of social contribution on net profits and before taking into account the provision for corporate income tax and the amounts attributable to interest on shareholders' equity) for the period in respect of which the payment is made; and

  •
  50% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

        Payment of interest to a non-Brazilian holder is subject to withholding income tax at the rate of 15%, or 25% if the non-Brazilian holder is domiciled in a country or location that (1) does not impose income tax or (2) where the maximum income tax rate is lower than 20% or (3) where the laws of that country or location do not allow access to shareholding composition, ownership of investments, or identity of beneficial owners of earnings attributed to non-residents ("Tax Favorable Jurisdiction"). Please refer to "—Discussion on Low or Nil Tax Jurisdictions, Tax Favorable Jurisdictions and Privileged Tax Regimes" below for a discussion that the concept of Tax Favorable Jurisdiction may be broadened by Law No. 11,727.

        Payments of interest on shareholders' equity may be included, at their net value, as part of any mandatory dividend. To the extent payment of interest on shareholders' equity is so included, the corporation is required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable withholding income tax, plus the amount of declared dividends, is at least equal to the mandatory dividend.

  Capital Gains

        According to Law No. 10,833, dated December 29, 2003, gains deriving from the disposition of assets located in Brazil by a non-Brazilian holder, whether to another non-Brazilian resident or to a Brazilian resident, may be subject to withholding income tax in Brazil.

        With respect to a disposition of preferred shares, as they are assets located in Brazil, the non-Brazilian holder will be subject to withholding income tax on the gains assessed, following the rules described below.

        With respect to ADSs, although the matter is not entirely clear, arguably the gains realized by a non-Brazilian holder on the disposition of ADSs are not taxed in Brazil, based on the argument that ADSs do not constitute "assets located in Brazil" for purposes of Article 26 of Law No. 10,833. We cannot assure you, however, that Brazilian tax authorities or Brazilian tax courts will agree with this interpretation. Accordingly, in the event that ADSs are deemed to be "assets located in Brazil" for purposes of Article 26 of Law No. 10,833, gains on a disposition of ADSs by a non-Brazilian holder will be subject to withholding income tax in Brazil, following the rules described below.

        As a general rule, gains realized as a result of a disposition of preferred shares (or ADSs, in case they are deemed to be "assets located in Brazil") are equal to the positive difference between the amount realized on the disposition, and the cost of acquisition of the assets that were disposed of.

        The rules related to the levy of withholding income tax on such gains will vary depending on the domicile of the non-Brazilian holder, the type of registration of the investment by the non-Brazilian holder with the Central Bank, and how the disposition is carried out, as described below.

        Gains assessed on a disposition of preferred shares carried out on the Brazilian stock exchange (which includes transactions carried out on the organized over-the-counter market) are:

  •
  exempt from income tax when assessed by a non-Brazilian holder that (1) has registered its investment in Brazil with the Central Bank under the rules of National Monetary Council Resolution No. 2,689, dated January 26, 2000 ("2,689 Holder") and (2) is not domiciled or resident in a country or location that does not tax income, or that taxes income at a maximum rate lower than 20% ("Low or Nil Tax Jurisdiction"). Please refer to "—Discussion on Low or Nil Tax Jurisdictions, Tax Favorable Jurisdictions and Privileged Tax Regimes" below for a discussion that the concept of Low or Nil Tax Jurisdiction may be broadened by Law No. 11,727; or

  •
  subject to income tax at a rate of up to 25% in any other case, including a case of gains assessed by a non-Brazilian holder that is not a 2,689 Holder, and of a non-Brazilian holder that is domiciled or a resident in a Low or Nil Tax Jurisdiction. In these cases, a withholding income tax of 0.005% of the sale value will be applicable and can be later offset with the eventual income tax due on the capital gain.

        Gains assessed on a disposition of preferred shares (or ADSs, in case they are deemed to be "assets located in Brazil") that is not carried out on a Brazilian stock exchange are subject to income tax at the rate of 15%, or of up to 25% in the case of a non-Brazilian holder that is domiciled or resident in a Low or Nil Tax Jurisdiction or in a Tax Favorable Jurisdiction. Please refer to "—Discussion on Low or Nil Tax Jurisdictions, Tax Favorable Jurisdictions and Privileged Tax Regimes" below for a discussion that these concepts may be broadened by Law No. 11,727. In the event that these gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% shall also be applicable and can be offset with the eventual income tax due on the capital gain.

        In the event of a redemption of preferred shares (or ADSs, in case they are deemed to be "assets located in Brazil") or of a capital reduction by a Brazilian corporation, such as our company, the positive difference between the amount received by the non-Brazilian holder and the acquisition cost of the respective preferred shares (or ADSs, in case they are deemed to be "assets located in Brazil") will be treated as a capital gain derived from a disposition that is not carried out on a Brazilian stock exchange market, and therefore will be subject to withholding income tax at a rate of 15% or up to 25%, as the case may be.

        Any exercise of preemptive rights relating to the preferred shares or ADSs will not be subject to Brazilian income tax. Gains realized by a non-Brazilian holder on the disposition of preemptive rights relating to preferred shares or ADSs will be subject to Brazilian income tax according to the same rules described above.

        As a non-Brazilian holder of ADSs, you may cancel your ADSs and exchange them for preferred shares. Income tax may not be levied on such exchange, as long as the appropriate rules are complied with in connection with the registration of the investment with the Central Bank, and as long as ADSs are not deemed to be "assets located in Brazil".

        The deposit of preferred shares by a non-Brazilian holder in exchange for ADSs may be subject to income tax if the acquisition cost of the common shares is lower than (a) the average price per preferred share on a Brazilian stock exchange on which the greatest number of such preferred shares were sold on the day of deposit; or (b) if no preferred shares were sold on that day, the average price on a Brazilian stock exchange on which the greatest number of preferred shares were sold in the 15 trading sessions immediately preceding such deposit. The difference between the acquisition cost and the average price of the preferred shares will be considered to be a capital gain subject to income tax at the rate of up to 25%, as the case may be. In some circumstances, there may be arguments to claim that this taxation is not applicable in the case of a non-Brazilian holder that is a 2,689 Holder and that is not domiciled or resident in a Low or Nil Tax Jurisdiction.

        There can be no assurance that the current favorable tax treatment of 2,689 Holders will continue in the future.

  Discussion on Low or Nil Tax Jurisdictions, Tax Favorable Jurisdictions, and Privileged Tax Regimes

        Law No. 11,727, dated June 24, 2008, with effect as of January 1, 2009, created the concept of "privileged tax regime", considered as such the tax regime that (1) does not tax income or taxes it at a maximum rate lower than 20%; or (2) grants tax benefits to non-resident entities or individuals (a) without the requirement to carry out substantial economic activity in the country or location or (b) contingent to the non-exercise of a substantial economic activity in the country or location; or (3) does not tax or taxes at a maximum rate lower than 20%, in particular, income earned outside of the respective country or location; or (4) does not allow access to information related to shareholding composition, ownership of assets and rights, or economic transactions that are carried out ("Privileged Tax Regime").

        The concept of Privileged Tax Regime should only apply to specific types of transactions, including those subject to transfer pricing rules. Regulation issued by Brazilian tax authorities seems to confirm this interpretation.

  Tax on Foreign Exchange Transactions

        Brazilian law imposes a Tax on Foreign Exchange Transactions ("IOF/FX") due on the liquidation of foreign exchange agreements related to the conversion of reais into foreign currency and on the conversion of foreign currency into reais. The currently applicable rate for most types of foreign exchange transactions is 0.38%. However, other rates apply to specific types of transactions.

        In particular, foreign exchange transactions related to inflows of funds to Brazil for investments made by foreign investors on the Brazilian financial and capital markets are generally subject to

IOF/FX at a rate of 6%. Exceptionally, some types of foreign exchange transactions connected to those types of investments are subject to the IOF/FX at a 2% rate. These exceptions include foreign exchange transactions related to: (1) inflow of funds for floating rate investments (such as preferred shares) made in a Brazilian stock or future and commodities exchange by 2,689 Holders, provided that the transactions do not involve derivatives and do not result in pre-determined income; (2) inflow of funds for the acquisition of shares of Brazilian companies in either (a) a public offer of shares that is registered with the CVM, or (b) subscription of shares, provided that, in both cases (a) and (b), the Brazilian company issuing the shares is entitled to trade its shares in a Brazilian stock exchange; (3) inflow of funds resulting from the cancellation of ADSs and exchange for shares traded in a Brazilian stock exchange; and (4) inflow of funds deriving from the change of the type of registration of the foreign investment from a "foreign direct investment" to an investment registered under the rules of National Monetary Council Resolution No. 2,689.

        Foreign exchange transactions related to outflows of funds in connection with investments carried out on the Brazilian financial and capital markets are subject to the IOF/FX at a rate of zero percent. The IOF/FX also levies at a zero percent rate in case of dividends and interest on shareholders' equity paid by a Brazilian corporation, such as our company, to non-Brazilian holders.

        The Brazilian government is permitted to increase the rate of the IOF/FX at any time by up to 25% on the foreign exchange transaction amount. However, any increase in rates will only apply to transactions carried out after this increase in rates enters into force.

  Tax on Transactions Related to Bonds and Securities

        Brazilian law imposes a Tax on Transactions Related to Bonds and Securities ("IOF/Bonds") due on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. Although the rate of IOF/Bonds applicable to most types of transactions involving preferred shares and ADSs is currently zero, the rate of the IOF/Bonds applicable to the transfer of shares traded in the Brazilian stock exchange with the sole purpose of enabling the issuance of ADSs to be traded outside Brazil is currently 1.5%. The Brazilian government is permitted to increase the rate of the IOF/Bonds at any time by up to 1.5% per day of the transaction amount, but only in respect of future transactions.

  Other Brazilian Taxes

        There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of preferred shares or ADSs, except for gift and inheritance taxes that may be imposed by some Brazilian states. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of preferred shares or ADSs.

UNDERWRITING

        Under the terms and subject to the conditions contained in the international purchase agreement dated                , 2011, we and the selling shareholders are offering the preferred shares and ADSs described in this prospectus supplement and accompanying prospectus through the international underwriters named below, in the United States and other countries outside Brazil. These preferred shares are being offered directly or in the form of ADSs. The offering of ADSs is being underwritten by the international underwriters. In the case of the preferred shares, the international underwriters are acting as placement agents on behalf of the Brazilian underwriters. The preferred shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and the offering of these preferred shares is being underwritten by the Brazilian underwriters.

        Subject to the terms and conditions of the international purchase agreement, we and the selling shareholders have agreed to sell the following respective number of ADSs to the international underwriters, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

Name	Number of shares
Banco BTG Pactual S.A.(1)
Itau BBA USA Securities Inc.
Banco Bradesco BBI S.A.(2)
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Santander Investment Securities Inc.
BNP Paribas Securities Corp.
Morgan Stanley & Co. Incorporated
Credit Agricole Securities (USA) Inc.

Total

(1)
Banco BTG Pactual S.A. is not a U.S. registered broker-dealer and will not effect any sales of preferred shares or ADSs in the United States. BTG Pactual US Capital Corp. is acting as a U.S. registered broker dealer on behalf of Banco BTG Pactual S.A. in connection with the offer and sale of ADSs and the placement of preferred shares in the United States.

(2)
Banco Bradesco BBI S.A. is not a U.S. registered broker-dealer and will not effect any sales of preferred shares or ADSs in the United States. Bradesco Securities Inc. is acting as a U.S. registered broker dealer on behalf of Banco Bradesco BBI S.A. in connection with the offer and sale of ADSs and the placement of preferred shares in the United States.

        The international underwriters are committed to purchase all the ADSs offered if they purchase any ADS, other than those ADSs covered by the international underwriters' over-allotment option described below. The international purchase agreement provides that the obligations of the international underwriters is subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and others. Banco BTG Pactual S.A., Itau BBA USA Securities Inc. and Banco Bradesco BBI S.A. are acting as bookrunners and representatives of the international underwriters. We have entered into an underwriting agreement with the Brazilian underwriters providing for the concurrent offering of preferred shares in Brazil. Banco BTG Pactual S.A., Banco Itaú BBA S.A. and Banco Bradesco BBI S.A. are acting as bookrunners for the Brazilian offering. The international and the Brazilian offerings are conditioned on the closing of each other.

        The international underwriters and the Brazilian underwriters have entered into an intersyndicate agreement which governs specified matters relating to the global offering. Under this agreement, the international underwriters have agreed that, as part of its distribution of ADSs and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or distribute any prospectus or prospectus supplement relating to the ADSs to any person in Brazil or to any other dealer who does not so agree. The Brazilian underwriters similarly have agreed that, as part of its distribution of preferred shares and subject to permitted exceptions, they have not offered or sold, and will not offer to sell, directly or indirectly, any preferred shares or distribute any prospectus or prospectus supplement relating to the preferred shares to any person outside Brazil or to any other dealer who does not so agree. These limitations do not apply to stabilization transactions or to transactions between the Brazilian and international underwriters, who have agreed that they may sell ADSs or preferred shares, as the case may be, between their respective underwriting syndicates. The number of ADSs or preferred shares, as the case may be, actually allocated to each offering may differ from the amount offered due to reallocation between the international and Brazilian offerings.

        Pursuant to the terms of the international underwriting agreement, the international underwriters are acting as placement agents on behalf of the Brazilian underwriters with respect to the offering of preferred shares sold to investors located outside Brazil. The Brazilian underwriters will sell preferred shares to investors located inside Brazil and to U.S. and other international investors that are authorized to invest in Brazilian securities under the requirements established by the CMN and the CVM. BTG Pactual US Capital Corp. is acting as placement agent on behalf of Banco BTG Pactual S.A. in connection with the sale of ADSs and the placement of preferred shares in the United States. Bradesco Securities Inc. is acting as placement agent on behalf of Banco Bradesco BBI S.A. in connection with the sale of ADSs and the placement of preferred shares in the United States. The Brazilian underwriting agreement provides that, if any of the preferred shares covered by such agreement are not placed, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions. Subject to the terms and conditions of the Brazilian underwriting agreement, the Brazilian underwriters have agreed to place preferred shares in Brazil.

        All placements of preferred shares or ADSs in the United States will be made by the international underwriters, either directly or through their U.S. broker dealer affiliates, or such other registered dealers as may be designated by the international underwriters. Any preferred shares placed in the United States by the bookrunners of the Brazilian offering will be placed, either directly or indirectly through their U.S. broker dealer affiliates, or such other registered dealers as may be designated by the underwriters.

        We and the selling shareholders have agreed to indemnify the international underwriters against certain liabilities, including liabilities under the Securities Act.

Overallotment Options

        We have granted to Itau BBA USA Securities Inc. a 30-day option to, upon notice to Banco BTG Pactual S.A. and Banco Bradesco BBI S.A., purchase, on behalf of the international underwriters, up to 20,408,072 additional preferred shares in the form of ADSs, minus the number of preferred shares sold by us pursuant to the Brazilian underwriters' over-allotment option referred to below, at the primary public offering price, less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments. We have also granted Banco Itaú BBA S.A. a 30-day option to, upon notice to Banco BTG Pactual S.A. and Banco Bradesco S.A., purchase a maximum of 20,408,072 preferred shares, minus the number of preferred shares in the form of ADSs sold by us pursuant to the over-allotment option granted to Itau BBA USA Securities Inc., to cover over-allotments of preferred shares, if any.

Commissions and Discounts

        The underwriters propose to offer our preferred shares and the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of R$      per preferred share and US$      per ADS. After the public offering, the offering price and other selling terms may be changed by the underwriters.

        The underwriting discounts and commissions in connection with the offering of ADSs are equal to the public offering price per ADS less the amount paid by the international underwriters to us per ADS. The underwriting discounts and commissions in connection with the offering of ADSs are US$      per ADS. The underwriting discounts and commissions in connection with the offering of ADSs represent      % of the aggregate gross proceeds of the ADSs offered. In addition, the underwriting discounts and commissions in connection with the offering of ADSs may be subject to applicable Brazilian withholding taxes that will be borne by us.

        The following table summarizes the total underwriting discount and commission per ADS to be paid to the international underwriters by us in connection with the international offering:

	Price per ADS	Without over- allotment option	With over- allotment option
(in US$)
Fees
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling shareholders(1)

(1)
The selling shareholders intend to use the proceeds of the sale of the preferred shares offered by the selling shareholders in this global offering to buy the number of common shares required to maintain its voting share ownership interest in us following our capital increase in a simultaneous offering of common shares exempt from registration under the Securities Act and registered with CVM in Brazil.

        Underwriting discount is not applied to preferred shares sold by the selling shareholders in the base offering but shall be applied to any shares sold pursuant to exercise of the overallotment options, if any.

        We estimate that our total expenses for the global offering will be approximately US$ 2.26 million. We will bear all expenses related to the global offering. A prospectus supplement and the accompanying prospectus in electronic format may be made available by the underwriters. In addition, ADSs may be sold by the international underwriters to securities dealers who resell shares to online brokerage account holders.

No Sales of Similar Securities

        We, our controlling shareholders, and our directors and executive officers have agreed with the international underwriters prior to the commencement of this offering that we and each of these persons or entities, with limited exceptions, during a period from the date of each lock-up agreement through 90 days from the date of the international underwriting agreement, may not, without the prior written consent of the international underwriters, among other things:

  •
  issue, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock, including in the form of ADSs, or any securities convertible into or exercisable or exchangeable for any shares of our capital stock, including in the form of ADSs (the "lock-up securities"); or

  •
  enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any lock-up securities,

whether any such transaction described in the bullet points above is to be settled by delivery of any shares of our capital stock, including in the form of ADSs, or such other securities, in cash or otherwise. In addition, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the international underwriters waive, in writing, such an extension.

        The restrictions described in the prior paragraph do not apply to:

  •
  the sales of lock-up securities, and the placement of the lock-up securities by, the international or the Brazilian underwriters;

  •
  the issuance by us of (A) options pursuant to existing management and/or employee option plans of which the international underwriters have been advised in writing prior to the date of this prospectus supplement and (B) shares issued by us upon the exercise of an option issued pursuant to such management and/or employee option plan or any other option, warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the international underwriters have been advised in writing;

  •
  any transfer (other than by us) of lock-up securities as bona fide gifts, provided that prior to any such transfer the recipient agrees in writing with the international underwriters to be bound by the restrictions described in the prior paragraph;

  •
  dispositions (other than by us) of lock-up securities to any trust for the direct or indirect benefit of such transferor and/or, if applicable, the immediate family of such transferor, provided that prior to any such transfer such trust agrees in writing with the international underwriters to be bound by the restrictions described in the prior paragraph; and

  •
  any transfer (other than by us) of lock-up securities to any of such transferor's affiliates (as such term is defined in Rule 405 under Securities Act), provided that prior to any such transfer the recipient agrees in writing with the international underwriters to be bound by the restrictions described in the prior paragraph;

  •
  any transfer of common shares by us to an individual solely for the purpose of making him/her eligible to become a director of the Company, in which case only one common share of our stock may be transferred to each such individual;

  •
  any transfer of lock-up securities by us to the international or Brazilian underwriters, or any entity indicated by them, in order to allow for the stabilization activities with our preferred shares and ADSs as provided by any agreement contemplating these activities; and

  •
  the lending of lock-up securities by us to any Brazilian registered broker-dealer in connection with market making activities, to the extent required by and, in accordance with applicable Brazilian law or regulation, including CVM Rule No. 384, of March 17, 2003, and the Code of auto-regulation of Public Offerings of the ANBIMA—Associação Brasileira das Entidades dos

    Mercados Financeiro e de Capitais (Brazilian association of financial and capital market entities).

        The international underwriters have no current intent or arrangement to release any of the securities subject to the lock-up agreements prior to the expiration of the lock-up period. There are no contractually specified conditions for the waiver of lock-up restrictions, and any waiver is at the discretion of the international underwriters.

        There are no specific criteria for the waiver of lock-up restrictions, and the international underwriters cannot in advance determine the circumstances under which a waiver might be granted. Any waiver will depend on the facts and circumstances existing at the time. Among the factors that the international underwriters may consider in deciding whether to release preferred shares or ADSs may include the length of time before the lock-up expires, the number of preferred shares and ADSs involved, the reason for the requested release, market conditions, the trading price of our preferred shares and the ADSs, historical trading volumes of our preferred shares and the ADSs, and whether the person seeking the release is an officer, director or affiliate of our company. The international underwriters will not consider their own positions in our securities, if any, in determining whether to consent to a waiver of a lock-up agreement.

Listing

        Our preferred shares are listed on the Nível 1 segment of the BM&FBOVESPA under the symbol "GGBR4." The ADSs are listed on the NYSE under the symbol "GGB."

Price Stabilization, Short Positions

        In connection with the international offering, the international underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling preferred shares or ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the preferred shares or the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the preferred shares, including in the form of ADSs, which involves the sale by the international underwriters of a greater number of preferred shares than the number of preferred shares in the form of ADSs it is required to purchase in this offering, and purchasing preferred shares, including in the form of ADSs, on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the international underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The international underwriters may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, Itau BBA USA Securities, Inc. will consider, among other things, the price of preferred shares available for purchase in the open market compared to the price at which the international underwriters may purchase preferred shares in the form of ADSs through the over-allotment option. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the preferred shares or the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the international underwriters create a naked short position, they will purchase preferred shares, including in the form of ADSs, in the open market to cover the position.

        The international underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our preferred shares or the ADSs, including the imposition of penalty bids. This means that if the international underwriters purchase preferred shares, including in the form of ADSs, in the open market in stabilizing transactions or to cover short sales, the international underwriters may be required to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of our preferred shares and the ADSs or preventing or retarding a decline in the market price of our preferred shares and the ADSs, and, as a result, the price of our preferred shares and the ADSs may be higher than the price that otherwise might exist in the open market in the absence of these transactions. If the international underwriters commence these activities, they may discontinue them at any time. The international underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

        In connection with the Brazilian offering, the Brazilian underwriters may engage in transactions on the BM&FBOVESPA that stabilize, maintain or otherwise affect the price of our preferred shares. In addition, it may bid for, and purchase, preferred shares in the open market to cover syndicate short positions or stabilize the price of our preferred shares.

        These stabilizing transactions may have the effect of raising or maintaining the market price of our preferred shares or preventing or retarding a decline in the market price of our preferred shares. As a result, the price of our preferred shares may be higher than the price that might otherwise exist in the absence of these transactions. These transactions, if commenced, may be discontinued at any time. Reports on stabilization activity are required to be furnished to the CVM. Stabilization activities in Brazil may be carried out for up to 30 days from the day after the date of this prospectus supplement and the accompanying prospectus. A stabilization activities agreement, in a form approved by the CVM and the BM&FBOVESPA, has been executed simultaneously with the execution of the Brazilian underwriting agreement.

Selling Restrictions

        This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation by or on behalf of, our company or by or on behalf of the international underwriters to subscribe for or purchase any preferred shares and ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus supplement and the offering of the preferred shares and ADSs in certain jurisdictions may be restricted by law. We and the international underwriters require persons into whose possession this prospectus supplement comes to inform them about, and to observe, any such restrictions.

Notice to Prospective Investors in the EEA

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any preferred shares or ADSs which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any preferred shares or ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of preferred shares or ADSs shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Any person making or intending to make any offer of preferred shares or ADSs within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of preferred shares or ADSs through any financial intermediary, other than offers made by the underwriters which constitute the final offering of preferred shares and ADSs contemplated in this prospectus.

        For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any preferred shares or ADSs to be offered so as to enable an investor to decide to purchase any preferred shares or ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any preferred shares or ADSs under, the offer of preferred shares and ADSs contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  •
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  •
  in the case of any preferred shares or ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the preferred shares or ADSs acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where preferred shares or ADSs have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those preferred shares or ADSs to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in the United Kingdom

        This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

        The preferred shares and ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the preferred shares, ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Issuer, the preferred shares or ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of preferred shares and ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of preferred shares and ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of preferred shares or ADSs.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Relationships with the Underwriters

        The international underwriters and their respective affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and would continue to receive customary fees and commissions. In addition, from time to time, the international underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or its customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        Relevant transactions include:

  •
  On May 6, 2005 Banco Itaú BBA S.A., an affiliate of Itau BBA USA Securities Inc., acquired, as an investment, common shares issued by certain of our subsidiaries, Gerdau Açominas S.A., Gerdau Aços Longos S.A., Gerdau Aços Especiais S.A., Gerdau Comercial de Aços S.A. and Gerdau América Latina Participações S.A., equivalent to 2.83%, 2.83%, 2.65%, 2.07% and 3.14% of their respective capital.

  •
  We have various bank guarantees from Banco Bradesco BBI S.A. or its affiliates in the aggregate amount of R$363 million.

  •
  We and our subsidiaries have various credit transactions with BNP Paribas Securities Corp. or its affiliates in the aggregate amount of US$291.8 million.

  •
  We and our subsidiaries have various credit transactions with HSBC Securities (USA) Inc. or its affiliates in the aggregate amount of US$216.5 million and R$151 million.

  •
  An affiliate of Santander Investment Securities Inc. holds a 40% interest in Corporación Sidenor, one of our subsidiaries.

  •
  We and our subsidiaries have various credit transactions with Santander Investment Securities Inc. or its affiliates in the aggregate amount of US$163 million and R$150 million.

 EXPENSES OF THE OFFERING

        We estimate that the expenses in connection with the global offering, other than underwriting discounts, commissions and fees, will be as follows:

Expenses	Amount
SEC registration fee	US$	211,967.77
Registration and listing fees for the offering at the CVM and the BM&FBOVESPA	US$	91,802
Legal fees and expenses(1)	US$	900,793
Accountant fees and expenses(1)	US$	150,132
Other costs(1)	US$	900,793
Total	US$	2,255,488

(1)
Some of these expenses are incurred in reais and were converted to U.S. dollars based on the exchange rate of R$1.6652 to US$1.00, which is the average of the selling and purchase exchange rates on March 21, 2011 as reported by the Central Bank of Brazil.

        All amounts in the table are estimated except the SEC and CVM registration fees.

        We will pay all expenses related to the global offering.

LEGAL MATTERS

        Certain U.S. and New York legal matters will be passed upon for us by Greenberg Traurig, LLP, New York, New York, and certain U.S. and New York legal matters will be passed upon by Milbank, Tweed, Hadley & McCloy LLP for the international underwriters. The validity of the preferred shares and other matters governed by Brazilian law will be passed upon for us by Barbosa, Müssnich & Aragão Advogados, São Paulo, Brazil. Certain matters of Brazilian law will be passed upon for the underwriters by Lefosse Advogados, São Paulo, Brazil.

EXPERTS

        The consolidated financial statements as of December 31, 2010 and 2009, and for each of the three years ended December 31, 2010 incorporated in this prospectus supplement by reference from our Form 6-K, filed with the Securities and Exchange Commission on March 22, 2011, and the effectiveness of Gerdau S.A. internal control over financial reporting have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Gerdau S.A.

Debt Securities and Guarantees
Preferred Shares
American Depositary Shares, each representing one Preferred Share

Gerdau Trade II Inc.

Guaranteed Debt Securities

        Gerdau S.A. may use this prospectus to offer debt securities, preferred shares, directly or in the form of American Depositary Shares, from time to time, and Gerdau Trade II Inc. may offer debt securities guaranteed by Gerdau S.A. from time to time. A prospectus supplement will set forth the specific terms of the securities, the offering price, and the specific manner in which they may be offered. Gerdau S.A.'s preferred shares are admitted to trading on the BOVESPA under the symbol GGBR4 and its American Depositary Shares, each representing one preferred share, are listed on the New York Stock Exchange under the symbol "GGB".

        We may sell these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The names of any underwriters or agents will be set forth in the prospectus supplement.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

December 29, 2010

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, using a "shelf" registration process. Under this shelf process, Gerdau may offer debt securities, preferred shares and American Depositary Shares, and Gerdau Trade II may offer debt securities guaranteed by Gerdau, in one or more offerings.

        This prospectus provides you only with a general description of the debt securities and guarantees that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

        In this prospectus, unless otherwise specified or the context otherwise requires, references to "Gerdau" are to Gerdau S.A., its consolidated subsidiaries and its joint ventures and other affiliated companies. References to "Gerdau Trade II" are to Gerdau Trade II Inc. Terms such as "we," "us" and "our" generally refer to one or both of Gerdau and Gerdau Trade II, as the context may require.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to our future prospects, developments and business strategies.

        Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

        It is possible that our future performance may differ materially from our current assessments due to a number of factors, including the following:

  •
  general economic, political and business conditions in our markets, both in Brazil and abroad, including demand and prices for steel products;

  •
  interest rate fluctuations, inflation and exchange rate movements of the reais in relation to the U.S. dollar and other currencies in which we sell a significant portion of our products or in which our assets and liabilities are denominated;

  •
  our ability to obtain financing on satisfactory terms;

  •
  prices and availability of raw materials;

  •
  changes in international trade;

  •
  changes in laws and regulations;

  •
  electric energy shortages and government responses to them;

  •
  the performance of the Brazilian and the global steel industries and markets;

  •
  global, national and regional competition in the steel market; and

  •
  protectionist measures imposed by steel-importing countries.

        Our forward-looking statements are not guarantees of future performance, and actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

        We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

        For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see "Risk Factors" in our SEC reports incorporated by reference in this prospectus. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus or any accompanying prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

  Brazil

        A final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the notes would be recognized in the courts of Brazil and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been ratified by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). This ratification is available only if:

  •
  the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

  •
  the judgment was issued by a competent court either after proper service of process on the parties, which service of process if made in Brazil must comply with Brazilian law, or after sufficient evidence of the parties' absence has been given, as established pursuant to applicable law;

  •
  the judgment is not subject to appeal;

  •
  the judgment has been authenticated by a Brazilian consulate in the State of New York;

  •
  the judgment has been translated into Portuguese by a certified sworn translator; and

  •
  the judgment is not against Brazilian public policy, good morals or national sovereignty.

        In addition:

        Civil actions may be brought before Brazilian courts in connection with this prospectus supplement based on the federal securities laws of the United States, and Brazilian courts may enforce such liabilities in such actions against Gerdau (provided that the relevant provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action).

        The ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by Brazilian law. In addition, a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of a suit in Brazil must post a bond to cover the legal fees and court expenses of the defendant, unless there are real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

        Notwithstanding the foregoing, no assurance can be given that ratification would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the debt securities.

  Cayman Islands

        Gerdau Trade II has been advised by its Cayman Islands counsel, Maples and Calder, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court having jurisdiction over a defendant according to Cayman Islands conflict of law rules. To be so enforced the foreign judgment must be final and for a liquidated sum not in respect of taxes or a fine or penalty or of a kind inconsistent with a Cayman Islands judgment in respect of the same matters or obtained in a manner, and is not of a kind the enforcement of which is contrary to natural justice, statute or the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will:

  •
  recognize or enforce judgments of U.S. courts based on the civil liability provisions of the securities laws of the United States or any State thereof; or

  •
  in original actions brought in the Cayman Islands, impose liabilities upon the civil liability provisions the securities laws of the United States or any State thereof, in each case, on the grounds that such provisions are penal in nature.

        A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

GERDAU S.A.

        According to the Brazilian Steel Institute (IABr—Instituto Aço Brasil), Gerdau is Brazil's largest producer of long rolled steel. Gerdau holds significant market share in the steel industries of almost all countries where it operates and has been classified by World Steel Association as the world's 13th largest steel producer based on its consolidated crude steel production in 2009.

        Gerdau operates steel mills that produce steel by direct iron-ore reduction (DRI) in blast furnaces and in electric arc furnaces (EAF). In Brazil it operates four integrated steel mills, including its largest mill, Ouro Branco unit, an integrated steel mill located in the state of Minas Gerais. We currently have a total of 59 steel producing units globally, including joint ventures and associate companies. The joint ventures include a unit located in the United States for the production of flat rolled steel and another unit in India. The associate companies are Aceros Corsa in Mexico; Corporación Centroamericana del Acero in Guatemala; and INCA in the Dominican Republic.

        In the year ended December 31, 2009, approximately 37.0% of all physical sales were generated from Brazil operations, 35.3% from North American operations, 14.4% from Latin American operations and 13.3% from Specialty Steel operations.

        As of December 31, 2009, total consolidated installed capacity, excluding our investments in joint ventures and associates, unconsolidated companies, was approximately 26 million tonnes of crude steel and 22 million tonnes of rolled steel products. In the same period, we had total consolidated assets of

R$ 44.6 billion, consolidated net sales of R$ 26.5 billion, total consolidated net income (including non-controlling interests) of R$ 1.0 billion and shareholders' equity (including non-controlling interests) of R$ 22.0 billion.

        Gerdau offers a wide array of steel products, which are manufactured according to an extensive variety of customer specifications. Its product mix includes crude steel (slabs, blooms and billets) sold to rolling mills, finished products for the construction industry such as rods and structural bars, finished products for industry such as commercial rolled steel bars and machine wire and products for farming and agriculture such as poles, smooth wire and barbed wire. Gerdau also produces specialty steel products utilizing advanced technology and normally with a certain degree of customization for the manufacture of tools and machinery, chains, locks and springs, mainly for the automotive and mechanical industries.

        A significant and increasing portion of Gerdau's steel production assets is located outside Brazil, particularly in the United States and Canada, as well as in Latin America and Europe. Gerdau began its expansion into North America in 1989, when consolidation in the global steel market effectively began. Gerdau currently operates 19 steel production units in the United States and Canada through its principal entity, Gerdau Ameristeel, and believes that it is one of the market leaders in North America in terms of production of some long steel products, such as rods, commercial rolled steel bars, extruded products and girders.

        Our operating strategy is based on the acquisition or construction of steel mills located close to our customers and sources of the raw materials required for steel production, such as scrap metal, pig iron and iron ore. For this reason, most of our production has historically been geared toward supplying the local markets in which we have production operations. However, Gerdau also exports an important portion of its production mainly to Asia and South America.

        Through its subsidiaries and affiliates, Gerdau also engages in other activities related to the production and sale of steel products, including reforestation; electric power generation projects; coking coal, iron ore and pig iron production; as well as fab shops and downstream operations.

        Gerdau is a Brazilian corporation (Sociedade Anônima) that was incorporated on November 20, 1961 under the laws of Brazil. Its main registered office is located at Av. Farrapos, 1811, Porto Alegre, Rio Grande do Sul, Brazil, and the telephone number is +55 (51) 3323 2000.

GERDAU TRADE II INC.

        Gerdau Trade II is Gerdau's wholly-owned direct subsidiary. Gerdau Trade II was formed on November 23, 2010 as an exempted company incorporated with limited liability under the laws of the Cayman Islands in order to serve as "issuer" of debt securities hereunder, guaranteed fully and unconditionally by Gerdau as described herein.

        As of the date hereof Gerdau Trade II has 50,000 authorized ordinary shares, with a par value of US$1.00 per share. The registered office of Gerdau Trade II is Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, Grand Cayman, KY1-1104, Cayman Islands. The Issuer was formed for the purpose of acting as a finance subsidiary of the Gerdau group in the Cayman Islands and currently has no assets (other than the proceeds of its paid up share capital), no operations, no revenues and no cash flows.

 USE OF PROCEEDS

Gerdau

        Unless otherwise indicated in an accompanying prospectus supplement, Gerdau intends to use the net proceeds from the sale of the debt securities for general corporate purposes.

Gerdau Trade II

        Unless otherwise indicated in an accompanying prospectus supplement, Gerdau Trade II intends to on-lend the net proceeds from the sale of the debt securities to Gerdau or Gerdau's subsidiaries and affiliates.

LEGAL OWNERSHIP OF DEBT SECURITIES

        In this prospectus and in any prospectus supplement, when we refer to the "holders" of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make a payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

        Holding debt securities in accounts with banks or brokers is called holding in "street name." If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along to you, as an indirect holder, principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

        If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among other things:

  •
  how it handles payments and notices with respect to the debt securities;

  •
  whether it imposes fees or charges;

  •
  how it handles voting, if applicable;

  •
  how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

  •
  how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

        A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the "depositary." Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether the debt securities will be issued only as global securities.

        As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

        You should be aware that if our debt securities are issued only in the form of global securities:

  •
  You cannot have the debt securities registered in your own name;

  •
  You cannot receive physical certificates for your interest in the debt securities;

  •
  You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

  •
  You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

  •
  The depositary's policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way; and

  •
  The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

        In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

        Unless we specify otherwise in a prospectus supplement, the special situations in which a global security representing our debt securities will terminate are:

  •
  the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days; or

  •
  Gerdau, or Gerdau Trade II, as applicable, decides in its sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding what institutions will be the initial direct holders.

DESCRIPTION OF THE DEBT SECURITIES

        The following briefly summarizes the material provisions of the debt securities and the indentures that will govern the debt securities, other than pricing and related terms and other specifications that will be disclosed in a prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in a prospectus supplement.

Indentures

        Any debt securities and guarantees that we issue will be governed by an indenture. The trustee under the indenture has two main roles:

  •
  First, the trustee can enforce your rights against Gerdau and Gerdau Trade II if Gerdau or Gerdau Trade II defaults. There are some limitations on the extent to which the trustee acts on your behalf, described below under "—Events of Default."

  •
  Second, the trustee performs administrative duties for us, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

        Gerdau will issue debt securities under an indenture we refer to as the Gerdau indenture. Unless otherwise provided in the applicable prospectus supplement, the trustee under the Gerdau indenture will be The Bank of New York Mellon. Gerdau Trade II will issue debt securities guaranteed by Gerdau under an indenture we refer to as the Gerdau Trade II indenture. Unless otherwise provided in the applicable prospectus supplement, the trustee under the Gerdau indenture will be The Bank of New York Mellon.

        The indentures and their associated documents contain the full legal text of the matters described in this section. We have agreed in each indenture that New York law governs the indenture and the debt securities. We have filed a copy of the form of the Gerdau indenture and the Gerdau Trade II indenture with the SEC as exhibits to our registration statement. We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York. (Sections 1.12 and 1.14)

Types of Debt Securities

        This section summarizes material terms of the debt securities that are common to all series and to both the Gerdau and Gerdau Trade II indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

        Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including the definition of various terms used in the indentures. For example, we describe the meanings for only the more important terms that have been given special meanings in the indentures. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

        We may issue original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

        Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

        In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.

        In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchanges and, if so, which ones.

Form, Exchange and Transfer

        The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in minimum denominations of US$1,000 and any integral multiple thereof. (Section 3.2)

        You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an exchange. (Section 3.4)

        You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity that maintains the list of registered holders is called the "security registrar." It will also register transfers of the registered debt securities. (Section 3.4)

        You will not be required to pay a service charge for any registration of transfer or exchange of the debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar. (Section 3.4)

Payment and Paying Agents

        If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee's records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the "regular record date" and will be stated in the prospectus supplement. (Sections 3.6 and 3.1.5)

        We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York City. We may also choose to pay interest by mailing checks. We may also arrange for additional payment offices, and we may cancel or change our use of these offices, including the trustee's corporate trust office. These offices are called "paying agents." We may also choose to act as our own paying agent. (Sections 2.2, 10.3 and 10.4)

        Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to a direct holder will be repaid to us or (if then held in trust) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 10.4)

        Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

        We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee's records. (Section 1.6)

Modification and Waiver

        Each indenture provides several categories of changes that can be made to the indenture and the debt securities. Such changes may or may not require the consent of the holders, as described below. A supplemental indenture will be prepared if holder approval is required.

Changes Requiring Each Holder's Approval

        Each indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby. Those types of changes are:

  •
  a change in the stated maturity for any principal or interest payment on the debt securities;

  •
  a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;

  •
  a change in the obligation to pay additional amounts;

  •
  a change in the currency of any payment on the debt securities;

  •
  a change in the place of any payment on the debt securities;

  •
  an impairment of the holder's right to sue for payment of any amount due on its securities;

  •
  a reduction in the percentage in principal amount of the outstanding debt securities needed to change the indenture or the debt securities;

  •
  a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;

  •
  a reduction in the percentage in principal amount of the outstanding debt securities needed to waive compliance with the indenture or to waive defaults; and

  •
  a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a revision or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities. (Section 9.2)

Changes Not Requiring Approval

        Each indenture provides that some changes do not require any approval by holders of outstanding debt securities under that indenture. This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees. (Section 9.1)

Changes Requiring Majority Approval

        Each indenture provides that other changes to the indenture and the outstanding debt securities under the indenture and any waiver of any provision of the indenture must be approved by the holders of a majority in principal amount of each series of securities affected by the change or waiver. The required approval must be given by written consent. (Section 9.2)

        Each indenture provides that the same majority approval would be required for Gerdau or Gerdau Trade II to obtain a waiver of any of its covenants in the applicable indenture. The covenants of Gerdau and Gerdau Trade II in each indenture include the promises Gerdau and Gerdau Trade II make about merging and creating liens on their assets, which are described below under "—Certain Covenants—Mergers and Similar Transactions" and "—Certain Covenants—Limitation on Liens." If the holders approve a waiver of a covenant, Gerdau and Gerdau Trade II will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in the debt securities or the indentures, as it affects any security, that Gerdau and Gerdau Trade II cannot change without the approval of the holder of that security as described above in "—Changes Requiring Each Holder's Approval," unless that holder approves the waiver. (Section 9.2)

Voting Mechanics

        Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment, repurchase or redemption. Debt securities held by Gerdau Trade II, Gerdau or their affiliates are not considered outstanding. (Section 1.1)

        Gerdau or Gerdau Trade II will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In limited circumstances, the trustee, and not Gerdau or Gerdau Trade II, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days). (Sections 1.4.5, 1.4.6 and 1.4.7)

        Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the debt securities or request a waiver.

Redemption

        Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in

"—Optional Tax Redemption" below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its stated maturity. (Section 11.1.1)

        If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

        If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot or, in the trustee's discretion, pro rata. (Section 11.5)

        In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under "—Notices." (Section 11.2)

        Subject to any restrictions described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

        Unless otherwise indicated in a prospectus supplement, we will have the option to redeem the debt securities in whole (but not in part) if (i) as a result of a change in or amendment to any laws (or any rules or regulations thereunder) or the official interpretation, administration or application of any laws, rules or regulations, we are required to pay additional amounts, as described below under "—Payment of Additional Amounts," in excess of those attributable to Brazilian or (in the case of securities issued under the Gerdau Trade II indenture) Cayman Islands withholding tax on the basis of a statutory rate of 15% and (ii) the obligation cannot be avoided by Gerdau or Gerdau Trade II, as applicable, after taking measures that Gerdau or Gerdau Trade II, as applicable, considers reasonable to avoid it. This applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities.

        If the debt securities are redeemed, the redemption price for the debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days' notice before redeeming the debt securities. No notice may be given earlier than 90 days prior to the earliest date on which we, but for such redemption, would be obligated to pay such additional amounts, and the obligation to pay such additional amounts must remain in effect at the time notice is given. (Section 11.1.3)

Payment of Additional Amounts

        Each indenture provides that all payments in respect of the debt securities issued thereunder will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, the Cayman Islands (in the case of securities issued under the Gerdau Trade II indenture), a successor jurisdiction or any authority therein or thereof having power to tax, unless Gerdau or Gerdau Trade II, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Gerdau or Gerdau Trade II, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of debt securities after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction. Notwithstanding the foregoing, neither Gerdau nor Gerdau Trade II will have to pay additional amounts:

  •
  to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such security by reason of his having some connection with Brazil or (in the case of securities issued under the Gerdau Trade II indenture) the Cayman Islands other than the mere holding of the security and the receipt of payments with respect to the security;

  •
  in respect of securities surrendered (if surrender is required) more than 30 days after the Relevant Date except to the extent that the holder of such security would have been entitled to such additional amounts on surrender of such security for payment on the last day of such period of 30 days;

  •
  where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

  •
  to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder's failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands (in the case of securities issued under the Gerdau Trade II indenture) or a successor jurisdiction or applicable political subdivision or authority thereof or therein having power to tax, of such holder, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and Gerdau or Gerdau Trade II, as applicable, has given the holders at least 30 days' notice that holders will be required to provide such certification, identification or other requirement;

  •
  in respect of any estate, inheritance, gift, sales, transfer, excise or personal property or similar tax, assessment or governmental charge;

  •
  in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the security; or

  •
  in respect of any combination of the above. (Section 10.8)

        The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts. (Section 3.1)

        The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither Gerdau Trade II nor Gerdau shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein. (Section 10.8.1)

        Any reference in this prospectus, the indenture or the debt securities to principal, interest or any other amount payable in respect of the debt securities or the guarantees by Gerdau Trade II or Gerdau, as applicable, will be deemed to include any additional amount, unless the context requires otherwise, that may be payable in respect of such principal, interest or other amounts payable.

  Repurchase of Bonds upon a Change of Control

        Not later than 30 days following a Change of Control that results in a Ratings Decline, Gerdau (or in the case of the Gerdau Trade II indenture, Gerdau Trade II), will make an Offer to Purchase all outstanding securities at a purchase price equal to 101.0% of the principal amount plus accrued interest to the date of purchase.

        "Change of Control" means: (1) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, other than any Permitted Holders) is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50.0% of the total voting power of the outstanding voting stock of Gerdau, including as a result of any merger or consolidation transaction including Gerdau or any of the other Guarantors; or (2) Permitted Holders, directly or indirectly, cease to have the power to direct or cause the direction of the management and policies of Gerdau, whether through the ownership of voting securities, by contract or otherwise.

        "Permitted Holders" means any or all of the following:

          (1)   any member of the Gerdau Johannpeter Family or any Affiliate or Affiliates of any of the foregoing; and

          (2)   any person the voting stock of which (or in the case of a trust, the beneficial interests in which) is owned at least 51% by persons specified in clause (1).

        "Rating Agencies" means, as applicable, (i) Standard & Poors Corporation, a division of The McGraw-Hill Company, (ii) Moody's Investors Service, Inc., or (iii) Fitch Ratings Ltd.

        "Ratings Decline" means that at any time within 90 days (which period shall be extended so long as the rating of the bonds is under publicly announced consideration for possible downgrade by either Rating Agency) after the date of public notice of a Change of Control, or of Gerdau's publicly declared intention or that of any person or entity to effect a Change of Control, the then-applicable rating of the bonds is decreased by either Rating Agency by one or more categories so long as any such Ratings Decline is expressly stated by the applicable Rating Agency to have been the result of the Change in Control

        An "Offer to Purchase" must be made by written offer, which will specify the principal amount of securities subject to the offer and the purchase price. The offer must specify an expiration date, which we refer to as the "Expiration Date," not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase, which we refer to as the "Purchase Date," not more than five Business Days after the Expiration Date. The offer must include information concerning the business of Gerdau which it believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender bonds pursuant to the offer. Gerdau will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

        A holder may tender all or any portion of its securities pursuant to an Offer to Purchase, subject to the requirement that any portion of a security tendered must be in a multiple of US$1,000 principal amount and that the minimum tender of any holder must be no less than US$100,000. Holders shall be entitled to withdraw securities tendered up to the close of business on the Expiration Date. On the Purchase Date the purchase price will become due and payable on each security accepted for purchase pursuant to the Offer to Purchase, and interest on bonds purchased will cease to accrue on and after the Purchase Date.

        Gerdau agrees to obtain all necessary consents and approvals from all appropriate Brazilian and other governmental authorities or agencies having jurisdiction over Gerdau and the Offer to Purchase for the remittance of funds outside of Brazil prior to making any Offer to Purchase. Any failure to obtain such consents and approvals shall constitute an Event of Default.

Certain Covenants

  Mergers and Similar Transactions

        Unless otherwise specified in the applicable prospectus supplement, Gerdau and Gerdau Trade II will agree that they will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any person, unless:

          (1)   the resulting, surviving or transferee person or persons (if not Gerdau or Gerdau Trade II) will be a person or persons organized and existing under the laws of Brazil, the Cayman Islands, the United States, any State thereof or the District of Columbia, Canada or any other country that is a member country of the European Union or of the Organisation for Economic Co-operation and Development on the date of the applicable indenture, and such person or persons expressly assume, by a supplemental indenture to the applicable indenture, executed and delivered to the trustee, all the obligations of Gerdau or Gerdau Trade II, as the case may be, under the indenture;

          (2)   the resulting, surviving or transferee person or persons (if not Gerdau or Gerdau Trade II), if not organized and existing under the laws of Brazil or the Cayman Islands undertakes, in such supplemental indenture, to pay such additional amounts in respect of principal (and premium, if any) and interest as may be necessary in order that every net payment made in respect of the bonds or the guarantees, as applicable, after deduction or withholding for or on account of any present or future tax, penalty, duty, assessment, fee or other governmental charge (and any fines, penalties, interest or other liabilities related thereto) imposed by the United States or such other country, as the case may be, or any political subdivision or taxing authority thereof or therein will not be less than the amount of principal (and premium, if any) and interest then due and payable on the bonds, subject to the same exceptions set forth under clauses (i), (ii) and (iii) under "Payment of Additional Amounts" but adding references to the United States or such other country to the existing references in such clause to Brazil or the Cayman Islands;

          (3)   immediately prior to such transaction and immediately after giving effect to such transaction, no Default or Event of Default with respect to any security issued under the applicable indenture will have occurred and be continuing; and

          (4)   Gerdau and Gerdau Trade II will have delivered to the trustee an officers' certificate and an opinion of legal counsel of recognized standing, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with the indenture and that all conditions precedent under the indenture to the consummation of such transaction have been satisfied.

        The trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in this covenant, in which event it will be conclusive and binding on the holders. (Section 8.1)

Limitation on Liens

        Unless otherwise specified in the applicable prospectus supplement, Gerdau and (in the case of securities issued under the Gerdau Trade II indenture) Gerdau Trade II will covenant that for so long as any securities remain outstanding, Gerdau Trade II will not create or suffer to exist any mortgage, pledge, lien, hypothecation, security interest or other encumbrance (each a "Lien"), upon any of its property or assets now owned or hereafter acquired by it or on its Capital Stock and Gerdau will not, nor will Gerdau permit any Restricted Subsidiary to, create or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired by it or on any of their Capital Stock securing any obligation except for permitted liens (as defined below), without securing the outstanding securities equally and ratably therewith at the same time or prior thereto. (Section 10.10)

        For purposes of this covenant, "Permitted Liens" means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance:

  (1)
  in existence on the date of the issuance of the applicable series of debt securities and any extension, renewal or replacement thereof or of any Lien in clause (2), (3) or (4) below; provided, however, that the total amount of Debt so secured shall not exceed the amount so secured on the date of the issuance of the applicable series of debt securities;

  (2)
  any Lien on any property or assets (including Capital Stock of any person) securing Debt incurred solely for purposes of financing the acquisition, construction or improvement of such property or assets after the date of the indenture; provided that (a) the aggregate principal amount of Debt secured by such Lien will not exceed (but may be less than) the cost (i.e., purchase price) of the property or assets so acquired, constructed or improved and (b) such Lien is incurred before, or within 120 days after the completion of, such acquisition, construction or improvement and does not encumber any other property or assets of Gerdau or any Restricted Subsidiary; and provided, further, that to the extent that the property or asset acquired is Capital Stock, such Lien also may encumber other property or assets of the person so acquired;

  (3)
  any Lien securing Debt incurred for the purpose of financing all or part of the cost of the acquisition, construction or development of a project (including mini-mills and other facilities); provided that the lenders of such Debt expressly agree to limit their recourse in respect of such Debt to assets (including Capital Stock of the project entity) and/or revenues of such project with an aggregate value of not more than the amount of such Debt; and provided, further, that the Lien is incurred before, or within 120 days after the completion of, that acquisition, construction or development and does not apply to any other property or assets of Gerdau or any Subsidiary;

  (4)
  any Lien existing on any property or assets of any person before that person's acquisition by, merger into or consolidation with Gerdau or any Restricted Subsidiary after the date of the indenture; provided that (a) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation, (b) the Debt secured by such Lien may not exceed the Debt secured on the date of such acquisition, merger or consolidation, (c) such Lien will not apply to any other property or assets of Gerdau or any of its Restricted Subsidiaries and (d) such Lien will secure only the Debt that it secures on the date of such acquisition, merger or consolidation;

  (5)
  any Lien imposed by law that was incurred in the ordinary course of business, including, without limitation, carriers', warehousemen's and mechanics' liens and other similar encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

  (6)
  any pledge or deposit made in connection with workers' compensation, unemployment insurance or other similar social security legislation, any deposit to secure appeal bonds in proceedings being contested in good faith to which Gerdau or any Restricted Subsidiary is a party, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Gerdau or any Restricted Subsidiary is a party or deposits for the payment of rent, in each case made in the ordinary course of business;

  (7)
  any Lien in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of Gerdau or any Restricted Subsidiary in the ordinary course of business;

  (8)
  any Lien securing taxes, assessments and other governmental charges, the payment of which are not yet due or are being contested in good faith by appropriate proceedings and for which such reserves or other appropriate provisions, if any, have been established as required by IFRS;

  (9)
  minor defects, easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or assets or minor imperfections in title that do not materially impair the value or use of the property or assets affected thereby, and any leases and subleases of real property that do not interfere with the ordinary conduct of the business of Gerdau or any Restricted Subsidiary, and which are made on customary and usual terms applicable to similar properties;

  (10)
  any rights of set-off of any person with respect to any deposit account of Gerdau or any Restricted Subsidiary arising in the ordinary course of business and not constituting a financing transaction;

  (11)
  any Liens granted to secure borrowings from, directly or indirectly, (a) Banco Nacional de Desenvolvimento Econômico e Social—BNDES, or any other Brazilian governmental development bank or credit agency or (b) any international or multilateral development bank, government-sponsored agency, export import bank or official export-import credit insurer;

  (12)
  any Liens on the inventory or receivables of Gerdau or any Restricted Subsidiary securing the obligations of such person under any lines of credit or working capital facility or in connection with any structured export or import financing or other trade transaction; provided that the aggregate principal amount of Debt incurred that is secured by receivables that will fall due in any fiscal year shall not exceed (a) with respect to transactions secured by receivables from export sales, 80% of Gerdau's consolidated gross revenues from export sales for the immediately preceding fiscal year of Gerdau; or (b) with respect to transactions secured by receivables from domestic (Brazilian) sales, 80% of such person's consolidated gross revenues from sales within Brazil for the immediately preceding fiscal year of Gerdau; and provided, further, that Advance Transactions will not be deemed transactions secured by receivables for purpose of the above calculation; and

  (13)
  in addition to the foregoing Liens set forth in clauses (1) through (12) above, Liens granted after the date of the Gerdau indenture or the Gerdau Trade II indenture, as applicable, upon or in respect of any asset of Gerdau securing Debt of Gerdau or any Restricted Subsidiary (including, without limitation, guarantees of Gerdau or any Restricted Subsidiary) the aggregate principal amount of which, at any time of determination, does not exceed 15% of Consolidated Net Tangible Assets.

        "Consolidated Net Tangible Assets" means the total amount of assets of Gerdau and its Subsidiaries less (a) applicable depreciation, amortization and other valuation reserves, (b) all current liabilities excluding intercompany Debt and (c) all goodwill, trade names, trademarks, patents, and other intangibles, each as set forth on the most recent financial statements delivered by Gerdau to the trustee in accordance with "—Covenants—Reporting Requirements."

        "Advance Transaction" means an advance from a financial institution involving either (a) a foreign exchange contract (ACC—Adiantamento sobre Contrato de Câmbio) or (b) an export contract (ACE—Adiantamento sobre Cambiais Entregues).

        You should consult the prospectus supplement relating to your debt securities for further information about these covenants and whether they are applicable to your debt securities.

Defeasance and Discharge

        The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if Gerdau Trade II chooses to apply them to that series, in which case we will so state in the prospectus supplement. (Section 12.1 of the Gerdau indenture; Section 13.1 of the Gerdau Trade II indenture)

        If the applicable prospectus supplement states that full defeasance will apply to a particular series, Gerdau and (in the case of securities issued under the Gerdau Trade II indenture) Gerdau Trade II will be legally released from any payment and other obligations on the debt securities, except for various obligations described below (called "full defeasance"), provided that Gerdau or Gerdau Trade II, as applicable, in addition to other actions, puts in place the following arrangements for you to be repaid:

  •
  Gerdau or Gerdau Trade II, as applicable, must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

  •
  Gerdau or Gerdau Trade II, as applicable, must deliver to the trustee a legal opinion of counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law Gerdau or Gerdau Trade II, as applicable, may make the above deposit without causing you to be taxed on the debt securities any differently than if Gerdau or Gerdau Trade II, as applicable, did not make the deposit and instead repaid the debt securities itself. (Sections 12.2 and 12.4 of the Gerdau indenture; Sections 13.2 and 13.4 of the Gerdau Trade II indenture)

        If Gerdau or Gerdau Trade II ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to Gerdau or Gerdau Trade II for repayment in the unlikely event of any shortfall. However, even if Gerdau or Gerdau Trade II takes these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

  •
  to register the transfer and exchange of debt securities;

  •
  to replace mutilated, destroyed, lost or stolen debt securities;

  •
  to maintain paying agencies; and

  •
  to hold money for payment in trust.

  Covenant Defeasance

        If the applicable prospectus supplement states that covenant defeasance will apply to a particular series, Gerdau or Gerdau Trade II can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of the particular series. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, Gerdau or Gerdau Trade II would be required to take all of the steps described above under "—Defeasance and Discharge" except that the opinion of counsel would not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service. (Sections 12.3 and 12.4 of the Gerdau indenture; Sections 13.3 and 13.4 of the Gerdau Trade II indenture)

        If Gerdau or Gerdau Trade II were to accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

  •
  any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and

  •
  the events of default relating to breach of the defeased covenants, described below under "—Events of Default—What Is an Event of Default?".

        If Gerdau or Gerdau Trade II accomplishes covenant defeasance, you would still be able to look to it for repayment of the debt securities if there were a shortfall in the trust deposit. If any event of default occurs and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 12.3 and 12.4 of the Gerdau indenture; Sections 13.3 and 13.4 of the Gerdau Trade II indenture)

Ranking

        The debt securities will rank equally with all the other unsecured and unsubordinated Debt of Gerdau or Gerdau Trade II, as the case may be. The guarantees will rank equally with all other unsecured and unsubordinated Debt of Gerdau. (Section 10.20)

Events of Default

        Each indenture provides that you will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

  What Is an Event of Default?

        Each indenture provides that the term "event of default" with respect to any series of debt securities means any of the following:

  (1)
  there is a failure to pay interest (including any related additional amounts) on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

  (2)
  there is failure to pay principal (including any related additional amounts) of any bond when the same becomes due and payable upon redemption or as described under "—Covenants—Repurchase upon a Change of Control" or otherwise;

  (3)
  either of Gerdau or Gerdau Trade II fails to comply with any of the covenants described under "—Covenants—Limitation on the Issuer," "—Covenants—Limitation on Liens," "—Covenants—Limitation on Transactions with Affiliates" or "—Covenants—Limitation on

    Consolidation, Merger or Transfer of Assets," and such failure continues for 30 days after the notice specified below;

  (4)
  any of the Transaction Parties fails to comply with any of its covenants or agreements in the bonds or the indenture (other than those referred to in (1), (2) and (3) above), and such failure continues for 60 days after the notice specified below;

  (5)
  any of the Transaction Parties or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for borrowed money by such Transaction Parties or any such Significant Subsidiary (or the payment of which is guaranteed by such Transaction Parties or any such Significant Subsidiary) whether such Debt or guarantee now exists, or is created after the date of the indenture, which default (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt after giving effect to any grace period provided in such Debt on the date of such default, which we refer to as a "Payment Default," or (b) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, totals U.S.$35.0 million (or the equivalent thereof at the time of determination) or more in the aggregate;

  (6)
  one or more final judgments or decrees for the payment of money of US$35.0 million (or the equivalent thereof at the time of determination) or more in the aggregate are rendered against any of the Transaction Parties or any Significant Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 30 days following commencement of such enforcement proceedings or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

  (7)
  certain events of bankruptcy or insolvency of any of the Transaction Parties or any Significant Subsidiary occur; or

  (8)
  any guarantee of the bonds ceases to be in full force and effect or any of the Guarantors denies or disaffirms its obligations under its guarantee of the bonds.

        A Default under clause (3) or (4) above will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the bonds outstanding notify the Transaction Parties of the Default and the Transaction Parties do not cure such Default within the time specified after receipt of such notice. For the purposes of this description of debt securities

        "Debt" means, with respect to any person, without duplication:

  (a)
  the principal of and premium, if any, in respect of (i) indebtedness of such person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

  (b)
  all Capital Lease Obligations of such person;

  (c)
  all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable or other short-term obligations to suppliers payable within 180 days, in each case arising in the ordinary course of business);

  (d)
  all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

  (e)
  all Hedging Obligations of such person;

  (f)
  all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (other than obligations of other persons that are customers or suppliers of such person for which such person is or becomes so responsible or liable in the ordinary course of business to (but only to) the extent that such person does not, or is not required to, make payment in respect thereof);

  (g)
  all obligations of the type referred to in clauses (a) through (e) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

  (h)
  any other obligations of such person which are required to be, or are in such person's financial statements, recorded or treated as debt under IFRS.

        "Hedging Obligations" means, with respect to any person, the obligations of such person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such person against changes in interest rates or foreign exchange rates.

        "Capital Lease Obligations" means, with respect to any person, any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with IFRS; the amount of such obligation will be the capitalized amount thereof, determined in accordance with IFRS; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Significant Subsidiary" means any Subsidiary of Gerdau which at the time of determination either (i) had assets which, as of the date of Gerdau's most recent quarterly consolidated balance sheet, constituted at least 10% of Gerdau's total assets on a consolidated basis as of such date, or (ii) had revenues for the 12 month period ending on the date of Gerdau's most recent quarterly consolidated statement of income which constituted at least 10% of Gerdau's total revenues on a consolidated basis for such period. (Section 1.1)

        "Restricted Subsidiaries" means any Subsidiary of Gerdau, including the Issuer, other than Gerdau Ameristeel Corporation, any of their subsidiaries and any other person in which they have an equity interest.

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities. (Section 5.2)

  Remedies upon an Event of Default

        If an Event of Default (other than an Event of Default specified in clause (7) above) occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the bonds then outstanding of that series may declare all unpaid principal of and accrued interest on all bonds of that series to be due and payable immediately, by a notice in writing to the Transaction Parties (and to the trustee, if notice is given by the holders), stating that such notice is an "acceleration notice," and upon any such declaration such amounts will become due and payable immediately. If an Event of Default specified in clause (7) above occurs and is continuing, then the principal of and accrued interest on all bonds of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        Each of the situations described above is called an acceleration of the maturity of the debt securities under the applicable indenture. If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that Gerdau or Gerdau Trade II, as applicable, has paid or deposited with the trustee under the applicable indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the applicable indenture and all amounts Gerdau or Gerdau Trade II owe the trustee; and provided further that all other defaults with respect to the debt securities of that series have been cured or waived. (Section 5.2)

        The trustee is not required under either of the indentures to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the applicable indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 6.1)

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  you must give the trustee under the applicable indenture written notice of a continuing event of default;

  •
  the holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the trustee institute proceedings in respect of the event of default;

  •
  they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

  •
  the trustee must not have taken action for 60 days after the above steps have been taken; and

  •
  during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series. (Section 5.7)

  •
  Under each indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security and not paid in full on or after its due date by Gerdau or Gerdau Trade II. (Section 5.8)

        Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities.

  Waiver of Default

        The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of securities. (Section 5.13)

        Gerdau and, in the case of the Gerdau Trade II indenture, Gerdau Trade II will furnish to the trustee within 120 days after the end of our fiscal year every year a written statement of certain of our officers and directors, as the case may be, that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default. In addition, Gerdau and Gerdau Trade II, as applicable, will notify the trustee within 15 days after becoming aware of the occurrence of any event of default. (Section 10.16)

        Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.

Additional Terms of the Gerdau Trade II Debt Securities

        Unless otherwise specified in the applicable prospectus supplement, the Gerdau Trade II debt securities will have the following additional basic terms.

  Guaranty by Gerdau

        Payments of amounts due by Gerdau Trade II under the debt securities and the Gerdau Trade II indenture will be guaranteed by Gerdau. See "Description of the Guarantees."

  Restrictive Covenants

  Limitation on Transactions with Affiliates

        The Transaction Parties will not, nor will they permit any Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate, other than a Wholly-owned Subsidiary, which we refer to as an "Affiliate Transaction," unless the terms of the Affiliate Transaction are no less favorable to such Transaction Party or such Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a person who is not an Affiliate.

        "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) Gerdau, (b) Gerdau and one or more Subsidiaries (including the Issuer) or (c) one or more Subsidiaries.

        "Wholly-owned Subsidiary" means a Subsidiary all of the Capital Stock of which (other than directors' qualifying shares) is owned by Gerdau or another Wholly-owned Subsidiary

        Gerdau Trade II has agreed not to:

  •
  incur any indebtedness for borrowed moneys, other than the issue of any securities under the Gerdau Trade II indenture;

Regarding the Trustee

        The Bank of New York Mellon will serve as the trustee of the debt securities under the indentures. The Bank of New York Mellon may from time to time have other business relationships with Gerdau, Gerdau Trade II and their affiliates.

DESCRIPTION OF THE GUARANTEES

        The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guaranty that we deliver in connection with an issuance of debt securities by Gerdau Trade II. When Gerdau Trade II sells a series of debt securities, Gerdau will execute and deliver a guaranty of that series of debt securities under the Gerdau Trade II indenture.

        Pursuant to any guaranty, Gerdau will irrevocably and unconditionally agree, upon the failure of Gerdau Trade II to make the required payments under the applicable series of debt securities and the Gerdau Trade II indenture, to make any required payment. The amount to be paid by Gerdau under the guaranty will be an amount equal to the amount of the payment Gerdau Trade II fails to make. (Article 12 of the Gerdau Trade II indenture)

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from Gerdau S.A.'s Annual Report on Form 20-F/A for the year ended December 31, 2009, and the effectiveness of Gerdau S.A. internal control over financial reporting , have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

        Unless otherwise specified in the applicable prospectus supplement, Greenberg Traurig LLP will provide an opinion regarding the validity of the debt securities and the guarantees under New York law; Mr. Expedito Luz, General Counsel of Gerdau S.A., will provide an opinion regarding the authorization of the debt securities and guarantees of Gerdau under Brazilian law; and Maples and Calder will provide an opinion regarding the authorization of the debt securities of Gerdau Trade II under Cayman Islands law.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. The registration statement, including exhibits and schedules thereto, and any other materials we may file with the SEC may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus. We incorporate by reference the following documents:

  •
  our report on Form 6-K furnished to the SEC on June 2, 2010 (File No. 001-14878);

  •
  our report on Form 6-K furnished to the SEC on September 15, 2010 (File No. 001-14878);

  •
  our report on Form 6-K furnished to the SEC on November 5, 2010 (File No. 001-14878);

  •
  our report on Form 6-K furnished to the SEC on December 17, 2010 (File No. 001-14878); and

  •
  any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus;

  •
  our annual report on Form 20-F/A for the fiscal year ended December 31, 2009, filed with the SEC on November 5, 2010 (File No. 001-14878);

  •
  any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus.

        We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Gerdau's Investor Relations Department located at Av. Farrapos, 1811, Porto Alegre, RS, Brazil (telephone: 55-51-3323-2000), email: inform@gerdau.com.br.

Gerdau S.A.